FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 25, 2011

among

THE VAIL CORPORATION
(d/b/a “Vail Associates, Inc.”)
as Borrower

BANK OF AMERICA, N.A.
as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

JPMORGAN CHASE BANK, N.A.
DEUTSCHE BANK SECURITIES INC.
as Co-Documentation Agents

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS AND TERMS.
1.1	Definitions.	1
1.2	Number and Gender of Words.	27
1.3	Accounting Principles.	27
1.4	Rounding.	28
1.5	References to Agreements and Laws.	28
1.6	Times of Day.	28
1.7	L/C Amounts.	28

SECTION 2 COMMITMENT.
2.1	Credit Facility.	29
2.2	Loan Procedure.	29
2.3	L/C Subfacility.	31
2.4	Swing Line Loans.	39
2.5	Increase in Total Commitment; Addition of Term Loan Facility.	42

SECTION 3 TERMS OF PAYMENT.
3.1	Notes and Payments.	44
3.2	Interest and Principal Payments; Prepayments; Voluntary Commitment Reductions.	44
3.3	Interest Options.	46
3.4	Quotation of Rates.	46
3.5	Default Rate.	46
3.6	Interest Recapture.	46
3.7	Interest Calculations; Retroactive Adjustments of Applicable Margin.	47
3.8	Maximum Rate.	47
3.9	Interest Periods.	48
3.10	Order of Application.	48
3.11	Payments Generally.	48
3.12	Sharing of Payments, Etc.	49
3.13	Booking Loans.	49
3.14	Cash Collateral.	49
3.15	Defaulting Lenders.	50

SECTION 4 TAXES, YIELD PROTECTION, AND ILLEGALITY
4.1	Taxes.	52
4.2	Illegality.	54
4.3	Inability to Determine Rates.	54
4.4	Increased Costs; Reserves on Revolver Loans that are LIBOR Loans.	54
4.5	Compensation for Losses.	56
4.6	Mitigation Obligations; Replacement of Lenders.	56
4.7	Survival.	57

SECTION 5 FEES.
5.1	Treatment of Fees.	57
5.2	Fee Letter.	57
5.3	L/C Fees.	57
5.4	Commitment Fee.	58

SECTION 6 GUARANTY AND SECURITY.
6.1	Guaranty.	58
6.2	Collateral.	58
6.3	Additional Collateral and Guaranties.	58
6.4	Additional Documents or Information.	59

SECTION 7 CONDITIONS PRECEDENT.
7.1	Initial Advance.	59
7.2	Each Advance.	60

SECTION 8 REPRESENTATIONS AND WARRANTIES.
8.1	Regulation U.	61
8.2	Corporate Existence, Good Standing, Authority, and Compliance.	61
8.3	Subsidiaries.	62
8.4	Authorization and Contravention.	62
8.5	Binding Effect.	62
8.6	Financial Statements; Fiscal Year.	62
8.7	Litigation.	62
8.8	Taxes.	62
8.9	Environmental Matters.	63
8.10	Employee Plans.	63
8.11	Properties and Liens.	64
8.12	Government Regulations.	64
8.13	Transactions with Affiliates.	64
8.14	Debt.	64
8.15	Material Agreements.	64
8.16	Labor Matters.	65
8.17	Solvency.	65
8.18	Intellectual Property.	65
8.19	Full Disclosure.	65
8.20	Insurance.	65
8.21	Compliance with Laws.	65
8.22	Senior Debt.	65

SECTION 9 AFFIRMATIVE COVENANTS.
9.1	Items to be Furnished.	66
9.2	Use of Proceeds.	68
9.3	Books and Records.	68
9.4	Inspections.	68
9.5	Taxes.	68
9.6	Payment of Obligations.	68
9.7	Maintenance of Existence, Assets, and Business.	69
9.8	Insurance.	69
9.9	Environmental Laws.	70
9.10	Subsidiaries.	70
9.11	Designation and Re-designation of Subsidiaries.	70
SECTION 10 NEGATIVE COVENANTS.
10.1	Taxes.	71
10.2	Payment of Obligations.	71
10.3	Employee Plans.	72
10.4	Debt.	72
10.5	Liens.	72
10.6	Transactions with Affiliates.	72
10.7	Compliance with Laws and Documents.	72
10.8	Loans, Advances and Investments.	72
10.9	Distributions.	74
10.10	Sale of Assets.	76
10.11	Acquisitions, Mergers, and Dissolutions.	76
10.12	Assignment.	77
10.13	Fiscal Year and Accounting Methods.	78
10.14	New Businesses.	78
10.15	Government Regulations.	78
10.16	Burdensome Agreements.	78
10.17	Use of Proceeds.	78
10.18	Capital Expenditures.	78
10.19	Subsidiaries.	79

SECTION 11 FINANCIAL COVENANTS.
11.1	Maximum Leverage Ratios.	79
11.2	Interest Coverage Ratio.	79

SECTION 12 DEFAULT.
12.1	Payment of Obligation.	79
12.2	Covenants.	79
12.3	Debtor Relief.	79
12.4	Judgments and Attachments.	80
12.5	Government Action.	80
12.6	Misrepresentation.	80
12.7	Ownership.	80
12.8	Default Under Other Agreements.	80
12.9	Subordinated Debt.	80
12.10	Validity and Enforceability of Loan Papers.	81
12.11	Employee Plans.	81

SECTION 13 RIGHTS AND REMEDIES.
13.1	Remedies Upon Default.	81
13.2	Company Waivers.	81
13.3	Performance by Administrative Agent.	82
13.4	Not in Control.	82
13.5	Course of Dealing.	82
13.6	Cumulative Rights.	82
13.7	Enforcement.	82
13.8	Application of Proceeds.	83
13.9	Diminution in Value of Collateral.	83
13.10	Certain Proceedings.	83

SECTION 14 ADMINISTRATIVE AGENT.
14.1	Appointment and Authority.	83
14.2	Delegation of Duties.	83
14.3	Rights as a Lender.	83
14.4	Reliance by Administrative Agent.	84
14.5	Exculpatory Provisions.	84
14.6	Resignation as Administrative Agent.	85
14.7	Non-Reliance on Administrative Agent and Other Lenders.	85
14.8	Administrative Agent May File Proofs of Claim.	86
14.9	Collateral and Guaranty Matters.	86
14.10	Financial Hedges	88
14.11	Bond L/Cs and Bond Documents.	88
14.12	No Other Duties, Etc.	89

SECTION 15 MISCELLANEOUS.
15.1	Headings.	89
15.2	Nonbusiness Days; Time.	89
15.3	Notices and Other Communications; Facsimile Copies.	89
15.4	Expenses; Indemnity; Damage Waiver.	91
15.5	Exceptions to Covenants; Conflict with Agreement.	93
15.6	Governing Law.	93
15.7	Severability.	94
15.8	Waiver of Jury Trial.	94
15.9	Amendments, Etc.	94
15.10	Counterparts; Integration; Effectiveness.	95
15.11	Successors and Assigns; Participation.	96
15.12	Payments Set Aside.	100
15.13	Right of Setoff.	100
15.14	Replacement of Lenders.	100
15.15	Confidentiality.	101
15.16	No Advisory or Fiduciary Responsibility	102
15.17	USA PATRIOT Act Notice.	102
15.18	Survival of Representations and Warranties.	102
15.19	ENTIRE AGREEMENT.	102
15.20	Designation as Senior Debt.	103
15.21	Restatement of Existing Agreement.	103

SCHEDULES AND EXHIBITS

Schedule 1                          Parties, Addresses, Commitments, and Wiring Information
Schedule 2.3                       Existing L/Cs and Scheduled Debt
Schedule 7.1                       Post-Closing Items and Conditions
Schedule 8.2                       Corporate Organization and Structure
Schedule 8.7                       Material Litigation Summary
Schedule 8.9                       Material Environmental Matters
Schedule 8.11                     Existing Critical Assets
Schedule 8.13                     Non-Standard Transactions with Affiliates
Schedule 10.8                     Loans, Advances and Investments
Schedule 10.9                     Permitted Distributions
Schedule 10.16                   Existing Burdensome Agreements

Exhibit A-1                          Form of Revolver Note
Exhibit A-2                          Form of Swing Line Note
Exhibit B-1                           Form of Guaranty
Exhibit B-2                           Form of Confirmation of Guaranty
Exhibit C-1                           Form of Loan Notice
Exhibit C-2                           Form of Swing Line Loan Notice
Exhibit D                              Form of Compliance Certificate
Exhibit E                               Form of Assignment and Assumption
Exhibit F-1                           Form of Pledge Agreement
Exhibit F-2                           Form of Confirmation of Pledge Agreement

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fifth Amended and Restated Credit Agreement is entered into as of January 25, 2011, among The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.” (including any permitted successor or assign pursuant to Section 10.12 below, “Borrower”), Lenders (defined below), and Bank of America, N.A., as Administrative Agent for itself and the other Lenders.

RECITALS

A.           Borrower, certain lenders, and NationsBank of Texas, N.A., as Agent, were parties to a Credit Agreement dated as of December 19, 1997 (as amended, the “Original Agreement”).

B.           The Original Agreement was amended and restated by that certain Amended and Restated Credit Agreement among Borrower, certain lenders, and NationsBank, N.A. (successor by merger to NationsBank of Texas, N.A.), as Agent, dated as of May 1, 1999 (as amended, the “Amended and Restated Agreement”).

C.           Effective July 5, 1999, NationsBank, N.A. changed its name to Bank of America, N.A., and effective July 23, 1999, Bank of America, N.A. merged with and into Bank of America National Trust and Savings Association, which then changed its name to Bank of America, N.A.

D.           The Amended and Restated Agreement was amended and restated by that certain Second Amended and Restated Credit Agreement among Borrower, certain lenders, and Bank of America, N.A., as Agent, dated as of November 13, 2001 (as amended, the “Second Amended and Restated Agreement”).

E.           The Second Amended and Restated Agreement was amended and restated by that certain Third Amended and Restated Revolving Credit and Term Loan Agreement among Borrower, certain lenders, and Bank of America, N.A., as Administrative Agent, dated as of June 10, 2003 (as amended, the “Third Amended and Restated Agreement”).

F.           The Third Amended and Restated Agreement was amended and restated by that certain Fourth Amended and Restated Credit Agreement among Borrower, certain lenders, and Bank of America, N.A., as Administrative Agent, dated as of January 28, 2005 (as amended, the “Existing Agreement”).

G.           The parties wish to amend and restate the Existing Agreement on the terms and conditions of this Agreement.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 1	DEFINITIONS AND TERMS.

1.1	Definitions.

Additional Critical Assets means Critical Assets acquired by the Companies after the Closing Date.

Adjusted EBITDA means, without duplication, for any period of determination, the sum of (a) EBITDA of the Restricted Companies, plus (b) insurance proceeds received in cash by the Restricted Companies under policies of business interruption insurance (or under policies of insurance which cover losses or claims of the same character or type) in a maximum amount not to exceed the EBITDA of the Restricted Companies for the most-recently-ended four fiscal quarters attributable to the applicable property or asset (as agreed upon by Administrative Agent and pro rated over a period of determination as deemed appropriate by Administrative Agent), plus (c) non-cash losses of the Restricted Companies from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives), plus (d) cash dividends or distributions based on income from any Unrestricted Subsidiary to a Restricted Subsidiary in an amount not to exceed the EBITDA of such Unrestricted Subsidiary for the most-recently-ended four fiscal quarters, plus (e) extraordinary, unusual, or non-recurring charges, costs, and expenses of the Restricted Companies, including, without limitation, such charges, costs, and expenses for (i) financing fees, financial, and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred by the Restricted Companies in connection with acquisitions and asset sales permitted under this Agreement (whether or not consummated), (ii) the restructuring or reorganization of any Restricted Company or the Restricted Companies, (iii) the settlement of litigation or other claims against any Restricted Company, and (iv) the severance of employees of any Restricted Company (in an aggregate amount for any such cash expenses in this clause (e) with respect to the most-recently-ended four fiscal quarters not to exceed 10% of EBITDA of the Restricted Companies for the most-recently-ended four fiscal quarters), plus (f) non-recurring losses included in the calculation of EBITDA of the Restricted Companies, minus (g) non-recurring gains included in the calculation of EBITDA of the Restricted Companies, minus (h) non-cash gains of the Restricted Companies from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives), minus (i) for any payments by the Northstar Subsidiaries in respect of the portion of the Northstar Leases, if any, that is classified as a Capital Lease, the amount of such payment that would have been recorded as an operating lease expense had such portion of the Northstar Leases been classified as an operating lease.  Adjusted EBITDA, for all purposes under this Agreement, shall (x) include, on a pro forma basis without duplication, all EBITDA of the Restricted Companies from assets acquired in accordance with this Agreement (including, without limitation, Restricted Subsidiaries formed or acquired in accordance with Section 9.10 hereof, and Unrestricted Subsidiaries re-designated as Restricted Subsidiaries in accordance with Section 9.11(b) hereof) during any applicable period, calculated as if such assets were acquired on the first day of such period and including actual and identifiable cost synergies (provided by Borrower to Administrative Agent in writing) from acquisitions in an amount not to exceed 10% of the EBITDA of the acquired company for the most-recently-ended four fiscal quarters, and (y) exclude, on a pro forma basis, all EBITDA of the Restricted Companies from assets disposed in accordance with this Agreement during such period (including, without limitation, Restricted Subsidiaries re-designated as Unrestricted Subsidiaries in accordance with Section 9.11(a) hereof), calculated as if such assets were disposed on the first day of such period.

Administrative Agent means Bank of America, N.A., a national banking association, and its permitted successor as administrative agent for Lenders under this Agreement.

Administrative Agent’s Office means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1, or such other address or account as Administrative Agent may from time to time notify to Borrower and Lenders.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by Administrative Agent.

Affiliate means with respect to any Person (the “Relevant Person”) (a) any other Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a “Controlling Person”), or (b) any Person (other than the Relevant Person) which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreement means this Fifth Amended and Restated Credit Agreement, and all schedules and exhibits thereto, as renewed, extended, amended, supplemented, or restated from time to time.

Applicable Margin means, for any day, the margin of interest over the Base Rate or LIBOR, as the case may be, that is applicable when any interest rate is determined under this Agreement.  The Applicable Margin is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Net Funded Debt to Adjusted EBITDA, as follows:

	Ratio of Net Funded Debt to Adjusted EBITDA	Applicable Margin for LIBOR Loans	Applicable Margin Base Rate Loans
I	Less than 1.50 to 1.00	1.25%	0.25%
II	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	1.50%	0.50%
III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	1.75%	0.75%
IV	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	2.00%	1.00%
V	Greater than or equal to 3.00 to 1.00, but less than 3.50 to 1.00	2.25%	1.25%
VI	Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	2.50%	1.50%
VII	Greater than or equal to 4.00 to 1.00	2.75%	1.75%

Prior to Administrative Agent’s receipt of the Companies’ consolidated Financial Statements for the Companies’ fiscal quarter ended January 31, 2011, the ratio of Net Funded Debt to Adjusted EBITDA shall be fixed at Level III.  Thereafter, the ratio of Net Funded Debt to Adjusted EBITDA shall be calculated on a consolidated basis for the Companies in accordance with GAAP for the most recently completed fiscal quarter of the Companies for which results are available.  The ratio shall be determined from the Current Financials and any related Compliance Certificate and any change in the Applicable Margin resulting from a change in such ratio shall be effective as of the date of delivery of such Compliance Certificate.  However, if Borrower fails to furnish to Administrative Agent the Current Financials and any related Compliance Certificate when required pursuant to Section 9.1, then the ratio shall be deemed to be at Level VII until Borrower furnishes the required Current Financials and any related Compliance Certificate to Administrative Agent.  Furthermore, if the Companies’ audited Financial Statements delivered to Administrative Agent for any fiscal year pursuant to Section 9.1(a) result in a different ratio, such revised ratio (whether higher or lower) shall govern effective as of the date of such delivery.

Applicable Percentage means, for any day, the commitment fee percentage applicable under Section 5.4 when commitment fees are determined under this Agreement.  The Applicable Percentage is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Net Funded Debt to Adjusted EBITDA, as follows:

	Ratio of Net Funded Debt to Adjusted EBITDA	Applicable Percentage
I	Less than 1.50 to 1.00	0.25%
II	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.30%
III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.35%
IV	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	0.40%
V	Greater than or equal to 3.00 to 1.00, but less than 3.50 to 1.00	0.45%
VI	Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	0.45%
VII	Greater than or equal to 4.00 to 1.00	0.50%

Prior to Administrative Agent’s receipt of the Companies’ consolidated Financial Statements for the Companies’ fiscal quarter ended January 31, 2011, the ratio of Net Funded Debt to Adjusted EBITDA (which shall be determined as described in the definition of Applicable Margin) shall be fixed at Level III.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit E hereto.

Attorney Costs has the meaning set forth in Section 7.1(l).

Auto-Extension L/C has the meaning set forth in Section 2.3(b)(iii).

Availability means, on any date of determination, (a) the Total Commitment on such date minus (b) the Commitment Usage on such date.

Bank of America means Bank of America, N.A., a national banking association, in its individual capacity and not as Administrative Agent, and its permitted successors and assigns.

Base Rate means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) LIBOR for an interest period of one month plus 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan bearing interest at the sum of the Base Rate plus the Applicable Margin.

BBA LIBOR means the British Bankers Association LIBOR Rate.

Bond Documents means (a) when used in connection with any Bond L/C, those certain Bonds or other certificates of indebtedness with respect to which such Bond L/C has been issued as credit support, together with any remarketing agreement, trust indenture, purchased bond custody agreement, funding agreement, pledge agreement, and other documents executed pursuant to or in connection with such bonds or other certificates of indebtedness, and all amendments or supplements thereto, and (b) in all other cases, collectively, all Bond Documents as defined in the preceding clause (a) relating to Bond L/Cs then outstanding.

Bond L/Cs means all L/Cs issued by any L/C Issuer at the request of (a) Borrower and any Housing District in support of Bonds issued by such Housing District, or (b) Borrower and any Metro District in support of Bonds issued by such Metro District, which L/Cs satisfy the conditions set forth in Section 2.3(i)(i) herein, and renewals or extensions thereof.

Bond Purchase Drawing has the meaning set forth in Section 2.3(i)(ii).

Bond Rights has the meaning set forth in Section 2.3(i)(iv).

Bonds means revenue bonds issued by (a) any Housing District or other Person for the purpose of financing, directly or indirectly, the development of housing projects designated for employees of the Companies, or (b) any Metro District or other Person for the purpose of financing, directly or indirectly, the  operation, construction, and maintenance of infrastructure projects, which projects are related to the Companies’ business activities in the region in which the projects are being developed, and for which a Restricted Company has issued credit support in the form of a Bond L/C for such revenue bonds.

Borrower is defined in the preamble to this Agreement.

Borrower Materials has the meaning specified in Section 9.1.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to be closed under the Laws of, or are in fact closed in, Dallas, Texas or New York, New York, or if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Capital Lease means any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet.

Cash Collateralize means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, L/C Issuers or Swing Line Lenders (as applicable), and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances, or if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and such L/C Issuer or Swing Line Lender (as applicable).  Cash Collateral shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Change in Law means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation, or treaty, (b) any change in any Law, rule, regulation, or treaty or in the administration, interpretation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

Change of Control Transaction means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of VRI entitled to vote for members of the board of directors or equivalent governing body of VRI on a fully-diluted basis;

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of VRI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of VRI entitled to vote for members of the board of directors or equivalent governing body of VRI on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities.

Closing Date means the first date that all conditions precedent set forth in Section 7.1 have been satisfied or waived in accordance with such Section.

Code means the Internal Revenue Code of 1986, as amended from time to time, and related rules and regulations from time to time in effect.

Collateral means the property and assets described in Sections 6.2 and 6.3.

Commitment means, as to each Lender, its obligation to (a) make Revolver Loans to Borrower pursuant to Section 2.1, (b) purchase participations in the L/C Exposure, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Papers).

Commitment Percentage means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.5 and Section 3.15.  If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 13.1 or if the Total Commitment has expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Commitment Usage means, at the time of any determination thereof, the sum of (a) the aggregate Outstanding Amount of all Loans, plus, without duplication, (b) the L/C Exposure.

Companies means VRI and each of VRI’s Restricted and Unrestricted Subsidiaries now or hereafter existing, and Company means any of the Companies.

Completion Guaranty means, with respect to any Real Estate Project of an Unrestricted Subsidiary, a completion guaranty or similar agreement entered into by a Restricted Company pursuant to which such Restricted Company (a) guarantees the timely completion of construction of such construction project in accordance with applicable plans and specifications, the payment of all costs incurred in connection with the construction of such construction project, the payment of the premiums of all insurance required to be maintained in connection with the Real Estate Project, or such other matters customarily included by institutional lenders in a completion guaranty, or (b) otherwise indemnifies a construction lender or other party from loss resulting from a failure to timely complete and pay all costs incurred in connection with construction of any project financed by such lender or other party in accordance with the applicable plans and specifications.

Compliance Certificate means a certificate substantially in the form of Exhibit D and signed by Borrower’s Chief Financial Officer, together with the calculation worksheet described therein.

Confirmation of Guaranty means a Confirmation of Guaranty executed and delivered by any Guarantor that has executed a Guaranty in favor of Administrative Agent, for the benefit of Lenders (including, without limitation, an Amended and Restated Confirmation of Guaranty or a Confirmation of Guaranty, as applicable, dated of even date herewith and substantially in the form of Exhibit B-2 hereto).

Confirmation of Pledge Agreement means a Confirmation of Pledge Agreement executed and delivered by any Restricted Company that has executed a Pledge Agreement in favor of Administrative Agent, for the benefit of Lenders (including, without limitation, an Amended and Restated Confirmation of Pledge Agreement and Amendment to Pledge Agreement or a Confirmation of Pledge Agreement and Amendment to Pledge Agreement, as applicable, dated of even date herewith and substantially in the form of Exhibit F-2 hereto).

Critical Assets means all improvements, assets, and Rights essential to ski resort operations owned or acquired by any Company.

Current Financials means, initially, the consolidated Financial Statements of the Companies for the period ended October 31, 2010, and thereafter, the consolidated Financial Statements of the Companies most recently delivered to Administrative Agent under Sections 9.1(a) or 9.1(b), as the case may be.

Customary Recourse Exceptions means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

Daily Floating LIBOR means, for any day, a fluctuating rate per annum equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then Daily Floating LIBOR shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars in same day funds in the approximate amount of the Daily Floating LIBOR Loan being made by Bank of America and with a term equivalent to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day.  Notwithstanding the foregoing, Daily Floating LIBOR on any day that is not a Business Day with respect to LIBOR Loans shall be Daily Floating LIBOR determined on the immediately preceding Business Day for LIBOR Loans.

Daily Floating LIBOR Loan means a Loan at such time as it is made and/or maintained at a rate of interest based upon Daily Floating LIBOR.

Debt of any Person means at any date, without duplication (and calculated in accordance with GAAP), (a) all obligations of such Person for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture, or other similar instrument, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise), including, without duplication, all Capital Lease obligations (other than the interest component of such obligations) of such Person, (b) all obligations of such Person to pay the deferred purchase price of property or services, other than (i) obligations under employment contracts or deferred employee compensation plans and (ii) trade accounts payable and other expenses or payables arising in the ordinary course of business, (c) all Debt of others secured by a Lien on any asset of such Person (or for which the holder of the Debt has an existing Right, contingent or otherwise, to be so secured), whether or not such Debt is assumed by such Person, and (d) all guaranties and other contingent obligations (as a general partner or otherwise) of such Person with respect to Debt of others; provided, that repayment or reimbursement obligations of the Restricted Companies with respect to Permitted Recourse Obligations shall not be considered Debt unless and until an event or circumstance occurs that triggers such Restricted Company’s direct payment liability or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other party to whom such Permitted Recourse Obligation is actually owed, in which case the amount of such direct payment liability to such lender or other party shall constitute Debt; provided, that the satisfaction of performance obligations by any Restricted Company on behalf of any Unrestricted Subsidiary under a Completion Guaranty shall not constitute Debt.

Debtor Relief Laws means the Bankruptcy Reform Act of 1978, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws affecting creditors’ Rights from time to time in effect.

Default is defined in Section 12.

Default Rate means (a) when used with respect to Obligations other than L/C Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to L/C Fees calculated based on the Applicable Margin, a rate equal to the Applicable Margin plus 2% per annum.

Defaulting Lender means, subject to Section 3.15(b), any Lender that (a) has failed to fund any portion of the Revolver Loans, unless such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, participations in L/C Exposure, or participations in Swing Line Loans required to be funded by it hereunder within two  Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Revolver Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or under other agreements in which it commits to extend credit, (d) has failed, within three Business Days after request by Administrative Agent, to confirm in writing to Administrative Agent that it will comply with its funding obligations (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon Administrative Agent’s receipt of such written confirmation), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business, or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from jurisdiction of courts within the United States from enforcement of judgments or writs of attachment on assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contract or agreement made with such Lender.

Disqualified Equity Interests means capital stock or other Equity Interests that by their terms (or by the terms of any debt or security into which they are convertible or for which they are exchangeable) or upon the happening of any event, mature or are mandatorily redeemable pursuant to a sinking fund, demand of the holder, or otherwise, in whole or in part, including, without limitation, any Equity Interests issued in exchange for or in redemption of any Subordinated Debt.

Distribution means, with respect to any shares of any capital stock or other Equity Interests issued by VRI or any Subsidiary of VRI, (a) the retirement, redemption, purchase, or other acquisition for value of such capital stock or other Equity Interests by such Person (including, without limitation, in connection with the merger or consolidation of any Company), (b) the payment of any dividend (whether in cash, securities, or property) on or with respect to such capital stock or other Equity Interests by such Person (including, without limitation, in connection with the merger or consolidation of any Company), (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any such capital stock or other Equity Interests, and (d) any other payment by that Person with respect to such capital stock or other Equity Interests, including any sinking fund or general deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any such capital stock or other Equity Interests, or on account of any return of capital to such Person’s stockholders, partners, or members (or the equivalent Person), if any.

Dollars and $ mean lawful money of the United States.

EBITDA means, for any period of calculation with respect to any Person (or group of Persons whose Financial Statements are consolidated in accordance with GAAP), Net Income before interest expense, Taxes based on or measured by income, and Non-Cash Operating Charges, in each case to the extent deducted in determining Net Income.

Eligible Assignee means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, the L/C Issuers, and the Swing Line Lenders, and (ii) unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, Eligible Assignee shall not include Borrower, any of Borrower’s Affiliates, or the Companies.

Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company or any ERISA Affiliate.

Environmental Law means any Law that relates to the pollution or protection of ambient air, water or land or to Hazardous Substances.

Equity Interests means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (other than debt securities) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are outstanding on any date of determination.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with any Company, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

Excluded Taxes means, with respect to Administrative Agent, any Lender, the L/C Issuers, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the U.S. or any similar Tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 4.1(e)(i), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 15.14), any U.S. withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 4.1(a).

Existing Agreement is defined in the Recitals of this Agreement.

Existing Critical Assets means each of the Critical Assets owned by the Companies on the Closing Date.

Existing Housing Bonds means the following Bonds issued by Housing Districts before June 10, 2003 (the date of the Third Amended and Restated Agreement), and re-issuances of such Housing Bonds in accordance with the related Bond Documents: (a) $10,600,000 of Eagle County, Colorado, Taxable Housing Facilities Revenue Bonds (BC Housing, LLC Project) Series 1997A and 1997B, (b) $19,980,000 of Breckenridge Terrace LLC Taxable Housing Facilities Revenue Notes (Breckenridge Terrace Project), Series 1999A and 1999B, (c) $10,410,000 of Eagle County, Colorado, Taxable Housing Facilities Revenue Bonds (The Tarnes at BC, LLC Project), Series 1999A and 1999B, and (d) $11,585,000 of the Tenderfoot Seasonal Housing, LLC Taxable Housing Facilities Revenue Notes (Tenderfoot Seasonal Housing, LLC Project), Series 2000A and 2000B, and renewals or extensions of each of the foregoing (but not increases thereof) on or after June 10, 2003.

Existing Housing Districts means, collectively, Tenderfoot Seasonal Housing LLC, The Tarnes at BC Housing LLC, BC Housing LLC (Riveredge), and Breckenridge Terrace LLC, and Existing Housing District means any one of the Existing Housing Districts.

Existing L/C means each Bond L/C and other letter of credit issued by an L/C Issuer for the account of any of the Companies and described on Part A of Schedule 2.3.

Existing Metro Districts means, collectively, Holland Creek Metropolitan District and Red Sky Ranch Metropolitan District, and Existing Metro District means any one of the Existing Metro Districts.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

Fee Letters means, collectively, (a) the letter agreement dated December 14, 2010, among VRI, Borrower, Bank of America, and MLPF&S, as Joint Lead Arranger, and (b) the letter agreement dated the date hereof, among VRI, Borrower, and U. S. Bank National Association, as Joint Lead Arranger; and Fee Letter means one of the Fee Letters.

Financial Hedge means a transaction between Borrower and any Lender or an Affiliate of any Lender (or another Person reasonably acceptable to Administrative Agent), which is intended to reduce or eliminate the risk of fluctuations in one or more interest rates, foreign currencies, commodity prices, equity prices, or other financial measures, whether or not such transaction is governed by or subject to any master agreement conforming to ISDA standards and which is legal and enforceable under applicable Law.

Financial Statements of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP, and (b) other than as stated in Section 1.3, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable.

Foreign Lender means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Forest Service Permit Agreements means (a) that certain Second Amended and Restated Multiparty Agreement Regarding Forest Service Special Use Permit No. 4056-01; (b) that certain Second Amended and Restated Multiparty Agreement Regarding Forest Service Special Use Permit No. 4065-03; (c) that certain Second Amended and Restated Multiparty Agreement Regarding Forest Service Special Use Permit No. 5289-01; (d) that certain Second Amended and Restated Multiparty Agreement Regarding Forest Service Special Use Permit No. 5289-04; (e) that certain Amended and Restated Multiparty Agreement Regarding Forest Service Special Use Permit No. EDL508901; (f) any similar agreement or instrument relating to any Forest Service Permit and authorized or contemplated by the provisions of the documents executed in connection with the issuance of the Vail Bonds; and (g) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing.

Forest Service Permits means (a) Ski Area Term Special Use Permit Holder No. 4056-01 issued by the Service to Borrower for the Vail ski area on November 23, 1993, and expiring on October 31, 2031; (b) Term Special Use Permit No. Holder 4065-03 issued by the Service to Borrower’s wholly-owned subsidiary, Beaver Creek Associates, Inc., for the Beaver Creek ski area on November 17, 1999, and expiring on December 31, 2038; (c) Term Special Use Permit Holder No. 5289-01 for Keystone ski area issued by the Service to Ralston Resorts, Inc., now known as Vail Summit Resorts, on December 30, 1996, and expiring on December 30, 2032; (d) Term Special Use Permit Holder No. 5289-04 for Breckenridge ski area issued by the Service to Ralston Resorts, Inc., now known as Vail Summit Resorts, on December 31, 1996, and expiring on December 31, 2029; (e) Term Special Use Permit Holder No. EDL508901 for Heavenly ski area issued by the Service to Heavenly Valley on May 7, 2002, and expiring on May 1, 2042; and (f) any replacements of any of the foregoing.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the applicable L/C Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Funded Debt means, without duplication, on any date of determination, the sum of the following, calculated on a consolidated basis for the Restricted Companies in accordance with GAAP: (a) all obligations for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture, or other similar instrument, as a direct (as opposed to contingent) payment obligation arising under a guaranty, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise), plus (b) all Capital Lease obligations (other than (x) the interest component of such obligations and (y) obligations under the Northstar Leases (to the extent such leases constitute Capital Leases)) of any Restricted Company, plus (c) reimbursement obligations and undrawn amounts under Bond L/Cs supporting Bonds (other than Existing Housing Bonds) issued by Unrestricted Subsidiaries, plus (d) payment obligations with respect to Permitted Recourse Obligations which constitutes Debt hereunder, provided, that Funded Debt shall expressly exclude Debt under Existing Housing Bonds.

Funding Loss means any loss or expense that any Lender reasonably incurs because (a) Borrower fails or refuses (for any reason whatsoever, other than a default by Administrative Agent or Lender claiming such loss or expense) to take any Loan that it has requested under this Agreement, or (b) Borrower pays any Revolver Loan that is a LIBOR Loan or converts any Revolver Loan that is a LIBOR Loan to a Base Rate Loan, in each case, before the last day of the applicable Interest Period.

GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession) that are applicable from time to time.

Governmental Authority means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantor means each Person executing a Guaranty.

Guaranty means, collectively, a guaranty substantially in the form of Exhibit B-1, executed and delivered by any Person pursuant to the requirements of the Loan Papers, each Confirmation of Guaranty executed in connection therewith, and any other amendment, modification, supplement, restatement, ratification, or reaffirmation of any Guaranty made in accordance with the Loan Papers.

Hazardous Substance means any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

Heavenly Valley means Heavenly Valley, Limited Partnership, a Nevada limited partnership.

Honor Date has the meaning set forth in Section 2.3(c)(i).

Housing Districts means, collectively, (a) the Existing Housing Districts, and (b) any other Person which issues Bonds after the Closing Date to finance the development of housing projects for employees of the Companies; and Housing District means one of the Housing Districts.

Indemnified Taxes means Taxes other than Excluded Taxes.

Intellectual Property means (a) common law, federal statutory, state statutory, and foreign trademarks or service marks (including, without limitation, all registrations and pending applications and the goodwill of the business symbolized by or conducted in connection with any such trademark or service mark), trademark or service mark licenses and all proceeds of trademarks or service marks (including, without limitation, license royalties and proceeds from infringement suits), (b) U.S. and foreign patents (including, without limitation, all pending applications, continuations, continuations-in-part, divisions, reissues, substitutions, and extensions of existing patents or applications), patent licenses, and all proceeds of patents (including, without limitation, license royalties and proceeds from infringement suits), (c) copyrights (including, without limitation, all registrations and pending applications), copyright licenses, and all proceeds of copyrights (including, without limitation, license royalties and proceeds from infringement suits), and (d) trade secrets, but does not include (i) any licenses (including, without limitation, liquor licenses) or any permits (including, without limitation, sales Tax permits) issued by a Governmental Authority and in which (y) the licensee’s or permittee’s interest is defeasible by such Governmental Authority and (z) the licensee or permittee has no right beyond the terms, conditions, and periods of the license or permit, or (ii) trade names or “dba”s to the extent they do not constitute trademarks or service marks.

Interest Period means, as to each Revolver Loan that is a LIBOR Loan, the period commencing on the date such Revolver Loan is disbursed or converted to or continued as a Revolver Loan that is a LIBOR Loan and ending on the date one, two, three, or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Termination Date.

Internal Control Event means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

Investment Limit (Minority Investments) means, on any date of determination, the sum of (a) $75,000,000, plus (b) 10% of Total Assets, plus (c) net reductions in investments permitted by Section 10.8(m) as a result of (i) dispositions of any such investments sold or otherwise liquidated or repaid to the extent of the net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors of VRI) received, or (ii) dividends reducing any such investment, repayment of the outstanding principal amount of loans or advances, or other transfers of assets to VRI or any Restricted Subsidiary of VRI, or (iii) the portion (proportionate to VRI’s direct or indirect interest in the equity therein) of the fair market value of the net assets of a Person (other than a Company) in which a Restricted Company has made an investment permitted by Section 10.8(m) immediately prior to the time such Person is designated or becomes a Restricted Subsidiary of VRI in accordance with Sections 9.10 or 9.11(b) of this Agreement, minus (d) such portion, if any, of the sum of clauses (a) through (c) above included in the calculation of Investment Limit (Unrestricted Subsidiaries), minus (e) loans made in accordance with Section 10.8(r) of this Agreement.

Investment Limit (Unrestricted Subsidiaries) means, on any date of determination, the sum of (a) $100,000,000, plus (b) 15% of Total Assets, plus (c) net reductions in investments permitted by Section 10.8(l) as a result of (i) dispositions of any such investments sold or otherwise liquidated or repaid to the extent of the net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors of VRI) received, (ii) dividends reducing any such investment, repayment of the outstanding principal amount of loans or advances, or other transfers of assets to VRI or any Restricted Subsidiary of VRI, or (iii) the portion (proportionate to VRI’s direct or indirect interest in the equity of a Person) of the fair market value of the net assets of an Unrestricted Subsidiary immediately prior to the time such Unrestricted Subsidiary is designated or becomes a Restricted Subsidiary of VRI in accordance with Sections 9.10 or 9.11(b) of this Agreement, plus (d) at Borrower’s election, up to 25% of the sum of clauses (a) through (c) of the definition of Investment Limit (Minority Investments).

ISP means, with respect to any L/C, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means with respect to any L/C, the L/C Agreement and any other document, agreement, and instrument entered into by the applicable L/C Issuer and Borrower (or any other Company) or in favor of such L/C Issuer and relating to such L/C.

Joint Lead Arrangers means MLPF&S and U. S. Bank National Association, in their respective capacities as joint lead arrangers and joint book managers.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, and judgments.

L/C means each Existing L/C and other letter of credit (in such form as shall be customary in respect of obligations of a similar nature and as shall be reasonably requested by Borrower) issued by an L/C Issuer under this Agreement.  An L/C may be a standby or commercial letter of credit.

L/C Agreement means an application and agreement for the issuance or amendment of an L/C in the form from time to time in use by the applicable L/C Issuer.

L/C Borrowing means an extension of credit resulting from a drawing under any L/C that has not been reimbursed on the date when made or refinanced as a Revolver Loan.

L/C Credit Extension means, with respect to any L/C, the issuance thereof, the extension of the expiry date thereof, or the increase of the amount thereof.

L/C Expiration Date means the day that is seven (7) days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

L/C Exposure means, on any date of determination, without duplication, the sum of (a) the aggregate amount available to be drawn under all outstanding L/Cs (including, without limitation, any reinstatement of or increase in the face amount thereof effected pursuant to the terms of any Bond L/C), plus (b) the aggregate unpaid reimbursement obligations of Borrower with respect to drawings, drafts, or other forms of demand honored under any L/C (including, without limitation, all L/C Borrowings and unpaid reimbursement obligations under any Bond L/C).  For purposes of computing the amount available to be drawn under any L/C, the amount of such L/C shall be determined in accordance with Section 1.7.  For all purposes of this Agreement, if on any date of determination an L/C has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such L/C shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

L/C Issuers means Bank of America and Wells Fargo Bank, National Association, in their respective capacities as issuers of L/Cs hereunder, or any successor issuer of L/Cs hereunder; and L/C Issuer means one of the L/C Issuers.

L/C Subfacility means a subfacility under the Agreement for the issuance of L/Cs, as described in Section 2.3, under which the L/C Exposure may never exceed the L/C Sublimit.

L/C Sublimit means the lesser of (a) $150,000,000 and (b) the Total Commitment (as the same may be increased or reduced in accordance with the Loan Papers).  The L/C Sublimit is part of, and not in addition to, the Total Commitment.

Lenders means (a) each of the lenders named on the attached Schedule 1 (and as the context so requires, the Swing Line Lenders) and, subject to this Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement), and (b) additional lenders who become party to this Agreement in accordance with Section 2.5 hereof.

Lending Office means as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

LIBOR means:

(a)           for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (i) BBA LIBOR as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, then the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first (1st) day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued, or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

LIBOR Loan means (a) with respect to Revolver Loans, a Loan bearing interest at the sum of LIBOR plus the Applicable Margin, and (b) with respect to Swing Line Loans (or participations therein), a Loan bearing interest at Daily Floating LIBOR plus the Applicable Margin.

Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, or other title retention agreement relating to such asset.

Litigation means any action, suit, proceeding, claim, or dispute by or before any Governmental Authority.

Loan means any amount disbursed by any Lender to Borrower or on behalf of any Company under the Loan Papers, either as an original disbursement of funds, the continuation of an amount outstanding, or payment under an L/C.

Loan Date is defined in Section 2.2(a).

Loan Notice means a request substantially in the form of Exhibit C-1.

Loan Papers means (a) this Agreement and the Notes, (b) each Guaranty, (c) all L/Cs and L/C Agreements, (d) the Security Documents, and (e) all renewals, extensions, restatements of, amendments and supplements to, and confirmations or ratifications of, any of the foregoing.

London Banking Day means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

Material Adverse Event means any (a) material impairment of the ability of the Restricted Companies as a whole to perform their payment or other material obligations under the Loan Papers or material impairment of the ability of Administrative Agent or any Lender to enforce any of the material obligations of the Restricted Companies as a whole under the Loan Papers; (b) material and adverse effect on the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Restricted Companies as a whole; or (c) a material adverse effect upon the legality, validity, or binding effect against the Restricted Companies of any Loan Paper to which such Restricted Companies are parties (determined with respect to the Loan Papers of the Restricted Companies taken as a whole).

Material Agreement means, for any Person, any agreement (excluding purchase orders for material, services, or inventory in the ordinary course of business) to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, that is not cancelable by that Person upon 30 or fewer days’ notice without liability for further payment, other than nominal penalty, and that requires that Person to pay more than $2,000,000 during any 12-month period.

Maximum Amount and Maximum Rate respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation held by such Lender.

Metro Districts means, collectively, (a) the Existing Metro Districts, and (b) any other Person which issues Bonds after the Closing Date to finance the operation, construction, and maintenance of infrastructure projects in municipalities, which projects are related to the Companies’ business activities in the region in which the projects are being developed; and Metro District means one of the Metro Districts.

MLPF&S means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Moody’s means Moody’s Investor’s Service, Inc.

Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

Net Funded Debt means, on any date of determination, an amount equal to (a) Funded Debt minus (b) the amount of Unrestricted Cash in excess of $10,000,000.

Net Income means, for any period with respect to any Person (or group of Persons whose Financial Statements are consolidated in accordance with GAAP), the net income of such Person or Persons from continuing operations after extraordinary items (excluding gains or losses from the disposition of assets) for that period determined in accordance with GAAP; provided however, that for purposes of calculating Net Income of the Restricted Companies under this Agreement:

(a)           if any Restricted Company owns an interest in a Person that is not consolidated in the consolidated financial statements of VRI and its Restricted Subsidiaries in accordance with GAAP (a “Non-Consolidated Entity”), then such equity interest shall not be accounted for under the equity method of accounting, but the “Net Income” of such Restricted Company shall be increased to the extent cash is distributed to such Restricted Company by any such Non-Consolidated Entity during such period and shall be decreased to the extent cash is contributed in the form of equity to such Non-Consolidated Entity in order to fund losses of such Non-Consolidated Entity during such period; provided, that for purposes of Section 10.9(d), the Net Income of any Restricted Company for any period shall not be adjusted to the extent cash is contributed by such Restricted Company in the form of equity to a Non-Consolidated Entity in order to fund losses of such Non-Consolidated Entity during such period; and

(b)           premiums paid and the write-off of any unamortized balance of original issue discount in connection with a redemption of, or tender offer for, debt that is consummated in accordance with the Loan Papers, and the amortization and write-off of any unamortized balance of debt issuance costs, shall be excluded.

Non-Cash Operating Charges means depreciation expense, amortization expense, and any other non-cash charges determined in accordance with GAAP (including, without limitation, non-cash compensation expenses incurred in respect of stock option plans, including, without limitation, pursuant to FAS 123R).

Non-Recourse Debt means, for any Unrestricted Subsidiary, any Debt of such Unrestricted Subsidiary with respect to which the holder of such Debt (a) may not look to such Unrestricted Subsidiary directly for repayment, other than to the extent of any security therefor, or (b) may look to such Unrestricted Subsidiary directly for repayment (but not to any direct or indirect constituent equity holder of such Unrestricted Subsidiary, other than with respect to Permitted Recourse Obligations entered into by such direct or indirect constituent equity holder).

Nonextension Notice Date has the meaning set forth in Section 2.3(b)(iii).

Northstar Leases means, collectively, (a) that certain Amended and Restated Lease Agreement, dated as of October 25, 2010, by and between CNL Income Northstar, LLC, as lessor, and Trimont Land Company, a California corporation, as lessee, (b) that certain Amended and Restated Personal Property Lease Agreement by and between CNL Income Northstar TRS Corp., a Delaware corporation, as lessor, and Trimont Land Company, a California corporation, as lessee, dated as of October 25, 2010, and (c) that certain Amended and Restated Lease Agreement, dated as of October 25, 2010, by and between CNL Income Northstar Commercial, LLC, a Delaware limited liability company, as lessor, and Northstar Group Commercial Properties, LLC, a Delaware limited liability company, as lessee, each as amended from time to time.

Northstar Subsidiaries means, collectively, VR Acquisition, Inc., a California corporation, BCRP, Inc., a Delaware corporation, Booth Creek Ski Holdings, Inc., a Delaware corporation, Trimont Land Company, a California corporation, Northstar Group Commercial Properties, LLC, a Delaware limited liability company, and Northstar Group Restaurant Properties, LLC, a Delaware limited liability company.

Notes means, collectively, the Revolver Notes and Swing Line Notes, and Note means any of the Notes.

Obligation means all present and future indebtedness and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to Administrative Agent, the L/C Issuers, and any Lender (including, without limitation, the Swing Line Lenders) by the Companies under the Loan Papers, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers or in connection with the protection of Rights under the Loan Papers; provided that, all references to the Obligation in the Security Documents, the Guaranty, and Section 3.10 herein shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising from, by virtue of, or pursuant to any Financial Hedge entered into by any Restricted Company.

Other Taxes means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges, or similar levies arising from any payment made hereunder or under any other Loan Paper or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Paper.

Outstanding Amount means (a) with respect to Revolver Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolver Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Exposure on any date, the amount of such L/C Exposure on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Exposure as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

Participant has the meaning specified in Section 15.11(d).

PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Permitted Assignment has the meaning set forth in Section 10.12.

Permitted Debt means:

(a)           the Obligation;

(b)           Debt of any Company which is listed on Part B of Schedule 2.3;

(c)           Debt of any Company arising from endorsing negotiable instruments for collection in the ordinary course of business;

(d)           Subordinated Debt (and guaranties by Restricted Companies of Subordinated Debt of other Restricted Companies, if such guaranties are subordinated to the payment and collection of the Obligation on the same terms as such Subordinated Debt or otherwise upon terms satisfactory to Administrative Agent), so long as after giving effect to the incurrence of such Debt, the Companies are in pro forma compliance with the financial covenants set forth in Section 11 herein and no Default or Potential Default exists or would result after giving effect thereto;

(e)           any refinancing of VRI Subordinated Notes (i) with the issuance of other Subordinated Debt pursuant to a Permitted Refinancing, or (ii) so long as no Default or Potential Default then exists or would result after given effect thereto, with the issuance of senior unsecured Debt, in each case in an aggregate principal amount not to exceed 105% of the principal amount of, plus premium and accrued interest on, the VRI Subordinated Notes;

(f)           Debt of any Company arising under or pursuant to the Existing Housing Bonds to which any such Company is a party;

(g)           Debt of any Company arising under or pursuant to Bonds (other than Existing Housing Bonds) to which any such Company is a party, so long as after giving effect to the incurrence of such Debt and, without duplication, Debt incurred by Borrower or any other Company in support thereof, (i) the Companies are in pro forma compliance with the financial covenants set forth in Section 11 herein, and (ii) no Default or Potential Default exists or would result after giving effect thereto;

(h)           (i) Non-Recourse Debt of Unrestricted Subsidiaries, and (ii) other Debt of Unrestricted Subsidiaries that is recourse to the Restricted Companies, so long as the guaranties or other contingent obligations of the Restricted Companies in respect of such Debt is permitted pursuant to clause (i)(ii) below;

(i)            guaranties and other contingent obligations of Restricted Companies with respect to (i) Debt of Restricted Companies, (ii) Debt of Unrestricted Subsidiaries permitted hereunder in an amount not to exceed the Investment Limit (Unrestricted Subsidiaries), and (iii) Debt of Persons (other than the Companies) in which a Restricted Company has made an investment permitted under Section 10.8(m) in an amount not to exceed the lesser of the Investment Limit (Unrestricted Subsidiaries) and Investment Limit (Minority Investments);

(j)           fees and other amounts payable under the Forest Service Permits in the ordinary course of business;

(k)           inter-company Debt between Restricted Companies;

(l)           Debt of the Restricted Companies in a maximum aggregate amount not to exceed $50,000,000 at any time for (i) Capital Lease obligations, (ii) obligations to pay the deferred purchase price of property or services, and (iii) obligations under surety bonds or similar instruments;

(m)           Debt of Borrower in a maximum amount not to exceed $100,000,000 at any time that is secured by the Collateral on a pari passu basis, so long as Borrower, Administrative Agent, and the lender thereof (or applicable agent or trustee therefor) have entered into intercreditor arrangements in form and substance reasonably satisfactory to Administrative Agent; provided, that the amount of pari passu Debt permitted under this clause (m) shall be reduced on a dollar-for-dollar basis by the amount of any increase in the Total Commitment above $400,000,000 on or after the Closing Date, and the amount of each Term Loan Facility added to this Agreement after the Closing Date, in each case with respect to any increase after the Closing Date pursuant to Section 2.5;

(n)           if the Northstar Leases are Capital Leases, obligations of the Northstar Subsidiaries thereunder; and

(o)           in addition to Debt permitted under clauses (a) through (n) above, senior unsecured Debt of the Restricted Companies in an maximum aggregate amount not to exceed $250,000,000 at any time; provided, that (x) prior to the Permitted Assignment, Debt of Restricted Companies other than VRI, VHI, or Borrower permitted under this clause (o) shall not exceed a maximum aggregate amount of $50,000,000 at any time, and (y) after the Permitted Assignment, Debt of Restricted Subsidiaries other than VHI permitted under this clause (o) shall not exceed a maximum aggregate amount of $50,000,000 at any time.

Permitted Liens means:

(a)           Liens created by the Security Documents or other Liens securing the Obligation, and so long as the Obligation is ratably secured therewith, Liens securing Debt incurred by any Company under any Financial Hedge with any Lender or an Affiliate of any Lender to the extent permitted under Section 10.8(i);

(b)           Liens created by, or pursuant to, the Forest Service Permit Agreements for the benefit of the holders of the Vail Bonds and Liens on the amounts in the “Bond Fund” established and maintained in accordance with the provisions of the documents executed in connection with the issuance of the Vail Bonds (and Liens created on all or any portion of the same assets in connection with any refinancing of such bonds in accordance with the terms of this Agreement);

(c)           Liens on assets of Unrestricted Subsidiaries securing Debt of Unrestricted Subsidiaries permitted by clause (h) of the definition of “Permitted Debt”;

(d)             Liens on the Collateral securing Debt of Borrower permitted by clause (m) of the definition of “Permitted Debt”;

(e)           Liens on assets of any Company securing Permitted Debt arising under or pursuant to any Bond Documents to which any such Company is a party, but only to the extent such Liens secure the assets financed by such Permitted Debt (and proceeds thereof);

(f)           purchase money liens which encumber only the assets acquired;

(g)           pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits (other than ERISA) or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions (other than ERISA) or other social security programs;

(h)           good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business;

(i)           encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

(j)           the following, if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance:  (i) Liens for Taxes; (ii) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits; (iii) Liens imposed by operation of Law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers, and landlords, and similar Liens); and (iv) adverse judgments on appeal;

(k)           any interest or title of a lessor or licensor in assets being leased or licensed to a Company;

(l)           licenses, leases, or subleases granted to third Persons which do not interfere in any material respect with the business conducted by the Companies;

(m)           any Lien on any asset of any entity that becomes a Subsidiary of VRI, which Lien exists at the time such entity becomes a Subsidiary of VRI, so long as (i) any such Lien was not created in contemplation of such acquisition, merger, or consolidation, and (ii) any such Lien does not and shall not extend to any asset other than the assets secured immediately prior to the acquisition in formation of such Subsidiary;

(n)           in respect of Water Rights, the provisions of the instruments evidencing such Water Rights and any matter affecting such Water Rights which does not affect the Companies’ rights to sufficient quantity and quality of water to conduct business as in effect on the date hereof or any expansion planned as of the date hereof (including, without limitation, any Lien of the Colorado Water Conservation Board, or its successors and assigns, on stock owned by any Company in a Colorado ditch and reservoir company formed in accordance with the Colorado Corporation Code, as amended);

(o)           in respect of the Forest Service Permits, the provisions of the instruments evidencing such permits and all rights of the U.S. and its agencies with respect thereto or with respect to the land affected thereby; and

(p)           Liens on cash accounts not to exceed $250,000 in the aggregate at the FirstBank of Vail established in connection with collateralizing a portion, if any, of certain second mortgage loans made by such bank, and guaranteed by Borrower, as part of the Vail Associates Home Mortgage Program for Borrower’s employees.

Permitted Recourse Obligations means, collectively, for any Restricted Company, obligations or liabilities arising with respect to Customary Recourse Exceptions, Completion Guaranties, and letters of credit or similar arrangements entered into in support of obligations of an Unrestricted Subsidiary with respect to its Real Estate Project.

Permitted Redemption has the meaning specified in Section 10.2.

Permitted Refinancing has the meaning specified in Section 10.2.

Person means any individual, partnership, joint venture, other entity, or Governmental Authority.

Platform has the meaning specified in Section 9.1

Pledge Agreement means, collectively, (a) a pledge agreement substantially in the form of Exhibit F-1, executed and delivered by any Person pursuant to the requirements of the Loan Papers, together with (b) any related Confirmation of Pledge Agreement and any other amendment, modification, supplement, restatement, ratification, or reaffirmation of any Pledge Agreement made in accordance with the Loan Papers.

Potential Default means the occurrence of any event or existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

Principal Debt means, at any time, the aggregate unpaid principal balance of all Loans, together with the aggregate unpaid reimbursement obligations of Borrower in respect of drawings under any L/C (including, without limitation, any L/C Borrowing).

Public Lender has the meaning specified in Section 9.1.

Purchase Price means, with respect to any acquisition or merger consummated in accordance with the provisions of Section 10.11 herein, all (a) direct and indirect cash payments, and (b) deferred cash payments determined by Borrower to be reasonably likely to be payable following the closing date of such acquisition or merger, which payments pursuant to clauses (a) and (b) herein are made to or for the benefit of the Person being acquired (or whose assets are being acquired), its shareholders, or its Affiliates in connection with such acquisition or merger, including, without limitation, the amount of any Debt being assumed in connection with such acquisition or merger (and subject to the limitations on Permitted Debt hereunder) or seller financing, and excluding, without limitation, payments to Affiliates of the Person being acquired (or whose assets are being acquired) for usual and customary transitional services or other operating services provided by such Affiliates of the Person being acquired (or whose assets are being acquired) pursuant to agreements that have been entered into in good faith by the parties thereto.

Quarterly Date means each January 31, April 30, July 31, and October 31; provided, that if any such Quarterly Date is not a Business Day, the provisions of Section 15.2 shall apply to payments required on such day.

Real Estate Project means the acquisition, development, and operation or resale of any real estate asset or group of related real estate assets (and directly related activities) by any Unrestricted Subsidiary.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, and advisors of such Person and of such Person’s Affiliates.

Representatives means representatives, officers, directors, employees, attorneys, and agents.

Required Lenders means Lenders holding more than (a) 50% of the Total Commitment, prior to the termination of the Total Commitment, or (b) 50% of the Commitment Usage, after the termination of the Total Commitment (with the aggregate amount of each Lender’s risk participation and funded participation in L/Cs and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Commitment Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Responsible Officer means the Chairman, President, Chief Executive Officer, or Chief Financial Officer of Borrower.

Restricted Companies means VRI, VHI, Borrower, and all of VRI’s Restricted Subsidiaries; and Restricted Company means any of the Restricted Companies.

Restricted Subsidiaries means (a) VHI, (b) Borrower, and (c) all of VRI’s other direct and indirect Subsidiaries (other than Unrestricted Subsidiaries); and Restricted Subsidiary means any of the Restricted Subsidiaries.

Revolver Loan means any Loan made under this Agreement, other than a Swing Line Loan or an L/C Borrowing.

Revolver Note means a promissory note in substantially the form of Exhibit A-1, and all renewals and extensions of all or any part thereof.

Rights means rights, remedies, powers, privileges, and benefits.

S&P means Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.).

Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, and the applicable accounting and auditing principles, rules, standards, and practices promulgated, approved, or incorporated by the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions, or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

Security Documents means, collectively, (a) each Pledge Agreement, each Confirmation of Pledge Agreement, any security agreement, mortgage, deed of trust, control agreement, or other agreement or document, together with all related financing statements and stock powers, in form and substance reasonably satisfactory to Administrative Agent and its legal counsel, executed and delivered by any Person in connection with this Agreement to create a Lien in favor of Lenders on any of its real or personal property, as amended, modified, supplemented, restated, ratified, or reaffirmed; and (b) with respect to each Bond L/C, the trust indenture entered into in connection with such Bond L/C, and such other agreements and documents delivered by the Issuer (as defined in the applicable Bond L/C) and the applicable Trustee, pursuant to which such Issuer’s interest in the Trust Estate (as defined in the applicable trust indenture) and, upon payment in full of the applicable Bonds, such Trustee’s interest in the applicable Bond Documents, are assigned to the applicable L/C Issuer as security for payment of such Bonds.

Senior Debt means Funded Debt other than Subordinated Debt.

Service means the U.S. Department of Agriculture Forest Service or any successor agency.

Similar Business means any business conducted by VRI or any of its Subsidiaries on the Closing Date or any other recreation, leisure, and/or hospitality business, including, without limitation, ski mountain resort operations or any business or activity that is reasonably similar thereto, a reasonable extension, development, or expansion thereof, or reasonably ancillary thereto.

Solvent means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

Subordinated Debt means any unsecured indebtedness for borrowed money for which a Company is directly and primarily obligated, so long as such Debt (a) does not have any stated maturity before the latest maturity of any part of the Obligation, (b) has terms that are no more restrictive upon the Company than the terms of the Loan Papers, and (c) is subordinated, upon terms satisfactory to Administrative Agent, to the payment and collection of the Obligation; and, in any event, Subordinated Debt includes notes, guaranties and all other obligations now or hereafter arising under or pursuant to the VRI Senior Subordinated Indenture (or any other indenture that contains substantially the same material terms as the VRI Senior Subordinated Indenture).

Subsidiary means, with respect to any Person, any corporation, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Swing Line Borrowing means a borrowing of a Swing Line Loan pursuant to Section 2.4.

Swing Line Lenders means, collectively, Bank of America and U.S. Bank National Association, in their respective capacities as providers of Swing Line Loans, and any successor swing line lender hereunder; and Swing Line Lender means any one of the Swing Line Lenders.

Swing Line Loan has the meaning set forth in Section 2.4(a).

Swing Line Loan Notice means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, is substantially in the form of Exhibit C-2.

Swing Line Note means a promissory note in substantially the form of Exhibit A-2, and all renewals and extensions of all or any part thereof.

Swing Line Subfacility means a subfacility under the Agreement (the portion of the Loans attributable to which may never exceed in the aggregate the Swing Line Sublimit) as described in, and subject to the limitations of, Section 2.4 hereof.

Swing Line Sublimit means, on any date, an amount equal to the lesser of (a) $50,000,000 and (b) the Total Commitment (as the same may be increased or reduced in accordance with the Loan Papers).  The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

Temporary Cash Investments means investments of the Restricted Companies permitted under clauses (b) through (g), (p), and (q) of Section 10.8 hereof.

Term Loan Facility has the meaning set forth in Section 2.5.

Termination Date means the earliest of (a) November 15, 2013, if all obligations under the VRI Subordinated Notes are not repaid in full, and the VRI Senior Subordinated Indenture is not terminated, prior to such date; (b) January 25, 2016, if all obligations under the VRI Subordinated Notes are repaid in full, and the VRI Senior Subordinated Indenture is terminated, prior to November 15, 2013; and (c) the effective date upon which Lenders’ Commitments are otherwise canceled or terminated.

Threshold Amount means $25,000,000.

Total Assets means, as of any date of determination for the Restricted Companies on a consolidated basis, the book value of all assets of the Restricted Companies (as determined in accordance with GAAP).

Total Commitment means, on any date of determination, the aggregate Commitments of all Lenders then in effect.

Trustee means any Trustee designated as the beneficiary of a Bond L/C.

Type means any type of Loan determined with respect to the applicable interest option.

U.S. means the United States of America.

Unreimbursed Amount has the meaning set forth in Section 2.3(c)(i).

Unrestricted Cash means, on any date of determination, the aggregate amount of all cash and Temporary Cash Investments of the Restricted Companies not subject to any Lien or restriction (except for Liens of depository institutions securing payment of customary service charges, transfer fees, account maintenance fees, and charges for returned or dishonored items, and restrictions with respect to compensating balances).

Unrestricted Subsidiary means any existing Subsidiary or newly-formed Subsidiary created by Borrower pursuant to Section 9.10 (which may be a partnership, joint venture, corporation, limited liability company, or other entity) (a) which does not own any Forest Service Permit, the stock of any Restricted Company, or any Critical Assets (except as otherwise permitted under this Agreement), (b) which has (and whose other partners, joint venturers, members, or shareholders have) no Debt or other material obligation which is recourse to any Restricted Company or to the assets of any Restricted Company (other than (i) pursuant to Permitted Recourse Obligations and (ii) as otherwise permitted in clause (h) of the definition of “Permitted Debt”), and (c) which is specifically identified in this definition or has been designated by Borrower as an Unrestricted Subsidiary by notice to Administrative Agent under Section 9.11 hereof.  The Unrestricted Subsidiaries are reflected on Schedule 8.2 hereto (as the same may be updated from time to time).

Vail Bonds means the Eagle County, Colorado Sports Facilities Revenue Refunding Bonds Series 1998, in the original principal amount of $41,200,000, and any refinancing thereof to the extent the structure of any such refinancing is substantially similar to the structure of the Debt refinanced thereby, and the principal amount refinanced does not exceed the original principal amount of such Debt.

Vail Summit Resorts means Vail Summit Resorts, Inc. (f/k/a “Ralston Resorts, Inc.”), a Colorado corporation and a Wholly Owned Subsidiary of Borrower.

VHI means Vail Holdings, Inc., a Colorado corporation and the direct owner of Borrower.

VRI means Vail Resorts, Inc., a Delaware corporation and the indirect owner of Borrower.

VRI Senior Subordinated Indenture means the Indenture dated as of January 29, 2004, among VRI, as Issuer, The Bank of New York, as Trustee, and certain of VRI’s Subsidiaries, as guarantors, as supplemented from time to time.

VRI Subordinated Notes means the 6-¾% Senior Subordinated Notes issued under the VRI Senior Subordinated Indenture.

Water Rights means all water rights and conditional water rights that are appurtenant to real property owned by the Companies or that have been used or are intended for use in connection with the conduct of the business of the Companies, including but not limited to (a) ditch, well, pipeline, spring, and reservoir rights, whether or not adjudicated or evidenced by any well or other permit, (b) all rights with respect to groundwater underlying any real property owned by the Companies, (c) any permit to construct any water well, water from which is intended to be used in connection with such real property, and (d) all right, title, and interest of the Companies under any decreed or pending plan of augmentation or water exchange plan.

Wholly Owned when used in connection with any Subsidiary means any corporation, partnership, limited liability company, or other entity of which all of the equity securities or other ownership interests are owned, directly or indirectly, by VRI, Borrower, or one or more of their Wholly Owned Restricted Subsidiaries.

1.2	Number and Gender of Words.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)           The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Loan Paper shall refer to such Loan Paper as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit, and Schedule references are to the Loan Papers in which such reference appears.

(iii)           The term “including” is by way of example and not limitation.

(iv)           The terms “documents” and “papers” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements, and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Papers are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Papers.

1.3	Accounting Principles.

(a)           Under the Loan Papers and any documents delivered thereunder, unless otherwise stated, (i) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements delivered pursuant to Section 9.1, (ii) all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (iii) while VRI has any consolidated Restricted Subsidiaries, all accounting and financial terms and compliance with financial covenants must be on a consolidating and consolidated basis, as applicable.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Companies shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Paper, and either Borrower or Required Lenders shall so request, Administrative Agent, Lenders, and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           All references herein to consolidated financial statements of VRI and its Subsidiaries or its Restricted Subsidiaries, or to the determination of “Adjusted EBITDA” or “Funded Debt” for VRI and its Subsidiaries or its Restricted Subsidiaries on a consolidated basis, or any similar reference, shall, in each case, be deemed to include each variable interest entity that VRI is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) or is otherwise required to consolidate in accordance with GAAP; provided, that in determining such amounts, (i) the Funded Debt and Adjusted EBITDA of the Existing Housing Districts in respect of the Existing Housing Bonds shall be excluded, and (ii) the Funded Debt and Adjusted EBITDA of the Existing Metro Districts in respect of any Bonds issued prior to January 28, 2005 (the date of the Existing Agreement) shall be excluded.

1.4	Rounding.

Any financial ratios required to be maintained by the Companies pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5	References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Loan Papers), and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, and other modifications are not prohibited by any Loan Papers, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

1.6	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.7	L/C Amounts.

Unless otherwise specified, all references herein to the amount of an L/C at any time shall be deemed to mean the stated amount of such L/C in effect at such time; provided, however, that with respect to any L/C that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such L/C shall be deemed to be the maximum stated amount of such L/C after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2	COMMITMENT.

2.1	Credit Facility.

Subject to the provisions in the Loan Papers, each Lender hereby severally and not jointly agrees to lend to Borrower its Commitment Percentage of one or more Revolver Loans in an aggregate principal amount outstanding at any time up to such Lender’s Commitment; provided that:  (i) each Revolver Loan must occur on a Business Day and no later than the Business Day immediately preceding the Termination Date; (ii) each Revolver Loan must be in an amount not less than (A) $500,000 or a greater integral multiple of $100,000 (if a Base Rate Loan), or (B) $1,000,000 or a greater integral multiple of $100,000 (if a LIBOR Loan); and (iii) on any date of determination, after giving effect to the requested Loan, (A) the Commitment Usage may not exceed the Total Commitment then in effect, and (B) the aggregate Outstanding Amount of the Revolver Loans of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Exposure, plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Revolver Loans may be repaid or reborrowed from time to time in accordance with the terms and provisions of the Loan Papers.

2.2	Loan Procedure.

(a)           Each borrowing of Revolver Loans hereunder, conversion of Revolver Loans from one Type to the other, and continuation of Revolver Loans that are LIBOR Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Loan of, conversion to, or continuation of Revolver Loans that are LIBOR Loans or of any conversion of Revolver Loans that are LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Base Rate Loan.  Each telephonic notice by Borrower pursuant to this Section 2.2 must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each borrowing of, conversion to, or continuation of Revolver Loans that are LIBOR Loans shall be in amounts set forth in Section 2.1.  Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Revolver Loan, a conversion of Revolver Loans from one Type to the other, or a continuation of Revolver Loans as LIBOR Loans, (ii) the requested date of the borrowing (such date, a “Loan Date”), conversion, or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolver Loans to be borrowed, converted, or continued, (iv) the Type of Revolver Loans to be borrowed or to which existing Revolver Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Revolver Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolver Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Revolver Loans that are LIBOR Loans.  If Borrower requests a borrowing of, conversion to, or continuation of Revolver Loans that are LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Administrative Agent shall promptly notify each Lender of its receipt of any Loan Notice and its contents.

(b)           Each Lender shall remit its Commitment Percentage of each requested Revolver Loan to Administrative Agent’s principal office in Dallas, Texas, in funds that are available for immediate use by Administrative Agent by 12:00 noon on the applicable Loan Date.  Subject to receipt of such funds, Administrative Agent shall (unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by Borrower or waived by Required Lenders) make such funds available to Borrower as directed in the Loan Notice; provided however, that if on the date of such Loan Notice there are L/C Borrowings outstanding, then the proceeds of such Revolver Loans shall be provided, first, to the payment in full of any such L/C Borrowing, and then, to Borrower as provided herein.

(c)           Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolver Loan that such Lender will not make available to Administrative Agent such Lender’s share of such Revolver Loan (or, in the case of any Base Rate Loan, prior to 12:00 noon on the date of such Base Rate Loan), Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(b) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolver Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing, or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Revolver Loan to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolver Loan.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.  A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or any L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each Lender or the applicable L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)           The obligations of Lenders hereunder to make Loans, to fund participations in L/Cs and Swing Line Loans, and to make payments pursuant to Section 15.4(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 15.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation, or to make its payment under Section 15.4(c).

2.3	L/C Subfacility.

(a)           The L/C Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue L/Cs for the account of Borrower, and to amend or renew L/Cs previously issued by it, in accordance with subsection (b) below, and (2) to honor sight drafts under the L/Cs; and (B) Lenders severally agree to participate in L/Cs issued for the account of Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any L/C, and no Lender shall be obligated to participate in any L/C, if as of the date of such L/C Credit Extension (after giving effect to any proposed L/C Credit Extension on such date), (x) the Commitment Usage would exceed the Total Commitment, (y) the aggregate Outstanding Amount of the Revolver Loans of such Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Exposure, plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Exposure would exceed the L/C Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain L/Cs shall be fully revolving; accordingly Borrower may, during the foregoing period, obtain L/Cs to replace L/Cs that have expired or that have been drawn upon and reimbursed.  All Existing L/Cs shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           Neither L/C Issuer shall be under any obligation to issue any L/C if:

(A)           any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such L/C, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such L/C in particular or shall impose upon the applicable L/C Issuer with respect to such L/C any restriction, reserve, or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           subject to Section 2.3(b)(iii), the expiry date of such requested L/C would occur more than thirteen months after the date of issuance or last renewal, unless Required Lenders have approved such expiry date or unless the requested L/C is a Bond L/C, in which case the Bond L/C will expire in accordance with the terms set forth in the applicable Bond L/C as approved by the applicable L/C Issuer and Administrative Agent in accordance with Section 2.3(i);

(C)           the expiry date of such requested L/C would occur after the L/C Expiration Date, unless Required Lenders have approved such expiry date;

(D)           the issuance of such L/C would violate one or more policies of the applicable L/C Issuer;

(E)           such L/C is to be denominated in a currency other than Dollars; or

(F)           any Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 3.15(a)(iv)) with respect to the Defaulting Lender arising from either the L/C then proposed to be issued or that L/C and all other L/C Exposure as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)           Neither L/C Issuer shall be under any obligation to amend any L/C if (A) such L/C Issuer would have no obligation at such time to issue such L/C in its amended form under the terms hereof, or (B) the beneficiary of such L/C does not accept the proposed amendment to such L/C.

(b)           Procedures for Issuance and Amendment of Letters of Credit:  Auto-Extension Letters of Credit.

(i)           Each L/C shall be issued or amended, as the case may be, upon the request of Borrower delivered to the applicable L/C Issuer (with a copy to Administrative Agent) in the form of an L/C Agreement, appropriately completed and signed by a Responsible Officer of Borrower.  Such L/C Agreement must be received by the applicable L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of an L/C, such L/C Agreement shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested L/C (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested L/C and such other matters as the applicable L/C Issuer (or, in the case of the Bond L/Cs, the applicable L/C Issuer or Administrative Agent) may require.  In the case of a request for an amendment of any outstanding L/C, such L/C Agreement shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the L/C to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer (or, in the case of the Bond L/Cs, the applicable L/C Issuer or Administrative Agent) may require.  Additionally, Borrower shall furnish to the applicable L/C Issuer and Administrative Agent such other documents and information pertaining to such requested L/C issuance or amendment, including any Issuer Documents, as such L/C Issuer or Administrative Agent may require.

(ii)           Promptly after receipt of any L/C Agreement, the applicable L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Agreement from Borrower and, if not, such L/C Issuer will provide Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, Administrative Agent or Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable L/C, that one or more applicable conditions contained in Article VII shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue an L/C for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each L/C, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such L/C in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such L/C.

(iii)           If Borrower so requests in any applicable L/C Agreement, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue an L/C that has automatic extension provisions (each, an “Auto-Extension L/C”); provided that any such Auto-Extension L/C must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such L/C) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such L/C is issued.  Unless otherwise directed by the applicable L/C Issuer, Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension L/C has been issued, Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such L/C at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such L/C in its extended form under the terms hereof (by reason of the provisions of Section 2.3(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Nonextension Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender, or Borrower that one or more of the applicable conditions specified in Section 7.2 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)           Promptly after its delivery of any L/C or any amendment to an L/C to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such L/C or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any L/C of any notice of a drawing under such L/C, the applicable L/C Issuer shall notify Borrower and Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under an L/C (each such date, an “Honor Date”), Borrower shall reimburse such L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse such L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof.  In such event, Borrower shall be deemed to have requested a Base Rate Loan hereunder to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 7.2 (other than the delivery of a Loan Notice).  Any notice given by any L/C Issuer or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent; whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan hereunder to Borrower in such amount.  Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Revolver Loan because the conditions set forth in Section 7.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing in satisfaction of its participation obligation under this Section 2.3.

(iv)           Until each Lender funds its portion of a Revolver Loan or participation in an L/C Borrowing pursuant to this Section 2.3(c) to reimburse the applicable L/C Issuer for any amount drawn under any L/C, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Lender’s obligation to reimburse the L/C Issuers for amounts drawn under L/Cs (whether by making a Revolver Loans or funding its participation in an L/C Borrowing), as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense, or other right which such Lender may have against the applicable L/C Issuer, Borrower, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Potential Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolver Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 7.2 (other than delivery by Borrower of a Loan Notice).  No funding of a participation in an L/C Borrowing shall relieve or otherwise impair the obligation of Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any L/C, together with interest as provided herein.

(vi)           If any Lender fails to make available to Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing, or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s participation in the L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after an L/C Issuer has made a payment under any L/C and has received from any Lender such Lender’s funding of its participation in the related L/C Borrowing in accordance with Section 2.3(c), if Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation in the L/C Borrowing was outstanding) in the same funds as those received by Administrative Agent.

(ii)           If any payment received by Administrative Agent for the account of any L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 15.12 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the applicable L/C Issuer its Commitment Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause (d) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of Borrower to reimburse the applicable L/C Issuer for each drawing under each L/C and to repay each L/C Borrowing shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such L/C, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense, or other right that Borrower may have at any time against any beneficiary or any transferee of such L/C (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such L/C or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate, or other document presented under such L/C proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such L/C;

(iv)           any payment by the applicable L/C Issuer under such L/C against presentation of a draft or certificate that does not strictly comply with the terms of such L/C; or any payment made by the applicable L/C Issuer under such L/C to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such L/C, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each L/C and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuers Each Lender and Borrower agree that, in paying any drawing under an L/C, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates, and documents expressly required by the L/C) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Related Party of Administrative Agent, or any of the respective correspondents, participants, or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity, or enforceability of any document or instrument related to any L/C or L/C Agreement.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any L/C; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement.  None of the L/C Issuers, any Related Party of Administrative Agent, or any of the respective correspondents, participants, or assignees of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any L/C after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of an L/C.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and Borrower when an L/C is issued (including any such agreement applicable to an Existing L/C), (i) the rules of the ISP shall apply to each standby L/C and each Bond L/C, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial L/C.

(h)           Conflict with L/C Agreement.  In the event of any conflict between the terms hereof and the terms of any L/C Agreement, the terms hereof shall control.

(i)           Bond L/Cs.  Notwithstanding any provision to the contrary set forth in this Section 2.3:

(i)           (A)           The Bond L/Cs shall be subject to the terms and conditions of this Agreement and applicable Law; provided however, that (1) such Bond L/Cs may have expiration dates later than thirteen months from the date of issuance, so long as such date is not later than the L/C Expiration Date; and (2) the terms of such Bond L/Cs must be acceptable to the applicable L/C Issuer and Administrative Agent, and, (I) subject to the provisions of Section 2.3(i)(ii) and 2.3(i)(iii), may provide for the reinstatement of drawn portions of the Bond L/C, whether or not reimbursement has been received (which may have the effect of increasing the amount of such Bond L/C), (II) may provide for automatic extensions thereof, so long as such terms comply with the auto extension provisions set forth in Section 2.3(b)(iii) hereof, and (III) may contain provisions whereby the applicable L/C Issuer is granted certain Rights in collateral and voting Rights under the related Bond Documents, which Rights are expressly assigned by the applicable L/C Issuer to Administrative Agent for the benefit of Lenders pursuant to Section 2.3(i)(iv) herein.

(B)           Borrower may request that an L/C Issuer issue Bond L/Cs by providing at least 30 days prior written notice of such request to the applicable L/C Issuer, and by delivering a certificate at least 30 days prior to the issuance of any Bond L/C to Administrative Agent demonstrating the Companies’ pro forma compliance with the financial covenant set forth in Section 11.1 herein, after giving effect to the issuance of any such Bonds and, without duplication, any Debt incurred by Borrower or any Company in support thereof, and certifying that no Default or Potential Default exists or would result after giving effect thereto.

(ii)           In the event that the proceeds of any drawing under any Bond L/C are used to pay the purchase price of Bonds tendered or deemed tendered by the owner thereof pursuant to the related Bond Documents (such drawing, including the drawing of any accrued interest on the tendered Bonds, a “Bond Purchase Drawing”), then the stated amount of such Bond L/C will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Section 7.2 have been satisfied, and without further approval from Lenders) pursuant to the provisions of the applicable Bond L/C by an amount equal to the Bond Purchase Drawing, so long as (A) the applicable L/C Issuer (or Administrative Agent, as assignee of such L/C Issuer) has been properly accounted for on the securities depository’s records as the beneficial owner of such Bonds purchased with the proceeds (or portion thereof) of the Bond L/C, or (B) such Bonds have been delivered to the appropriate custodian and registered as directed by such L/C Issuer (or Administrative Agent, as assignee of such L/C Issuer), or (c) to the extent provided for in the applicable Bond L/C, such Bonds have been remarketed in accordance with the terms of the applicable Bond Documents and released by the applicable L/C Issuer; provided however, that if the repurchased Bonds are not transferred to such L/C Issuer (or Administrative Agent, as assignee of such L/C Issuer) as required in clauses (A) and (B) preceding, then the applicable L/C Issuer shall notify Administrative Agent (who shall subsequently notify Lenders) of such failure.  Unless otherwise directed by Required Lenders, the applicable L/C Issuer shall then deliver notice to the applicable Trustee prior to the fifth Business Day after any such Bond Purchase Drawing that the amount of such drawing will not be reinstated.

(iii)           If the interest portion of any Bond L/C is drawn by the applicable Trustee to make scheduled interest payments on the outstanding principal amount of the Bonds, then the stated amount of such Bond L/C will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement of the interest portion of such Bond L/C (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Section 7.2 have been satisfied, and without further approval from Lenders) pursuant to the provisions of the applicable Bond L/C.  Subject to compliance with Section 2.3(b) herein, the stated amount of the related Bond L/C may be increased as required by the related Bond Documents (to reflect an increase in the maximum rate of interest or number of days of accrued interest covered by such Bond L/C or otherwise).

(iv)           All liens and security interests securing reimbursement obligations and other obligations owed to the applicable L/C Issuer of any Bond L/C under the related Bond Documents (including, without limitation, any L/C Borrowing), any rights in and to any Bonds or other certificates of indebtedness issued to such L/C Issuer under the related Bond Documents, and any voting rights or other rights created in favor of such L/C Issuer under or pursuant to or in connection with any related Bond Documents (collectively, the “Bond Rights”), now or hereafter existing in favor of such L/C Issuer, are hereby assigned and conveyed by the applicable L/C Issuer to Administrative Agent for the ratable benefit of Lenders.  Notwithstanding anything to the contrary set forth in any Bond L/C, any Bonds, or certificates of indebtedness purchased from the owner thereof by the applicable Trustee with funds received pursuant to a drawing under any Bond L/C shall be registered in the name of Administrative Agent and shall be delivered to or held by Administrative Agent or such other entity as may be specified by the applicable L/C Issuer and approved by Administrative Agent in a written instrument delivered to the applicable Trustee, for the benefit of the applicable L/C Issuer, Administrative Agent, and the other Lenders.  Each L/C Issuer of a Bond L/C agrees to execute all such other assignments, conveyances, financing statements, and other documents required by Administrative Agent to effect the requirements of this Section 2.3(j)(iv); provided that, Lenders, Administrative Agent, and such L/C Issuer agree that in the event any Bonds or certificates of indebtedness are issued to such L/C Issuer (or Administrative Agent as the assignee of such L/C Issuer) as a result of a drawing by the applicable Trustee under the Bond L/C for which such L/C Issuer is not immediately reimbursed, and subsequently the Bonds are remarketed and such L/C Issuer is reimbursed for all amounts so advanced (which reimbursement may be a repayment of any Loan disbursed by Lenders as payment of the related L/C reimbursement obligations under Section 2.3(c) or a repayment of an L/C Borrowing), then any Bonds or certificates of indebtedness shall be released by Administrative Agent and delivered to such Trustee without any further authorization from Lenders or such L/C Issuer.

(v)           To the extent Rights (including, without limitation, voting rights, rights to provide notice and elect remedies, and rights to approve waivers, consents, or amendments of the related Bond Documents) are created in favor of the L/C Issuers of any Bond L/C, such Rights (other than ministerial, non discretionary Rights) may only be exercised with the consent, or in accordance with the directions, of Required Lenders.

(vi)           In the event of any conflict between the terms and provisions of this Section 2.3 relating to Bond L/Cs and the terms and provisions of any Loan Paper relating to L/Cs (other than Bond L/Cs), the terms and provisions of this Section 2.3 shall control.

(j)           L/Cs Issued for Subsidiaries.  Notwithstanding that an L/C issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Borrower or a Metro District, Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such L/C.  Borrower hereby acknowledges that the issuance of L/Cs for the account of Subsidiaries of Borrower or a Metro District inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.4	Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, each Swing Line Lender agrees (severally, not jointly), in reliance upon the agreements of the other Lenders set forth in this Section 2.4, to make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day prior to the Termination Date, notwithstanding the fact that such Swing Line Loans, when aggregated with the Commitment Percentage of the Outstanding Amount of Revolver Loans and L/C Exposure of such Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of all Swing Line Loans made by the Swing Line Lenders shall not exceed the Swing Line Sublimit, (ii) the Commitment Usage shall not exceed the Total Commitment, and (iii) the aggregate Outstanding Amount of the Revolver Loans of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Exposure, plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.4, prepay under Section 3.2, and reborrow under this Section 2.4.  Each Swing Line Loan shall be a Daily Floating LIBOR Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Loan.  Notwithstanding anything to the contrary in this clause (a), a Swing Line Lender shall not be obligated to make Swing Line Loans (x) at a time when any Lender is a Defaulting Lender or (y) if such Swing Line Lender reasonably believes that a Lender will become a Defaulting Lender.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to either Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender and Administrative Agent not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to such Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by the applicable Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless such Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 7 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower.

(c)           Refinancing of Swing Line Loans.

(i)           Each Swing Line Lender, as applicable, at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Commitment Percentage of the Outstanding Amount of the Swing Line Loans owed to such Swing Line Lender.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitment and the conditions set forth in Section 7.2.  The applicable Swing Line Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to Administrative Agent.  Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Notice available to Administrative Agent in immediately available funds for the account of the applicable Swing Line Lender at Administrative Agent’s Office not later than 12:00 noon on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by a Revolver Loan in accordance with Section 2.4(c)(i), the request for Base Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each Lender fund its risk participation in the relevant Swing Line Loans and each Lender’s payment to Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Lender fails to make available to Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of such Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Lender’s obligation to make Revolver Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense, or other right which such Lender may have against the applicable Swing Line Lender, Borrower, or  any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Potential Default, or (C) any other occurrence, event, or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolver Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 7.2.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii)           If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 15.12 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Commitment Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of such Swing Line Lender.  The obligations of Lenders under this clause shall survive the payment in full of the Obligation and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lenders.  Each Swing Line Lender shall be responsible for invoicing Borrower for interest on its respective Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage of such Swing Line Loan shall be solely for the account of the applicable Swing Line Lender.

(f)           Payments Directly to Swing Line Lenders.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

2.5	Increase in Total Commitment; Addition of Term Loan Facility.

(a)           Request for Increase in Total Commitment or Addition of Term Loan Facility.  Provided there exists no Default or Potential Default, upon notice to Administrative Agent (which shall promptly notify Lenders), Borrower may, from time to time, request either (i) an increase in the Total Commitment, or (ii) the addition of one or more term loan facilities under this Agreement (each, a “Term Loan Facility”, and collectively, the “Term Loan Facilities”), such that, after giving effect thereto, the sum of the Total Commitment and aggregate principal amount of loans under the Term Loan Facilities do not exceed $500,000,000; provided, that any such request shall be in a minimum amount of $10,000,000, and greater integral multiples of $500,000 thereof.

(b)           Additional Lenders.  To achieve the full amount of a requested increase and subject to the approval of Administrative Agent, each L/C Issuer, and each Swing Line Lender (which approvals shall not be unreasonably withheld), Borrower may:

(i)           in connection with any increase in the Total Commitment, (A) invite additional Eligible Assignees to become Lenders pursuant to an agreement in form and substance satisfactory to Administrative Agent and its counsel (each, a “Joinder Agreement”), and (B) request one or more Lenders to increase their respective Commitments hereunder, but each such Lender shall not be deemed to have agreed to increase its Commitment unless such Lender notifies Administrative Agent prior to any deadline specified by Borrower (in consultation with Administrative Agent) of its agreement to increase its Commitment and the amount of the increase of such Lender’s Commitment; and

(ii)           in connection with the addition of any Term Loan Facility under this Agreement, invite Eligible Assignees or one or more Lenders to become lenders under such Term Loan Facility pursuant to clause (e) below.

(c)           Effective Date and Allocations.  If the Total Commitment is increased or a Term Loan Facility is added to this Agreement in accordance with this Section, then Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation thereof.  Administrative Agent shall promptly notify Borrower, Lenders (including, without limitation, any Eligible Assignee becoming a Lender) and lenders under the Term Loan Facilities of the final allocation of such increase and the Increase Effective Date.

(d)           Conditions to Effectiveness of Increase in Total Commitment.  As a condition precedent to any increase in the Total Commitment, Borrower shall deliver to Administrative Agent:

(i)           Joinder Agreements executed by Borrower, Administrative Agent, and each Eligible Assignee becoming a new Lender hereunder pursuant to Section 2.5(c) hereof, together with a completed Administrative Questionnaire;

(ii)           with respect to any Lender requesting a Note, a Note executed by Borrower; and

 (iii)           a certificate of each Company dated as of the Increase Effective Date signed by a Responsible Officer of Borrower and each Guarantor (A) certifying and attaching the resolutions adopted by each such entity approving or consenting to such increase, and (B) in the case of Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 8 and the other Loan Papers are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Potential Default exists or would result therefrom.  Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.5) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any non-ratable increase in the Commitments under this Section.

(e)           Conditions to Effectiveness of Addition of a Term Loan Facility.  As a condition precedent to the addition of each Term Loan Facility, Borrower shall deliver to Administrative Agent:

(i)           an amendment, in form and substance satisfactory to Administrative Agent and Required Lenders, executed by Borrower, Administrative Agent, each lender under such Term Loan Facility, and Required Lenders, which shall include provisions relating to the maturity, pricing, and amortization of the term loan and voting rights of the lenders under such Term Loan Facility, and such other changes as Administrative Agent, Required Lenders, and the lenders under such Term Loan Facility shall deem necessary to effect the increase requested hereby;

(ii)           with respect to any lender under such Term Loan Facility requesting a promissory note, such promissory note executed by Borrower;

(iii)           a completed Administrative Questionnaire from each lender under such Term Loan Facility; and

(iv)           a certificate of each Company dated as of the Increase Effective Date signed by a Responsible Officer of Borrower and each Guarantor (A) certifying and attaching the resolutions adopted by each such entity approving or consenting to such increase, and (B) in the case of Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 8 and the other Loan Papers are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Potential Default exists or would result therefrom.

(f)           Conflicting Provisions.  This Section shall supersede any provisions in Sections 3.12 or 15.9 to the contrary.

SECTION 3	TERMS OF PAYMENT.

3.1	Notes and Payments.

(a)           The Loans made by each Lender and any L/C Credit Extension shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans or L/C Credit Extension made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligation.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender or either Swing Line Lender, as the case may be, made through Administrative Agent, Borrower shall promptly execute and deliver to such Lender (through Administrative Agent) a Note (or in the case of a Swing Line Lender, a Swing Line Note), which shall evidence such Lender’s Loans (or in the case of a Swing Line Lender, such Swing Line Lender’s Swing Line Loan) in addition to such account or records.  Each Lender (or Swing Line Lender, as the case may be) may attach schedules to its Note (or Swing Line Note, as the case may be) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in clause (a) herein, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in L/Cs.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(c)           Borrower must make each payment on the Obligation, without condition or deduction for any counterclaim, defense, recoupment, or setoff.  All payments by Borrower hereunder shall be made in Dollars to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s principal office in Dallas, Texas, in funds that will be available for immediate use by Administrative Agent by 1:00 p.m. on the day due; otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day.  Administrative Agent shall promptly distribute to each Lender its Commitment Percentage (or other payment share as provided herein) of such payment to which that Lender is entitled on the same day Administrative Agent receives the funds from Borrower if Administrative Agent receives the payment before 1:00 p.m., and otherwise before 1:00 p.m. on the following Business Day.  If and to the extent that Administrative Agent does not make payments to Lenders when due, unpaid amounts shall accrue interest at the Federal Funds Rate from the due date until (but not including) the payment date.

3.2	Interest and Principal Payments; Prepayments; Voluntary Commitment Reductions.

(a)           Accrued interest on each Revolver Loan that is a LIBOR Loan is due and payable on the last day of its Interest Period.  If any Interest Period with respect to a Revolver Loan that is a LIBOR Loan is a period greater than three months, then accrued interest is also due and payable on the date three months after the commencement of the Interest Period.  Accrued interest on each Base Rate Loan and each Swing Line Loan is due and payable on each Quarterly Date and on the Termination Date.

(b)           The Principal Debt is due and payable on the Termination Date.

(c)           Borrower shall repay the outstanding principal amount of each Swing Line Loan on the earlier to occur of (i) the date that is ten (10) Business Days after such Loan is made, and (ii) the Termination Date.

(d)           If the Commitment Usage ever exceeds the Total Commitment, or if the aggregate unpaid principal amount of all outstanding Swing Line Loans ever exceeds the Swing Line Commitment, then Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Exposure in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Exposure pursuant to this Section 3.2(d) unless, after prepayment in full of the Loans, the Commitment Usage exceeds the Total Commitment then in effect.

(e)           Without premium or penalty and upon giving at least two Business Days prior written and irrevocable notice to Administrative Agent (who shall promptly notify Lenders of its receipt of such notice and its contents), Borrower may terminate all or reduce part of the unused portion of the Total Commitment.  Each partial reduction (unless the remaining portion of such commitment is less) must be in an amount of not less than $5,000,000 or a greater integral multiple of $1,000,000, and shall be ratable among all Lenders according to their respective Commitment Percentages.  Once terminated or reduced, such commitments may not be reinstated or increased.  Borrower shall not terminate or reduce the Total Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Commitment Usage would exceed the Total Commitment.  If, after giving effect to any reduction of the Total Commitment, the L/C Sublimit, or the Swing Line Sublimit, exceeds the amount of the Total Commitment, such sublimits shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Total Commitment.

(f)           Borrower may voluntarily prepay all or any part of the Principal Debt (other than Principal Debt under the Swing Line Subfacility, which may be prepaid in accordance with clause (g) below) at any time without premium or penalty, subject to the following conditions:

(i)           Administrative Agent must receive Borrower’s written payment notice (which shall specify (1) the payment date, and (2) the Type and amount of the Loan(s) to be paid; such notice shall constitute an irrevocable and binding obligation of Borrower to make a payment on the designated date) by 11:00 a.m. on (x) the first Business Day preceding the date of payment of a Revolver Loan that is a LIBOR Loan, and (y) the date of payment of a Base Rate Loan;

(ii)           each partial payment must be in a minimum amount of at least $500,000 if a Base Rate Loan or $1,000,000 if a Revolver Loan that is a LIBOR Loan or, in either case, a greater integral multiple of $100,000;

(iii)           all accrued interest on the principal amount so to be prepaid must also be paid in full on the date of payment;

(iv)           Borrower shall pay any related Funding Loss upon demand; and

(v)           unless a Default or Potential Default has occurred and is continuing (or would arise as a result thereof), any prepayment of the Principal Debt may be reborrowed by Borrower, subject to the terms and conditions of the Loan Papers.

Administrative Agent will promptly notify each Lender of its receipt of a payment notice from Borrower, and of the amount of such Lender’s Commitment Percentage of such prepayment.

(g)           Borrower may, upon notice to the applicable Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans owed to such Swing Line Lender, in whole or in part without premium or penalty; provided, that (i) such notice must be received by the applicable Swing Line Lender and Administrative Agent not later than 12:00 noon on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000, or a greater integral multiple thereof.  Each such notice shall specify the date and amount of such prepayment.  Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

3.3	Interest Options.

Except where specifically otherwise provided, (a) Revolver Loans bear interest at an annual rate equal to the lesser of (i) the Base Rate plus the Applicable Margin or LIBOR plus the Applicable Margin for the Interest Period, if any, selected by Borrower (in each case as designated or deemed designated by Borrower), as the case may be, and (ii) the Maximum Rate, and (b) Swing Line Loans bear interest at an annual rate equal to the lesser of (i) Daily Floating LIBOR plus the Applicable Margin and (ii) the Maximum Rate.  Each change in the Base Rate, Daily Floating LIBOR, and the Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

3.4	Quotation of Rates.

A Responsible Officer of Borrower may call Administrative Agent before delivering a Loan Notice or Swing Line Loan Notice to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrower delivers its Loan Notice or Swing Line Loan Notice or on the Loan Date.

3.5	Default Rate.

While any Default exists, then upon the request of Required Lenders (except in the case of a Default resulting from the failure to pay Principal Debt when due, in which case, such increase shall be automatic), Borrower shall pay interest on the Principal Debt at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  If any amount (other than principal of any Loan) payable by Borrower under any Loan Paper is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, then upon the request of Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

3.6	Interest Recapture.

If the designated interest rate applicable to any Loan exceeds the Maximum Rate, the interest rate on that Loan is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect.  If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

3.7	Interest Calculations; Retroactive Adjustments of Applicable Margin.

(a)           All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.1(c), bear interest for one day.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that the ratio of Funded Debt to  Adjusted EBITDA, as calculated by Borrower pursuant to Section 11.1 as of any applicable date, was inaccurate, and (ii) a proper calculation thereof would have resulted in higher pricing and fees for such period, then Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under Debtor Relief Law, automatically and without further action by Administrative Agent, any Lender, or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender, or any L/C Issuer, as the case may be, under Section 2.3(c)(iii), 5.3, or 3.3 or under Section 12.  Borrower’s obligations under this paragraph shall survive the termination of the Total Commitment and the repayment of all other Obligations hereunder.

3.8	Maximum Rate.

Regardless of any provision contained in any Loan Paper or any document related thereto, no Lender is entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate, and, if Lenders ever do so, then any excess shall be treated as a partial payment of principal and any remaining excess shall be refunded to Borrower.  In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this Agreement for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary payments and their effects, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation.  However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount).

3.9	Interest Periods.

When Borrower requests LIBOR for Revolver Loans, Borrower may elect the applicable Interest Period.  No more than ten (10) LIBOR Interest Periods may be in effect at one time.

3.10	Order of Application.

(a)           If no Default or Potential Default exists, payments, and prepayments of the Obligation shall be applied first to fees then due, second to accrued interest then due and payable on the Principal Debt, and then to the remaining Obligation in the order and manner as Borrower may direct.

(b)           If a Default or Potential Default exists, any payment or prepayment (including proceeds from the exercise of any Rights) shall be applied to the Obligation in the following order:  (i) to the payment of all fees, expenses, and indemnities for which Administrative Agent has not been paid or reimbursed in accordance with the Loan Papers; (ii) to the ratable payment of all fees, expenses, and indemnities (other than L/C fees set forth in Section 5.3 hereof (collectively, “L/C Fees”)) for which Lenders have not been paid or reimbursed in accordance with the Loan Papers (as used in this clause (ii), a “ratable payment” for any Lender shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Lender bears to the total aggregate fees, expenses, and indemnities owed to all Lenders on such date of determination); (iii) to the ratable payment of accrued and unpaid interest on the Principal Debt and L/C Fees (as used in this clause (iii), “ratable payment” means, for any Lender, on any date of determination, that proportion which the accrued and unpaid interest on the Principal Debt owed to such Lender bears to the total accrued and unpaid interest on the Principal Debt owed to all Lenders); (iv) to the ratable payment of the Principal Debt (as used in this clause (iv), “ratable payment” means for any Lender, on any date of determination, that proportion which the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders); (v) to Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of L/Cs; (vi) to the payment of the remaining Obligation in the order and manner Required Lenders deem appropriate; and (vii) the balance, if any, after all of the Obligation has been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of L/Cs pursuant to clause (v) above shall be applied to satisfy drawings under such L/Cs as they occur.  If any amount remains on deposit as Cash Collateral after all L/Cs have either been fully drawn or expired, such remaining amount shall be applied to the other Obligation, if any, in the order set forth above.

Subject to the provisions of Section 14 and provided that Administrative Agent shall not in any event be bound to inquire into or to determine the validity, scope, or priority of any interest or entitlement of any Lender and may suspend all payments or seek appropriate relief (including, without limitation, instructions from Required Lenders or Required Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby, Administrative Agent shall promptly distribute such amounts to each Lender in accordance with the Agreement and the related Loan Papers.

3.11	Payments Generally.

(a)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of Sections 2 or 3, and such funds are not made available to Borrower by Administrative Agent because the conditions set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(b)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.12	Sharing of Payments, Etc.

If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each Lender; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Exposure or Swing Line Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).  Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 3.12 may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of setoff) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation.

3.13	Booking Loans.

To the extent permitted by Law, any Lender may make, carry, or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates.  However, no Affiliate is entitled to receive any greater payment under Section 4.3 than the transferor Lender would have been entitled to receive with respect to those Loans.

3.14	Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of Administrative Agent (i) if the L/C Issuer has honored any full or partial drawing request under any L/C and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent, the L/C Issuer, or the Swing Line Lender, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer, and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts, and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.14(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency or in the amount of such third party rights or claims to which the Cash Collateral is subject, as applicable.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.14, Section 2.3, Section  2.4, Section  3.15, or Section 13 in respect of L/C or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.11(vi))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Company shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 3.14 may be otherwise applied in accordance with Section 3.10), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.15	Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in Section 15.9.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees, or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 15.13), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or L/C; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 5.4 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to the extent allocable to its Commitment Percentage of the Swing Line Loans for which such Defaulting Lender has provided Cash Collateral (in which case Borrower shall (A) be required to pay to the Swing Line Lender the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 5.3.

(iv) Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance, or fund participations in L/Cs or Swing Line Loans pursuant to Sections 2.3 and 2.4, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance, or fund participations in L/Cs and Swing Line Loans shall not exceed the excess, if any, of (1) the Commitment of that non-Defaulting Lender over (2) the aggregate Outstanding Amount of the Revolver Loans of that Lender.

(b)           Defaulting Lender Cure.  If Borrower, Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolver Loans and funded and unfunded participations in L/Cs and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 3.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 4	TAXES, YIELD PROTECTION, AND ILLEGALITY

4.1	Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Paper shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent, Lender, or applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent, each Lender, and each L/C Issuer, within 10 days after receipt by Borrower of written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender, or such L/C Issuer, as the case may be, and, to the extent not resulting from the gross negligence or willful misconduct by Administrative Agent, any Lender, or either L/C Issuer, any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the applicable L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or the applicable L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which Borrower is a resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Paper shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is a resident for Tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If Administrative Agent, any Lender, or either L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender, or the applicable L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that Borrower, upon the request of Administrative Agent, such Lender, or the applicable L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender, or the applicable L/C Issuer in the event Administrative Agent, such Lender, or the applicable L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent, any Lender, or the applicable L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

4.2	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR or Daily Floating LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Revolver Loans that are LIBOR Loans or to convert Base Rate Loans to Revolver Loans that are LIBOR Loans, or to make Daily Floating LIBOR Loans, shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor (or, in the case of Daily Floating LIBOR Loans, on the next Business Day for LIBOR Loans), if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Revolver Loan that are LIBOR Loans, Daily Floating LIBOR Loans, or participations in Swing Line Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

4.3	Inability to Determine Rates.

If Required Lenders determine that for any reason in connection with any request for a LIBOR Loan or, with respect to a Revolver Loan that is a LIBOR Loan, the conversion to or continuation thereof, that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Revolver Loan that is a LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period or Daily Floating LIBOR with respect to the applicable proposed LIBOR Loan, or (c) LIBOR for any requested Interest Period or Daily Floating LIBOR with respect to the applicable proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Administrative Agent (upon the instruction of Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Loan of, conversion to, or continuation of Revolver Loans that are, LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

4.4	Increased Costs; Reserves on Revolver Loans that are LIBOR Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with, or for the account of, or credit extended, or participated in by, any Lender (except any reserve requirement contemplated by Section 4.4(e)) or the L/C Issuers;

(ii) subject any Lender or either L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any L/C, any participation in a L/C, or any Revolver Loan that is a LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or either L/C Issuer or the London interbank market any other condition, cost, or expense affecting this Agreement or LIBOR Loans made by such Lender or any L/C or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing, or maintaining any L/C (or of maintaining its obligation to participate in or to issue any L/C), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest, or any other amount) then, upon request of such Lender or such L/C Issuer, Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or either L/C Issuer determines that any Change in Law affecting such Lender or the applicable L/C Issuer or any Lending Office of such Lender or such Lender’s or the applicable L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the applicable L/C Issuer’s capital or on the capital of such Lender’s or the applicable L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in L/Cs held by, such Lender, or the L/Cs issued by the applicable L/C Issuer, to a level below that which such Lender or the applicable L/C Issuer or such Lender’s or the applicable L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the applicable L/C Issuer’s policies and the policies of such Lender’s or the applicable L/C Issuer’s holding company with respect to capital adequacy), then from time to time, upon demand of such Lender or the applicable L/C Issuer, Borrower will pay to such Lender or the applicable L/C Issuer, as the case may be, such additional amount as will compensate such Lender or the applicable L/C Issuer or such Lender’s or the applicable L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or either L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the applicable L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or the applicable L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or either L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the applicable L/C Issuer’s right to demand such compensation, provided, that that Borrower shall not be required to compensate a Lender or the applicable L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the applicable L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the applicable L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on LIBOR Loans.  Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, that Borrower shall have received at least 10 days prior notice (with a copy to Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the last day of the relevant Interest Period, such additional interest shall be due and payable 10 days from receipt of such notice.

4.5	Compensation for Losses.

Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, or expense incurred by it as a result of:

(a)           any continuation, conversion, payment, or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)           any assignment of a Revolver Loan that is a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 15.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lenders under this Section 4.5, each Lender shall be deemed to have funded each Revolver Loan that is a LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

4.6	Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.4, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender gives a notice pursuant to Section 4.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 4.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, Borrower may replace such Lender in accordance with Section 15.14.

4.7	Survival.

All of Borrower’s obligations under this Section 4 shall survive termination of the Total Commitment and repayment of the Obligation hereunder.

SECTION 5	FEES.

5.1	Treatment of Fees.

The fees described in this Section 5 (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(c), (d) are non-refundable, and (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate.

5.2	Fee Letter.

Borrower shall pay to the Joint Lead Arrangers and Administrative Agent, for their respective accounts or for the respective accounts of Lenders, as the case may be, fees in the amounts and at the times specified in the applicable Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

5.3	L/C Fees.

(a)           L/C Fees.  Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Commitment Percentage (i) a fee for each commercial L/C equal to 1/8 of 1% per annum times the actual daily maximum amount available to be drawn under each such L/C, and (ii) a fee for each standby L/C equal to the Applicable Margin for Revolver Loans that are LIBOR Loans times the actual daily maximum amount available to be drawn under each such L/C; provided, however, any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any L/C as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to Section 2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such L/C pursuant to Section 3.15(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account.  Such fee for each L/C shall be due and payable quarterly in arrears on each Quarterly Date, commencing with the first such date to occur after the issuance of such L/C, and on the expiration date of such L/C.  If there is any change in the Applicable Margin during any quarter, the actual daily amount of each standby L/C shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of Required Lenders, while any Default exists, the fees set forth herein with respect to L/Cs shall accrue at the Default Rate.

(b)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  Borrower shall pay directly to each L/C Issuer, for its own account, a fronting fee in an amount specified in the applicable Fee Letter executed by Borrower and such L/C Issuer, or such other amount as may be agreed upon by Borrower and such L/C Issuer, or, with respect to commercial L/Cs, in an amount agreed upon by Borrower and such L/C Issuers.  Such fronting fee shall be due and payable (i) with respect to standby L/Cs, on the tenth Business Day after the end of each January, April, July, and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such L/C, on the L/C Expiration Date, and thereafter on demand, or (ii) with respect to commercial L/Cs, upon the issuance thereof.  In addition, Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)           Calculation of L/C Fees.  Each L/C (other than a fee payable upon the issuance of the L/C) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

5.4	Commitment Fee.

Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Commitment Percentage, a commitment fee equal to the Applicable Percentage times the daily amount by which the Total Commitment exceeds the Commitment Usage (excluding from Commitment Usage, for the purposes hereof, the outstanding principal balance of Swing Line Loans).  The commitment fee shall accrue at all times from the Closing Date to the Termination Date, including at any time during which one or more of the conditions in Section 7 is not met, and shall be due and payable quarterly in arrears on each Quarterly Date, commencing with the first such date to occur after the Closing Date, and on the Termination Date.  The commitment fee shall be calculated quarterly in arrears on the basis of the actual days elapsed (including the first day but excluding the last day) in a calendar year of 360 days, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

SECTION 6	GUARANTY AND SECURITY.

6.1	Guaranty.

Full and complete payment of the Obligation under the Loan Papers shall be guaranteed in accordance with a Guaranty executed by each Restricted Company (other than Borrower) organized under the Laws of the United States (or any state thereof).

6.2	Collateral.

Full and complete payment of the Obligation under the Loan Papers shall be secured by (a) all capital stock or other equity interests issued to a Restricted Company by any Restricted Subsidiary organized under the Laws of the United States (or any state thereof), other than the Northstar Subsidiaries and Grand Teton Lodge Company, and (b) 65% of all capital stock or other equity interests issued to a Restricted Company organized under the Laws of the United States (or any state thereof) by any Restricted Subsidiary organized under the Laws of any country other than the United States.

6.3	Additional Collateral and Guaranties.

Administrative Agent may, without notice or demand and without affecting any Person’s obligations under the Loan Papers, from time to time (a) receive and hold additional collateral from any Person for the payment of all or any part of the Obligation (including, without limitation, collateral assigned to Administrative Agent pursuant to Section 2.3(i)(iv) herein) and exchange, enforce, or release all or any part of such additional collateral (in accordance with Section 14.9), and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligation and release any endorser or guarantor, or any Person who has given any other security for the payment of all or any part of the Obligation, or any other Person in any way obligated to pay all or any part of the Obligation (in accordance with Section 14.9).

6.4	Additional Documents or Information.

Each Company will execute or cause to be executed, stock powers, control agreements, and other writings in the form and content reasonably required by Administrative Agent, and shall deliver (or grant Administrative Agent the authority to file on behalf of each Company) financing statements requested by Administrative Agent.  Borrower shall pay all costs of (a) filing any financing, continuation, amendment, or terminations statements, or (b) other actions taken by Administrative Agent relating to the Collateral, including, without limitation, costs, and expenses of any Lien search required by Administrative Agent.

SECTION 7	CONDITIONS PRECEDENT.

7.1	Initial Advance.

Lenders will not be obligated to fund the initial Loans hereunder, and the L/C Issuers will not be obligated to issue the initial L/Cs hereunder, unless Administrative Agent has received each of the items in clauses (a) through (i) below, each in form and substance satisfactory to Administrative Agent and each of the Lenders, and the conditions in clauses (j) and (k) below have been satisfied (other than each item or condition listed on Schedule 7.1, which items or conditions are hereby permitted to be delivered or satisfied after the Closing Date, but not later than the respective dates for delivery or satisfaction specified on Schedule 7.1):

(a)           an executed counterpart of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(b)           with respect to any Lender requesting a Note pursuant to Section 3.1(a), a Revolver Note, payable to the order of such requesting Lender, as contemplated in Section 3.1(a), and if requested by either Swing Line Lender pursuant to Section 3.1(a), a Swing Line Note, payable to such Swing Line Lender;

(c)           from any Restricted Company (other than Borrower) organized under the Laws of the United States (or any state thereof) (i) that has not previously executed a Guaranty, a Guaranty executed by such Restricted Company, or (ii) that has previously executed a Guaranty, a Confirmation of Guaranty executed by such Restricted Company;

(d)           from any Restricted Company organized under the Laws of the United States (or any state thereof) holding capital stock or other equity interests of any Restricted Subsidiary (other than stock in the Northstar Subsidiaries and Grand Teton Lodge Company), (i) that has not previously executed a Pledge Agreement, a Pledge Agreement executed by such Person, pledging the portion of such capital stock or other equity interests required pursuant to Section 6.2, or (ii) that has previously executed a Pledge Agreement, a Confirmation of Pledge Agreement executed by such Person;

(e)           an Officers’ Certificate for each Restricted Company, relating to articles of incorporation or organization, bylaws, regulations, or operating agreements, resolutions, and incumbency;

(f)           Certificates of Existence and Good Standing (Account Status) for each Restricted Company from its state of organization and each other state where it does business, each dated after January 1, 2011;

(g)           Legal opinions of Fiona E. Arnold, General Counsel of VRI, Gibson, Dunn & Crutcher, LLP, special New York counsel to the Restricted Companies, and such local counsel as Administrative Agent shall request, each in form and substance satisfactory to Administrative Agent; one of the foregoing opinions shall include opinions confirming that (i) the Debt incurred under this Agreement and the related Loan Papers (A) has been incurred or entered into in compliance with the requirements of the VRI Senior Subordinated Indenture, and (B) constitutes “Senior Debt” under the terms of the VRI Senior Subordinated Indenture, and (ii) this Agreement constitutes the “Credit Agreement” as such term is defined in the VRI Senior Subordinated Indenture.

(h)           a certificate signed by a Responsible Officer certifying that (i) all of the representations and warranties of the Companies in the Loan Papers are true and correct in all material respects; (ii) no Default or Potential Default exists under the Existing Agreement; (iii) no Default or Potential Default exists or would result from the execution and delivery of the Loan Papers or the proposed funding of the Loans or issuance of L/Cs on the Closing Date; (iv) there has been no event or circumstance since July 31, 2010 that has had or could be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Event; and (v) except as set forth on Schedule 8.7, there is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected to result in a Material Adverse Event;

(i)           evidence that all insurance required to be maintained pursuant to the Loan Papers has been obtained and is in effect;

(j)           payment of all fees payable on or prior to the Closing Date to Administrative Agent, any Related Party of Administrative Agent, and any Lender as provided for in Section 5; and

(k)           unless waived by Administrative Agent, payment in full of all reasonable fees, expenses, and disbursements of Haynes and Boone, LLP and, without duplication, the reasonably allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel (collectively, “Attorney Costs”) of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 14.5, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or been satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2	Each Advance.

The obligation of each Lender to make any Loan (other than a conversion of Loans to the other Type or a continuation of Revolver Loans as LIBOR Loans) is subject to the following conditions precedent:  (a) Administrative Agent shall have timely received a Loan Notice (or in the case of a Swing Line Loan, a Swing Line Loan Notice) or the applicable L/C Issuer shall have timely received the applicable L/C Agreement; (b) the applicable L/C Issuer shall have received any applicable L/C fee; (c) all of the representations and warranties of the Companies in the Loan Papers are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or permitted by this Agreement); (d) no Material Adverse Event, Default or Potential Default exists or would result from the proposed funding of such Loans or issuance of L/Cs; and (e) the funding of the Loans or issuance of the L/Cs is permitted by Law.  Upon Administrative Agent’s reasonable request, Borrower shall deliver to Administrative Agent evidence substantiating any of the matters in the Loan Papers that are necessary to enable Borrower to qualify for the Loans or L/Cs.  Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.  Subject to the prior approval of Required Lenders, Lenders may fund any Loan, and the applicable L/C Issuer may issue any L/C, without all conditions being satisfied, but, to the extent permitted by Law, that funding and issuance shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Required Lenders specifically waive each item in writing.  Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Revolver Loans as LIBOR Loans), each Swing Line Loan Notice, and each L/C Agreement submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 7.2 have been satisfied on and as of the date of the applicable Loan or issuance of the applicable L/C.  Notwithstanding anything to the contrary set forth in this Section 7.2, Lenders will not be obligated to honor any Loan Notice (including a Loan Notice converting Revolver Loans that are Base Rate Loans to Revolver Loans that are LIBOR Loans or continuing Revolver Loans that are LIBOR Loans) or Swing Line Loan Notice if a Default or Potential Default exists or would result after giving effect to the proposed funding, conversion, or continuation of such Loans or issuance of L/Cs.

SECTION 8	REPRESENTATIONS AND WARRANTIES.

Borrower (and each Guarantor by execution of a Guaranty) represents and warrants to Administrative Agent and Lenders as set forth below; provided however, that representations and warranties of any such Guarantor shall be made solely as to such Guarantor and its Subsidiaries:

8.1	Regulation U.

No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any Law, including, without limitation, the provisions of Regulations U or X (as enacted by the Board of Governors of the Federal Reserve System, as amended).  Following the application of the proceeds of each Loan, each L/C Borrowing, or each drawing under each L/C, not more than 25% of the value of the assets (either of Borrower only or the Companies on a consolidated basis) subject to the provisions of Section 10.5, Section 10.10, and Section 10.11 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 12.8 will be margin stock.

8.2	Corporate Existence, Good Standing, Authority, and Compliance.

Each Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized as identified on Schedule 8.2 (or any revised Schedule 8.2 delivered by Borrower to Lenders evidencing changes permitted by Sections 9.10, 9.11, 10.10, or 10.11).  Except where failure is not a Material Adverse Event, each Restricted Company (a) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing as identified on Schedule 8.2 (or any such revised Schedule 8.2), and (b) possesses all requisite authority, permits, licenses, consents, approvals, and power to (i) own or lease its assets and conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (ii) execute, deliver, and perform its obligations under the Loan Papers to which it is party.

8.3	Subsidiaries.

VRI has no Subsidiaries, other than as disclosed on Schedule 8.2 (or on any revised Schedule 8.2 delivered by Borrower to Lenders evidencing changes permitted by Sections 9.10, 9.11, 10.10, or 10.11).  All of the outstanding shares of capital stock (or similar voting interests) of the Restricted Companies are duly authorized, validly issued, fully paid, and nonassessable.  All of the outstanding shares of capital stock of the Restricted Companies other than VRI are owned of record and beneficially as set forth thereon, free and clear of any Liens, restrictions, claims, or Rights of another Person, other than Permitted Liens, and are not subject to any warrant, option, or other acquisition Right of any Person or subject to any transfer restriction, other than restrictions imposed by securities Laws and general corporate Laws.  All Unrestricted Subsidiaries meet the requirements of “Unrestricted Subsidiaries” as set forth in the definition thereof.  All Unrestricted Subsidiaries that are being re-designated as “Restricted Subsidiaries” on the Closing Date are in compliance with Section 9.11(b) as of the Closing Date (other than each item or condition listed on Schedule 7.1, which items or conditions are hereby permitted to be delivered or satisfied after the Closing Date, but not later than the respective dates for delivery or satisfaction specified on Schedule 7.1).

8.4	Authorization and Contravention.

The execution and delivery by, and enforcement against, each Restricted Company of each Loan Paper or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its organizational power, (b) have been duly authorized by all necessary action, (c) require no action by or filing with any Governmental Authority (other than any action or filing that has been taken or made on or before the Closing Date), (d) do not violate any provision of its organizational documents, (e) do not violate any provision of Law or any order of any Governmental Authority applicable to it, other than violations that individually or collectively are not a Material Adverse Event, (f) do not violate any Material Agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of any Company.

8.5	Binding Effect.

Upon execution and delivery by all parties thereto, each Loan Paper which is a contract will constitute a legal and binding obligation of each Restricted Company party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

8.6	Financial Statements; Fiscal Year.

The Current Financials were prepared in accordance with GAAP and, together with the notes thereto, present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on, the date or dates thereof (subject only to normal year-end adjustments), and show all material indebtedness and other liabilities, direct, or contingent, of the Companies as of such date or dates, including liabilities for Taxes, material commitments and Debt.  Since the date of the Current Financials, there has been no event or circumstance, either individually or in the aggregate, that has resulted in or could reasonably be expected to result in a Material Adverse Event.  The fiscal year of Borrower ends on July 31.

8.7	Litigation.

Except as disclosed on Schedule 8.7, (a) no Company (other than as a creditor or claimant) is subject to, or aware of the threat of, any Litigation (i) that is reasonably likely to be determined adversely to any Company and, if so adversely determined, shall result in a Material Adverse Event, or (ii) that purports to affect or pertain to this Agreement or any other Loan Paper, or any of the transactions contemplated hereby, (b) no outstanding or unpaid judgments against any Company exist, and (c) no Company is a party to, or bound by, any judicial or administrative order, judgment, decree, or consent decree relating to any past or present practice, omission, activity, or undertaking which constitutes a Material Adverse Event.

8.8	Taxes.

All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, other than returns for which the failure to file is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing any liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Sections 8.9 and Section 8.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, and all Taxes shown as due and payable in such returns have been paid before delinquency, other than Taxes for which the criteria for Permitted Liens (as specified in clause (j) of the definition of “Permitted Liens”) have been satisfied, for which nonpayment is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing any liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 8.9 and Section 8.10 herein that reasonably likely to be secured by Liens) in excess of the Threshold Amount, or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided.  There is no proposed Tax assessment against any Company that would, if made, result in a Material Adverse Event or, in any event, result in a Lien on the assets of such Company or Companies securing any liability (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 8.9 and Section 8.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount.

8.9	Environmental Matters.

Except as disclosed on Schedule 8.9 and except for conditions, circumstances, or violations that are not, individually or in the aggregate, a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 8.8 and Section 8.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, no Company (a) knows of any environmental condition or circumstance adversely affecting any Company’s properties or operations, (b) has, to its knowledge, received any written report of any Company’s violation of any Environmental Law, or (c) knows that any Company is under any obligation imposed by a Governmental Authority to remedy any violation of any Environmental Law.  Except as disclosed on Schedule 8.9, each Company believes that its properties and operations do not violate any Environmental Law, other than violations that are not, individually or in the aggregate, a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 8.8 and Section 8.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount.  No facility of any Company is used for, or to the knowledge of any Company has been used for, treatment or disposal of any Hazardous Substance or storage of Hazardous Substances, other than in material compliance with applicable Environmental Laws.

8.10	Employee Plans.

Each Employee Plan is in compliance in all material respects with, and has been administered in compliance with, the applicable provisions of ERISA, the Code, and any other applicable law.  No Employee Plan is subject to the “at-risk” requirements in section 303 of ERISA and section 430 of the Code.  Except where the occurrence or existence, individually or in the aggregate, is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of any Company or the Companies securing liability of any Company or the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 8.8 and Section 8.9 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, (a) no Employee Plan or Multiemployer Plan, as applicable, has any “unpaid minimum required contribution” (as described in section 4971(c)(4) of the Code), whether or not waived, or any “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Code), (b) no Company nor any ERISA Affiliate has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (c) no Company nor any ERISA Affiliate has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no Company nor any ERISA Affiliate, nor any Multiemployer Plan to which any Company or any ERISA Affiliate contributes to or has contributed to, has received notice concerning the determination that the Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (e) no Company nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code), and (f) no “reportable event” (as defined in section 4043 of ERISA) has occurred with respect to an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

8.11	Properties and Liens.

(a)           Each Company has good and marketable title in fee simple to, or a valid leasehold interest in, all material property reflected on the Current Financials (other than for property that is obsolete or that has been disposed of in the ordinary course of business or as otherwise permitted by Section 10.10 or Section 10.11).

(b)           Except for Permitted Liens, no Lien exists on any property of any Company (including, without limitation, the Forest Service Permits and the Water Rights), and the execution, delivery, performance, or observance of the Loan Papers will not require or result in the creation of any Lien on any Company’s property.

(c)           As of the date hereof, the Forest Service Permits constitute all of the material licenses, permits, or leases from the U.S. held by the Companies for use in connection with their respective skiing businesses.

(d)           Each of the Water Rights is, to the knowledge of the Companies, in full force and effect and, to the knowledge of the Companies, there is no material default or existing condition which with the giving of notice or the passage of time or both would cause a material default under any Water Right that is material to the operation of the Companies.  Subject to the available supply and to the terms and conditions of the applicable decrees, the Companies’ Water Rights provide a dependable, legal and physical snowmaking, irrigation, and domestic water supply for the operation of the Companies’ businesses.

(e)           As of the Closing Date, (i) the Companies own the Critical Assets set forth on Schedule 8.11, and (ii) each Existing Critical Asset (other than Existing Critical Assets owned by Heavenly Valley) is owned by either a Wholly Owned Restricted Subsidiary of Borrower  or a Restricted Subsidiary of Borrower.

8.12	Government Regulations.

No Company or Controlling Person is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.13	Transactions with Affiliates.

Except as set forth in Schedule 8.13 and except for other transactions which do not, in the aggregate, cost the Restricted Companies more than $2,000,000 in any fiscal year, no Restricted Company is a party to any transaction with any Affiliate (other than another Restricted Company), except upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

8.14	Debt.

No Company is an obligor on any Debt, other than Permitted Debt.

8.15	Material Agreements.

All Material Agreements to which any Restricted Company is a party are in full force and effect, and no default or potential default (a) exists on the part of any Restricted Company thereunder that is a Material Adverse Event or (b) would result from the consummation of the transactions contemplated by this Agreement or any other Loan Paper.

8.16	Labor Matters.

There are no binding agreements of any type with any labor union, labor organization, collective bargaining unit or employee group to which any Company is bound, other than agreements which may be entered into after the Closing Date which do not constitute a Material Adverse Event.  No actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company that constitute a Material Adverse Event exist.  Hours worked by and payment made to employees of the Companies have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Law dealing with labor matters, other than any violations, individually or collectively, that are not a Material Adverse Event.  All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

8.17	Solvency.

On the Closing Date, on each Loan Date, and on each date of an L/C Credit Extension, Borrower, and each Guarantor are, and after giving effect to the requested Loan, will be, Solvent.

8.18	Intellectual Property.

Each Company owns (or otherwise holds rights to use) all material Intellectual Property, licenses, permits, and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the Closing Date.  To its knowledge, each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, would not, individually or collectively, constitute a Material Adverse Event, and to the best of each Company’s knowledge, no slogan or other advertising device, product, process, method, substance, or part or other material now employed, or now contemplated to be employed, by such Company infringes upon any rights held by any other Person.  To the knowledge of any Company as of the date hereof, no infringement or claim of infringement by others of any material Intellectual Property, license, permit, trade name, or other intellectual property of any Company exists, other than claims which will not result in a Material Adverse Event.

8.19	Full Disclosure.

Each material fact or condition relating to the Loan Papers or the financial condition, business, or property of any Company has been disclosed to Administrative Agent.  All reports, financial statements, certificates, and other information furnished by any Company to Administrative Agent in connection with the Loan Papers on or before the Closing Date was, taken as a whole, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

8.20	Insurance.

The properties of the Companies are insured with financially sound and reputable insurance companies not Affiliates of the Companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Companies operate.

8.21	Compliance with Laws.

Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Event.

8.22	Senior Debt.

The Obligation represents, among other things, the restatement, renewal, amendment, extension, and modification of the “Obligation” (as defined in the Existing Agreement) and constitutes “Senior Debt” under the VRI Senior Subordinated Indenture and other documents evidencing and relating to Subordinated Debt.

SECTION 9	AFFIRMATIVE COVENANTS.

So long as Lenders are committed to fund Loans and the L/C Issuers are committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

9.1	Items to be Furnished.

Borrower shall cause the following to be furnished to each Lender:

(a)           With respect to each fiscal year of the Companies, within 5 Business Days after the date required to be filed with the Securities and Exchange Commission as part of the Companies’ periodic reporting, Financial Statements showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, accompanied by: (A) the unqualified opinion of a “Registered Public Accounting Firm” (as such term is specified in the Securities Laws) of nationally-recognized standing, based on an audit using generally accepted auditing standards and applicable Securities Laws, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies, (B) any management letter prepared by the accounting firm delivered in connection with its audit, (C) a certificate from the accounting firm to Administrative Agent indicating that during its audit it obtained no knowledge of any Default or Potential Default, or if it obtained knowledge, the nature and period of existence thereof, and (D) a Compliance Certificate with respect to the Financial Statements.

(b)           With respect to each fiscal quarter of the Companies (other than the last fiscal quarter of each fiscal year), within 5 Business Days after the date required to be filed with the Securities and Exchange Commission as part of the Companies periodic reportings, Financial Statements showing the consolidated financial condition and results of operations of the Companies for such fiscal quarter and for the period from the beginning of the current fiscal year to the last day of such fiscal quarter, accompanied by a Compliance Certificate with respect to the Financial Statements.

(c)           Promptly after receipt, a copy of each interim or special audit report, management letter, and recommendations issued by independent accountants with respect to any Company or its financial records.

(d)           Notice, promptly after any Company knows or has reason to know, of (i) the existence and status of any Litigation that, if determined adversely to any Company, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Restricted Company in connection with any Loan Paper, (iii) the receipt by any Company of notice of any violation or alleged violation of any Environmental Law or ERISA (which individually or collectively with other violations or allegations is reasonably likely to constitute a Material Adverse Event), (iv) a Default or Potential Default, specifying the nature thereof and what action the Restricted Companies have taken, are taking, or propose to take, (v) any breach or nonperformance of, or default under, a Material Agreement of a Restricted Company that is reasonably likely to result in a Material Adverse Event, (vi) any material change in accounting policies or financial reporting practices by any Restricted Company, (vii) the occurrence of any Internal Control Event, or (viii) the occurrence of any event pursuant to which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) is granted or otherwise obtains or receives the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time, directly or indirectly, 5% or more of the equity securities of VRI entitled to vote for members of the board of directors or equivalent governing body of VRI on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).  Each notice pursuant to Section 9.1(d)(iv) shall describe with particularity any and all provisions of this Agreement and any other Loan Paper that have been breached.

(e)           Promptly after filing, copies of all material reports or filings filed by or on behalf of any Company with any securities exchange or the Securities and Exchange Commission (including, without limitation, copies of each Form 10-K, Form 10-Q, and Form S-8 filed by, or on behalf of, VRI with the Securities and Exchange Commission within 15 days after filing).

(f)           Documents required to be delivered pursuant to Section 9.1(a) and (b) and Section 9.1(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 1, or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided, that: (x) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender, and (y) Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 9.1(a) and (b) to Administrative Agent.  Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent will make available to Lenders and L/C Issuers materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Joint Lead Arrangers, L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(g)           Subject to the confidentiality provisions set forth in Section 15.15, promptly upon reasonable request by Administrative Agent or any Lender (through Administrative Agent), information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets, and liabilities of the Companies (including, but not limited to, seasonal operating statistics, annual budgets, etc.) and opinions, certifications, and documents in addition to those mentioned in this Agreement.

(h)           With respect to the post-closing items set forth on Schedule 7.1, if any, deliver, or cause to be delivered, to Administrative Agent, all agreements, documents, instruments, or other items listed on Schedule 7.1 on or prior to the date specified for delivery thereof on Schedule 7.1.

9.2	Use of Proceeds.

Borrower will use all of the proceeds of Loans, L/Cs, and L/C Borrowings for working capital, to make advances and other investments permitted by Section 10.8, to make acquisitions permitted under Section 10.11, to make Capital Expenditures permitted under Section 10.18, and for other general corporate purposes.  No part of the proceeds of any L/C draft or drawing, any L/C Borrowing, or any Loan will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U.

9.3	Books and Records.

Each Company will maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Company.

9.4	Inspections.

Upon reasonable request, and subject to the confidentiality provisions set forth in Section 15.15, each Company will allow Administrative Agent (or its Representatives) to inspect any of its properties, to review reports, files, and other records, and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours; provided that when a Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and with two (2) Business Days advance notice.  Any of Lenders (or their Representatives) may accompany Administrative Agent during such inspections.

9.5	Taxes.

Each Restricted Company will promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made; provided, however, that all such Taxes shall, in any event, be paid prior to any levy for execution in respect of any Lien on any property of a Restricted Company.

9.6	Payment of Obligations.

Each Company will pay (or renew and extend) all of its obligations at such times and to such extent as may be necessary to prevent a Material Adverse Event (except for obligations, other than Funded Debt, which are being contested in good faith by appropriate proceedings).

9.7	Maintenance of Existence, Assets, and Business.

(a)           Except as otherwise permitted by Section 10.11, each Company will (i) maintain its organizational existence and good standing in its state of organization and its authority to transact business in all other states where failure to maintain its authority to transact business is a Material Adverse Event; (ii) maintain all Water Rights, licenses, permits (including, without limitation, the Forest Service Permits), and franchises necessary for its business where failure to maintain is a Material Adverse Event; (iii) preserve or renew all of its Intellectual Property, the non-preservation of which could reasonably be expected to result in a Material Adverse Event; and (iv) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

(b)           Subject to dispositions permitted pursuant to Section 10.10 hereof, each Existing Critical Asset owned by any Company shall be owned by either a Wholly Owned Restricted Subsidiary of Borrower or a Restricted Subsidiary of Borrower, so long as (i) such Restricted Subsidiary has provided a Guaranty and Pledge Agreement in accordance with the provisions set forth in Sections 6.1, 6.2, 9.10, or 9.11 herein, as the case may be, (ii) the stock or other equity interests in such Restricted Subsidiary owned by a Restricted Company (other than stock in the Northstar Subsidiaries and Grand Teton Lodge Company) have been pledged to Administrative Agent, for the benefit of Lenders, pursuant to a Pledge Agreement, and (iii) such Restricted Subsidiary has otherwise complied with the terms and provisions set forth in the Loan Papers, including, without limitation, Section 10.16 herein; provided, that Unrestricted Subsidiaries or, prior to the Permitted Assignment, Restricted Subsidiaries that are not Subsidiaries of Borrower, may own Additional Critical Assets, so long as on the date an Unrestricted Subsidiary and, prior to the Permitted Assignment, a Restricted Subsidiary that is not a Subsidiary of Borrower, acquires an Additional Critical Asset, (x) the EBITDA of all Unrestricted Subsidiaries and, if applicable, Restricted Subsidiaries that are not Subsidiaries of Borrower, holding Additional Critical Assets does not exceed 10% of the EBITDA of the Companies, on a consolidated basis, for the most-recently-ended four fiscal quarters, and (y) the aggregate fair market value of such assets and all other Additional Critical Assets owned by Unrestricted Subsidiaries and, if applicable, Restricted Subsidiaries that are not Subsidiaries of Borrower (in each case as determined on the applicable acquisition date, without giving subsequent effect to increases or decreases in value), does not exceed 10% of the book value of all assets of the Companies (as determined in accordance with GAAP), on a consolidated basis, as of the last day of the most-recently-ended fiscal quarter.  Notwithstanding anything to the contrary set forth in this clause (b), if the conditions in clauses (i) through (iii) above are satisfied with respect to Heavenly Valley, then Heavenly Valley may own Critical Assets prior to the Permitted Assignment.

(c)           No Restricted Company party to a Pledge Agreement will change its name in any manner (except by registering additional trade names), unless such Restricted Company shall have given Administrative Agent prior notice thereof.  Borrower shall promptly notify Administrative Agent of any change in name of any other Company (except the registering of additional tradenames).

9.8	Insurance.

Each Company will maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.  At Administrative Agent’s request, each Company will deliver to Administrative Agent certificates of insurance for each policy of insurance and evidence of payment of all premiums.

9.9	Environmental Laws.

Each Company will (a) conduct its business so as to comply in all material respects with all applicable Environmental Laws and shall promptly take required corrective action to remedy any non-compliance with any Environmental Law, except where failure to comply or take action would not be a Material Adverse Event, and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize material financial and other risks to each Company arising under applicable Environmental Laws or as the result of environmentally related injuries to Persons or property, except where failure to comply would not be a Material Adverse Event.  Borrower shall deliver reasonable evidence of compliance with the foregoing covenant to Administrative Agent within 30 days after any written request from Required Lenders, which request shall be made only if Required Lenders reasonably believe that a failure to comply with the foregoing covenant would be a Material Adverse Event.

9.10	Subsidiaries.

The Companies may create or acquire additional Subsidiaries (including Unrestricted Subsidiaries); provided that (a) each Person organized under the Laws of the United States (or any state thereof) that becomes a Restricted Subsidiary after the Closing Date (whether as a result of an acquisition permitted under Section 10.11, creation, the failure of such Subsidiary to meet the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, or otherwise) shall execute and deliver to Administrative Agent a Guaranty within 30 days after becoming a Restricted Subsidiary, (b) except as otherwise provided in Section 6.2, each Restricted Company organized under the Laws of the United States (or any state thereof) that becomes the holder of the capital stock or equity interest of each Person that becomes a Restricted Subsidiary after the Closing Date (whether as a result of an acquisition permitted under Section 10.11, creation, the failure of such Subsidiary to meet the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, or otherwise) shall execute and deliver to Administrative Agent a Pledge Agreement, together with any related Security Documents reasonably required by Administrative Agent, pledging such capital stock or equity interests required to be pledged by it under this Agreement within 30 days after such Person becomes a Subsidiary, (c) Borrower shall deliver to Administrative Agent a revised Schedule 8.2 reflecting such new Subsidiary within 30 days after it becomes a Subsidiary, and (d) no Default or Potential Default exists or arises after giving pro forma effect to the creation, acquisition, or addition of such Subsidiary; provided, that for purposes of determining compliance, (x) Debt of each Subsidiary created or acquired shall be deemed to have been incurred on the date of such acquisition or creation, and (y) Adjusted EBITDA for the most-recently-ended four fiscal quarters shall include on a pro forma basis for such period the EBITDA of each Restricted Subsidiary created or acquired.

9.11	Designation and Re-designation of Subsidiaries.

(a)           Borrower may designate any Subsidiary as an Unrestricted Subsidiary and may re-designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided, that (i) Borrower shall deliver to Administrative Agent a revised Schedule 8.2 reflecting the designation of such Subsidiary as an Unrestricted Subsidiary or the re-designation of such Restricted Subsidiary as an Unrestricted Subsidiary within 30 days after it becomes an Unrestricted Subsidiary, (ii) such Subsidiary otherwise meets (or would meet concurrently with the effectiveness of such re-designation) the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, and (iii) no Default or Potential Default exists or will arise after giving pro forma effect to such designation or re-designation; provided, that for purposes of determining compliance (x) with Section 10.8 hereof, all outstanding loans, advances, and investments in such designated or re-designated Subsidiary shall be deemed to have been made on (and shall be valued as of) the date of such designation or re-designation, as applicable, and (y) Adjusted EBITDA for the most-recently-ended four fiscal quarters shall exclude on a pro forma basis for such period the EBITDA of such designated or re-designated Subsidiary.  Subject to Section 15.9(g), Administrative Agent shall execute documentation reasonably required to release any Restricted Subsidiary which is re-designated by Borrower as an Unrestricted Subsidiary from its Guaranty.

(b)           Borrower may re-designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) such Subsidiary shall have complied with Section 9.10 hereof, (ii) Borrower shall deliver to Administrative Agent a revised Schedule 8.2 reflecting the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary within 30 days after it becomes a Restricted Subsidiary, (iii) after giving effect to such re-designation, such Subsidiary is in compliance with Section 10.16, and (iv) no Default or Potential Default exists or will arise after giving pro forma effect to such re-designation; provided, that for purposes of determining compliance, (x) all existing Debt of, and loans, advances, or investments made by, such re-designated Subsidiary shall be deemed to have been incurred on the date of such re-designation, and (y) Adjusted EBITDA for the most-recently-ended four fiscal quarters shall include on a pro forma basis for such period the EBITDA of such re-designated Subsidiary.

SECTION 10	NEGATIVE COVENANTS.

So long as Lenders are committed to fund Loans and the L/C Issuers are committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

10.1	Taxes.

No Company shall use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the U.S. of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

10.2 Payment of Obligations.

No Company shall voluntarily prepay principal of, or interest on, any Funded Debt (other than the Obligation), or tender for, repurchase, redeem, repay, defease, or discharge Subordinated Debt;  provided, that Borrower or VRI may:

(a)           voluntarily prepay principal of, or interest on, any Funded Debt (other than the Obligation) that is not Subordinated Debt, so long as on and as of the date of each such prepayment, no Default or Potential Default then exists (or would result from such payment);

(b)           tender for, repurchase (including, without limitation, in open market transactions or private negotiated transactions), redeem, defease, or discharge Subordinated Debt (each, a “Permitted Redemption”), so long as (i) on and as of the date of each such Permitted Redemption, no Default or Potential Default then exists or arises, (ii) either (A) there are no Loans then outstanding, or (B) Loans are then outstanding (or will be outstanding to the extent permitted under clause (iii) below), but the aggregate amount of Permitted Redemptions during the fiscal quarter in which such Permitted Redemptions are made does not exceed the aggregate amount of Distributions permitted under Sections 10.9(d)(i) and 10.9(d)(ii) for such fiscal quarter, and (iii) Borrower does not borrow under this Agreement to effect any Permitted Redemption if the amount borrowed with respect to such Permitted Redemption, when aggregated with the amount of all other outstanding Loans borrowed to effect other Permitted Redemptions, would exceed $150,000,000; and

(c)           repay Subordinated Debt in connection with the concurrent issuance of (i) additional Subordinated Debt (a “Permitted Refinancing”), so long as (A) on and as of the date of such Permitted Refinancing, no Default or Potential Default then exists or arises, (B) the Subordinated Debt issued in connection with such Permitted Refinancing (“Replacement Subordinated Debt”) satisfies the requirements for permitted Subordinated Debt as set forth in the Loan Papers, including, without limitation, the requirements imposed by the definition of “Subordinated Debt” in Section 1.1 and by Section 10.16, and is otherwise in form and substance satisfactory to Administrative Agent, (C) the principal amount of such Replacement Subordinated Debt does not exceed the amount of Subordinated Debt permitted as Permitted Debt, and (D) such Replacement Subordinated Debt has a final maturity date later than the final maturity date of the Subordinated Debt so refinanced, or (ii) senior unsecured Debt permitted under clause (e)(ii) of the definition of “Permitted Debt”.

10.3	Employee Plans.

Except where, individually or in the aggregate, a Material Adverse Event would not result or a Lien on the assets of any Company or the Companies securing liability of any Company or the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 8.8 and Section 8.9 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount is likely to result, no Company or any ERISA Affiliate shall permit any of the events or circumstances described in Section 8.10 to exist or occur.

10.4	Debt.

No Company shall create, incur or suffer to exist any Debt, other than Permitted Debt.

10.5	Liens.

No Company shall create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets, other than Permitted Liens.

10.6	Transactions with Affiliates.

Except for transactions which do not, in the aggregate, cost the Restricted Companies more than $2,000,000 in any fiscal year, no Restricted Company shall enter into or suffer to exist any transaction with any Affiliate (other than another Restricted Company), or guaranty, obtain any letter of credit or similar instrument in support of, or create, incur, or suffer to exist any Lien upon any of its assets as security for, any Debt or other obligation of any Affiliate (other than Debts or other obligations of another Restricted Company) unless (a) such transaction is an advance or equity contribution to an Unrestricted Subsidiary permitted by Sections 10.8(j) or 10.8(l) or to a Person (other than a Company) in which a Restricted Company has made an investment permitted by Section 10.8(m), (b) such transaction is described in Section 10.9 or on Schedule 8.13, (c) such transaction is an investment in employee residences permitted by Section 10.8(n)(iii), or (d) such transaction is upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate; provided, that any Restricted Company may enter into Permitted Recourse Obligations or guarantees or other credit support permitted by clause (i)(ii) of the definition of “Permitted Debt” in support of obligations of Unrestricted Subsidiaries, so long as no Default or Potential Default then exists or arises.

10.7	Compliance with Laws and Documents.

No Company shall (a) violate the provisions of any Laws or rulings of any Governmental Authority applicable to it or of any Material Agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, (b) violate the provisions of its organizational documents if such violation would cause a Material Adverse Event, or (c) repeal, replace, or amend any provision of its organizational documents if that action would be a Material Adverse Event.

10.8	Loans, Advances and Investments.

No Restricted Company shall make or suffer to exist any loan, advance, extension of credit or capital contribution to, make any investment in, purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, or permit to exist Permitted Recourse Obligations constituting Debt, other than:

(a)           expense accounts for and other loans or advances to its directors, officers, and employees in the ordinary course of business in accordance with applicable Law;

(b)           marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one year from the date of acquisition;

(c)           short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the U.S. or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition);

(d)           commercial paper and similar obligations rated “P-1” by Moody’s or “A-1” by S&P;

(e)           readily marketable Tax-free municipal bonds of a domestic issuer rated “A-2” or better by Moody’s or “A” or better by S&P, and maturing within one year from the date of issuance;

(f)           mutual funds or money market accounts investing primarily in items described in clauses (b) through (e) above;

(g)           demand deposit accounts maintained in the ordinary course of business;

(h)           current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

(i)           Financial Hedges existing on the date hereof which have previously been approved by Administrative Agent and other Financial Hedges entered into after the date hereof under terms reasonably acceptable to Administrative Agent;

(j)           loans, advances, and investments of the Restricted Companies existing on the Closing Date (i) in the Existing Housing Districts, Existing Metro Districts, and Keystone/IntraWest LLC, which investments are identified on part (a) of Schedule 10.8, and (ii) in Persons other than Restricted Companies, Existing Housing Districts, Existing Metro Districts, and Keystone IntraWest LLC, which loans and investments are identified on part (b) of Schedule 10.8;

(k)           additional loans, advances, and investments in Restricted Companies, including, without limitation, investments in Persons that become Restricted Subsidiaries upon transactions consummated in compliance with Section 10.11 herein;

(l)           so long as no Default or Potential Default exists or arises, loans, advances, and investments in Unrestricted Subsidiaries (including, without limitation, the amount of any Permitted Recourse Obligations and other credit support and contingent obligations with respect to Debt of Unrestricted Subsidiaries), so long as the aggregate amount of all loans, advances, and investments made pursuant to this clause (l) (determined with respect to each such loan and advance based on the value thereof on the date of determination, determined with respect to each such investment based on the value thereof on the date made, and determined with respect to each such Permitted Recourse Obligation and other credit support and contingent obligation based on the maximum potential financial exposure therefrom on the date of determination) does not exceed the Investment Limit (Unrestricted Subsidiaries);

(m)           so long as no Default or Potential Default exists or arises, loans, advances, and investments in Persons (other than the Companies) in which a Restricted Company has an Equity Interest (including, without limitation, credit support and contingent obligations with respect to Debt of such Persons), so long as the aggregate amount of all loans, advances, and investments made pursuant to this clause (m) (determined with respect to each such loan and advance based on the value thereof on the date of determination, determined with respect to each such investment based on the value thereof on the date made, and determined with respect to each such credit support and contingent obligation based on the maximum potential financial exposure therefrom on the date of determination) does not exceed the Investment Limit (Minority Investments);

(n)           the following investments:

(i) a capital contribution, in an amount not to exceed $650,000, in Boulder/Beaver LLC;

(ii) workers compensation reserve account, established pursuant to a self-insurance permit from the Department of Labor or comparable agency in any state in which the Companies’ businesses are located, invested exclusively in items described in clauses (b) through (f) above; and

(iii) loans and contributions to employees for investments in employee residences as part of such employees’ compensation packages not to exceed $10,000,000 in the aggregate;

(o)           so long as no Default or Potential Default exists or arises, investments set forth on part (c) of Schedule 10.8, which investments are made (i) as a result of the exercise of put options by the owners thereof, and (ii) in accordance with the agreements set forth on part (c) of Schedule 10.8 as in effect on the Closing Date;

(p)           short-term repurchase agreements with major banks and authorized dealers, fully collateralized to at least 100% of market value by marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S.;

(q)           short-term variable rate demand notes that invest in tax-free municipal bonds of domestic issuers rated “A-2” or better by Moody’s or “A” or better by S&P that are supported by irrevocable letters of credit issued by commercial banks organized under the laws of the U.S. or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000; and

(r)           so long as no Default or Potential Default exists or arises, loans to Persons in which a Restricted Company does not have an Equity Interest, so long as the aggregate amount of all loans made pursuant to this clause (r) (determined with respect to each such loan based on the value thereof on the date of determination) does not exceed $15,000,000.

10.9	Distributions.

Except as set forth on Schedule 10.9, no Company shall make any Distribution, except as follows:

(a)           VRI may make payments of approximately $100,000 accruing to certain option holders;

(b)           any Company may make Distributions to a Restricted Company;

(c)           if VRI issues any Subordinated Debt which is subsequently converted to preferred stock, VRI may, if no Default or Potential Default exists (or would result therefrom), pay dividends on such stock at an annual rate which is less than or equal to the annual rate of interest payable on such Subordinated Debt prior to its conversion, so long as the terms on such preferred stock are no more favorable to the holders of the preferred stock than the terms afforded to the holders of the Subordinated Debt set forth in the indenture and other documents evidencing or executed in connection with such Subordinated Debt;

(d)           VRI may make additional Distributions as follows:

(i)           if (A) no Default or Potential Default exists or arises, (B) Borrower has delivered to Administrative Agent a certificate reflecting Availability and Unrestricted Cash in an aggregate amount of at least $150,000,000 immediately after giving effect to such Distribution, and (C) the ratio of (1) Funded Debt on the last day of the fiscal quarter immediately preceding such date, to (2) Adjusted EBITDA for the four fiscal quarters ending on such last day (the “Total Leverage Ratio”) equals or exceeds 3.50 to 1.00, then VRI may make Distributions in an amount not to exceed, when aggregated with all other Distributions by VRI since May 11, 1999 (including, without limitation, all Distributions pursuant to this clause (d)), the sum of (v) $125,000,000,¸plus (w) 50% of the Restricted Companies’ Net Income since May 11, 1999 (determined as of the last day of the most-recently-ended fiscal quarter of the Restricted Companies), minus (x) if the Restricted Companies’ Net Income since May 11, 1999 (determined as of the last day of the most-recently-ended fiscal quarter of the Restricted Companies) is a deficit, 100% of such deficit, plus (y) 100% of the Restricted Companies’ net cash proceeds from the issuance of Equity Interests by any Restricted Company since May 11, 1999, minus (z) the sum of repayments of Subordinated Debt pursuant to Section 10.2(b);

(ii)           if (A) no Default or Potential Default exists or arises, (B) Borrower has delivered to Administrative Agent a certificate reflecting Availability and Unrestricted Cash in an aggregate amount of at least $150,000,000 immediately after giving effect to such Distribution, and (C) the Total Leverage Ratio is less than 3.50 to 1.00, then VRI may make Distributions in an unlimited amount; and

(iii) if no Default or Potential Default exists or arises, then VRI may pay dividends in an amount not to exceed $15,000,000 in any fiscal quarter;

(e)           if no Default or Potential Default exists or arises, VRI may make Distributions on Equity Interests (other than Disqualified Equity Interests) payable solely in the form of common stock or other common equity interests of VRI; provided, that VRI may make Distributions on Disqualified Equity Interests in the form of additional Disqualified Equity Interests of the same type;

(f)           if no Default or Potential Default exists or arises, the Companies may make Distributions to their respective employees, officers, or directors in an aggregate amount not exceeding $2,000,000 in any twelve (12) month period; and

(g)           so long as no Default or Potential Default exists or arises, the redemption, repurchase, or other acquisition of Equity Interests of VRI in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of VRI) of, Equity Interests of VRI (except for any such redemption, repurchase, or acquisition effected through the concurrent issuance of Disqualified Stock of the same type).

10.10	Sale of Assets.

No Restricted Company may sell, assign, lease, transfer, or otherwise dispose of all or any material portion of the Critical Assets, if the ratio described in Section 11.1 would, on a pro forma basis (taking the disposition into account), increase as a result of such disposition.

10.11 Acquisitions, Mergers, and Dissolutions.

  A Restricted Company may not acquire all or any substantial portion of the capital stock (or other equity or voting interests) of any other Person, acquire all or any substantial portion of the assets of any other Person, merge or consolidate with any other Person, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), except as follows:

(a)           any Restricted Subsidiary may acquire all or any substantial portion of the capital stock (or other equity or voting interests) issued by any other Restricted Subsidiary, acquire all or any substantial portion of the assets of any other Restricted Subsidiary, and merge or consolidate with any other Restricted Subsidiary (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved), so long as:

(i)           with respect to a merger or consolidation, (A) if Borrower is a party to such merger or consolidation, then Borrower is the surviving entity, (B) if Borrower is not a party to such merger or consolidation, then (1) a Restricted Subsidiary is the surviving entity, and (2) if the surviving entity will own Critical Assets, then a Restricted Subsidiary of Borrower is the surviving entity, and (C) the surviving entity delivers Guaranties and Security Documents to the extent required under Section 9.10; and

(ii)           to the extent Critical Assets are acquired by a Restricted Subsidiary in connection with the foregoing transactions, such Restricted Subsidiary must be in compliance with Section 9.7(b) after giving effect thereto; and

(b)           any Restricted Subsidiary may acquire all or any substantial portion of the capital stock (or other equity or voting interests) issued by any Person (other than a Restricted Company), acquire all or any substantial portion of the assets of any Person (other than a Restricted Company), or merge or consolidate with any other Person (other than a Restricted Company) (and, in the case of such merger or consolidation, the non-surviving entity may be liquidated, wound up or dissolved), so long as:

(i)           with respect to a merger or consolidation, (A) if Borrower is a party to such merger or consolidation, then Borrower is the surviving entity, (B) if Borrower is not a party to such merger or consolidation, then (1) a Restricted Subsidiary is the surviving entity, and (2) if the surviving entity will own Critical Assets, then a Restricted Subsidiary of Borrower is the surviving entity, and (C) the surviving entity delivers Guaranties and Security Documents to the extent required under Section 9.10;

(ii)           to the extent Critical Assets are acquired by a Restricted Company in connection with the foregoing transactions, such Restricted Company must be in compliance with Section 9.7(b) after giving effect thereto;

(iii)           Borrower certifies in writing to Administrative Agent as follows (with such calculations and other supporting evidence attached thereto as Administrative Agent shall request):

(A)           the ratio of Net Funded Debt on the closing date of the transaction to Adjusted EBITDA for the most-recently-ended four fiscal quarters, after giving pro forma effect to the transaction, is less than or equal to 4.50 to 1.00,

(B)           such other Person is engaged in a business in which a Restricted Company would be permitted to engage under Section 10.14,

(C)           as of the closing of any such transaction, the transaction has been approved and recommended by the board of directors of the Person to be acquired or from which such business is to be acquired,

(D)           as of the closing of any transaction, after giving effect to such acquisition or merger, the acquiring party is Solvent and the Companies, on a consolidated basis, are Solvent, and

(E)           as of the closing of any transaction, no Default or Potential Default exists or shall occur as a result of, and after giving effect to, such transaction, and

(iv)           in respect of any such transaction for which the sum of the Purchase Price exceeds $50,000,000, Borrower delivers to Administrative Agent (A) at least 15 days prior to the closing date of the transaction, a written description of the transaction, including the funding sources, the Purchase Price, and calculations demonstrating pro forma compliance with the terms and conditions of the Loan Papers after giving effect to the transaction (including compliance with the Companies’ applicable financial covenants), and a draft of the applicable purchase agreement or merger agreement (provided, however, that if a draft of the applicable purchase agreement or merger agreement is not available at least 15 days prior to the closing date of the transaction, then such draft may be delivered as soon as available, but in any event no later than 5 days prior to the closing date of the transaction), and (B) on or prior to the closing date of the transaction, a copy of the executed purchase agreement or executed merger agreement relating to the transaction (and, to the extent available, all schedules and exhibits thereto).

10.12	Assignment.

No Company shall assign or transfer any of its Rights or cause to be delegated its duties or obligations under any of the Loan Papers.  Notwithstanding the foregoing, Borrower may assign all, but not less than all, of its Rights and obligations under this Agreement, the Notes, and the other Loan Papers to VHI, and VHI can assume all, but not less than all, of Borrower’s Rights and obligations under this Agreement, the Notes, and the other Loan Papers, in connection with a restructuring of the Companies (the “Permitted Assignment”), so long as (a) no Default or Potential Default then exists or arises, (b) Borrower and VHI enter into an assignment and assumption agreement in form and substance satisfactory to Administrative Agent, which shall include such conditions to the assignment and assumption as Administrative Agent and Required Lenders shall request (other than additional financial conditions), (c) Borrower executes a Guaranty dated as of the effective date of the Permitted Assignment in form and substance reasonably acceptable to Administrative Agent, (d) each Restricted Company executes a Confirmation of Guaranty and Confirmation of Pledge Agreement, if applicable, in form and substance satisfactory to Administrative Agent, (e) the Restricted Companies deliver such other Security Documents (or amendments thereto), stock certificates and stock powers, closing certificates, and legal opinions as Administrative Agent deems necessary or advisable, each in form and substance acceptable to Administrative Agent, (f) the Lenders shall have received all documentation and other information required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), and (g) to the extent requested by Administrative Agent and Required Lenders, Borrower, Administrative Agent, Required Lenders, and Guarantors agree to such amendments to the Credit Agreement and other Loan Papers required to effect the Permitted Assignment.

10.13	Fiscal Year and Accounting Methods.

No Company shall change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

10.14	New Businesses.

No Restricted Company shall engage in any business, except the businesses in which they are engaged on the Closing Date and any other Similar Business; provided, however, that the foregoing shall not be construed to prohibit the cessation by any Company of its business activities or the sale or transfer of the business or assets of such Company to the extent not otherwise prohibited by this Agreement.

10.15	Government Regulations.

No Company shall conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended.

10.16	Burdensome Agreements.

No Company shall enter into, incur, or permit to exist any agreement or other arrangement (other than this Agreement or any other Loan Paper) that prohibits, restricts, or imposes any condition upon (a) the ability of any Restricted Company to create, incur, or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Company to pay dividends or other Distributions with respect to any shares of its capital stock to Borrower or any Guarantor, to otherwise transfer property or assets to Borrower or any Guarantor, to make or repay loans or advances to Borrower or any other Guarantor, or to guarantee the Debt of Borrower; provided, that (x)  clauses (a) and (b) above shall not apply to (A) restrictions and conditions (1) imposed by Law, the Loan Papers, or any documentation for Debt constituting “Permitted Debt” under clauses (d), (e), (m), or (o) of the definition thereof, so long as such restrictions do not prevent, impede, or impair (I) the creation of Liens and Guaranties in favor of Lenders under the Loan Papers or (II) the satisfaction of the obligations of Borrower and Guarantors under the Loan Papers, (2) contained in agreements relating to the sale of a Subsidiary, so long as the sale of such Subsidiary is permitted pursuant to this Agreement, and (3) contained in agreements set forth on Schedule 10.16, and (B) the Northstar Leases, and (y) clause (a) above shall not apply to customary provisions in leases and other agreements restricting the assignment thereof or the granting of Liens on leased or licensed property.

10.17	Use of Proceeds.

Borrower shall not, and Borrower shall not permit any other Restricted Company to, use any part of the proceeds of any Loan, directly or indirectly, for a purpose which violates any Law, including, without limitation, the provisions of Regulations U or X (as enacted by the Board of Governors of the Federal Reserve System, as amended).

10.18	Capital Expenditures.

The Restricted Companies may not make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) normal replacements and maintenance which are properly charged to current operations, and (b) such expenditures relating to real estate held for resale), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Restricted Companies during any fiscal year, an amount equal to 15% of Total Assets (the “Capital Expenditures Basket”); provided, that, on any date of determination in any fiscal year, any unused portion of the Capital Expenditures Basket for the prior fiscal year can be used for capital expenditures during the current fiscal year after the Capital Expenditures Basket for the current fiscal year has been used in its entirety.

10.19	Subsidiaries.

After the Permitted Assignment, (a) VRI shall have no direct Subsidiaries other than VHI and Gillett Broadcasting, Inc., a Delaware corporation (“Gillette”), (b) Gillette shall have no Subsidiaries, and (c) Gillette shall not own any Critical Assets.

SECTION 11	FINANCIAL COVENANTS.

So long as Lenders are committed to fund Loans and the L/C Issuers are committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid and performed in full (except for provisions under the Loan Papers expressly intended to survive payment of the Obligation and termination of the Loan Papers), Borrower covenants and agrees to comply with each of the following ratios.  Borrower shall calculate each such ratio after giving effect to the provisions of Section 1.3 hereof.

11.1	Maximum Leverage Ratios.

As calculated as of the last day of each fiscal quarter of the Restricted Companies, the Restricted Companies shall not permit the ratio of (a) the unpaid principal amount of Net Funded Debt existing as of such last day to (b) Adjusted EBITDA for the four fiscal quarters ending on such last day to exceed 4.50 to 1.00.

11.2	Interest Coverage Ratio.

As calculated as of the last day of each fiscal quarter of the Restricted Companies, the Restricted Companies shall not permit the ratio of (a) Adjusted EBITDA for the four fiscal quarters ending on such last day to (b) interest on Funded Debt (excluding amortization of deferred financing costs and original issue discounts) in such four fiscal quarters to be less than 2.50 to 1.00.

SECTION 12	DEFAULT.

The term “Default” means the occurrence of any one or more of the following events:

12.1	Payment of Obligation.

The failure or refusal of any Company to pay (a) any principal payment contemplated by Sections 3.2(b) and 3.2(c) of this Agreement after such payment becomes due and payable hereunder, (b) any principal payment (other than those contemplated by Sections 3.2(b) and 3.2(c)) or interest payment contemplated to be made hereunder within 3 Business Days after demand therefor by Administrative Agent, (c) any amount contemplated to be paid hereunder in respect of fees, costs, expenses, or indemnities within 10 Business Days after demand therefor by Administrative Agent and (d) any amount in respect of its reimbursement obligations in connection with any drawing under an L/C (including, without limitation, any L/C Borrowing) within 3 Business Days after demand therefor by Administrative Agent.

12.2	Covenants.

The failure or refusal of any Company to punctually and properly perform, observe, and comply with:

(a)           Any covenant, agreement, or condition applicable to it contained in Sections 9.2, 10 (other than Sections 10.1, 10.3, 10.6, and 10.7), or 11; or

(b)           Any other covenant, agreement, or condition applicable to it contained in any Loan Paper (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and such failure or refusal continues for 30 days.

12.3	Debtor Relief.

Any Restricted Company (a) fails, or admits in writing its inability, to pay its Debts generally as they become due, (b) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, (c) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted in the Loan Papers (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing), (d) becomes subject to an order for relief granted under the Bankruptcy Reform Act of 1978, as amended from time to time (other than as a creditor or claimant), or (e) takes any action to authorize any of the foregoing actions set forth in clauses (a) through (d) herein.

12.4	Judgments and Attachments.

Any Restricted Company fails, within 60 days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money in excess of $15,000,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against any assets of any Restricted Company having a value (individually or collectively) of $15,000,000, which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

12.5	Government Action.

Any Governmental Authority condemns, seizes, or otherwise appropriates, or takes custody or control of all or any substantial portion of the Critical Assets.

12.6	Misrepresentation.

Any material representation or warranty made or deemed made by any Company in connection with any Loan Paper at any time proves to have been materially incorrect when made.

12.7	Ownership.

There shall occur a Change of Control Transaction.

12.8	Default Under Other Agreements.

Subject to Section 12.9 below, (a) any Restricted Company fails to pay when due (after lapse of any applicable grace period) any recourse Debt in excess (individually or collectively) of $15,000,000; or (b) any default exists under any agreement to which any Restricted Company is a party, the effect of which is to cause, or to permit any Person (other than a Restricted Company) to cause, any recourse obligation in excess (individually or collectively) of $15,000,000 to become due and payable by any Restricted Company before its stated maturity, except to the extent such obligation is declared to be due and payable as a result of the sale of any asset to which it relates.

12.9	Subordinated Debt.

(a)           (i) The occurrence of any “default,” “event of default,” or other breach under or with respect to any Subordinated Debt, which “default,” “event of default,” or other breach remains uncured (after lapse of any applicable cure periods) on any date of determination; (ii) the trustee with respect to, or any holder of, any Subordinated Debt shall effectively declare all or any portion of such Debt or obligation thereunder due and payable prior to the stated maturity thereof; or (iii) any obligations under the Subordinated Debt become due before its stated maturity by acceleration of the maturity thereof.

(b)           The payment directly or indirectly (including, without limitation, any payment in respect of any sinking fund, defeasance, redemption, or payment of any dividend or distribution) by any Company of any amount of any Subordinated Debt in a manner or at a time during which such payment is not permitted under the terms of the Loan Papers or under any instrument or document evidencing or creating the Subordinated Debt, including, without limitation, any subordination provisions set forth therein, or if an event shall occur, including, without limitation, a “Change of Control” as defined in any agreement evidencing or creating the Subordinated Debt, and (i) such event results in the ability of the trustee or the holders of any such Debt or obligation to request or require (or any Company shall automatically be so required) to redeem or repurchase such Debt or obligation, or (ii) any Company shall initiate notice of redemption to holders of the Subordinated Debt or obligation, in connection with a redemption of any Debt or obligation arising under such agreements or instruments.

12.10	Validity and Enforceability of Loan Papers.

Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Paper at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested by any Company party thereto or any Company denies that it has any further liability or obligations under any Loan Paper to which it is a party.

12.11	Employee Plans.

Except where the occurrence or existence, individually or in the aggregate, is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of any Company or the Companies securing liability for any Company or the Companies (individually or when aggregated with any liability of the Companies contemplated by Section 8.8 and Section 8.9 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, (a) an Employee Plan or Multiemployer Plan, as applicable, has any “unpaid minimum required contribution” (as described in section 4971(c)(4) of the Code), whether or not waived, or any “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Code), (b) a Company or an ERISA Affiliate incurs liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums paid when due), (c) a Company or an ERISA Affiliate withdraws in whole or in part from participation in a Multiemployer Plan, (d) a Company, an ERISA Affiliate, or a Multiemployer Plan to which a Company or any ERISA Affiliate contributes to or has contributed to, receives notice concerning the determination that the Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (e) a Company or an ERISA Affiliate engages in any “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code), or (f) a “reportable event” (as defined in section 4043 of ERISA) occurs with respect to an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

SECTION 13	RIGHTS AND REMEDIES.

13.1	Remedies Upon Default.

(a)           If a Default exists under Section 12.3, the commitment to extend credit under this Agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever, and Borrower must provide cash collateral in an amount equal to the then-existing L/C Exposure.

(b)           If any Default exists, subject to the terms of Section 14.5, Administrative Agent may (with the consent of, and must, upon the request of, Required Lenders), do any one or more of the following:  (i) if the maturity of the Obligation has not already been accelerated under Section 13.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the Commitments of Lenders; (iii) reduce any claim to judgment; (iv) demand Borrower to provide cash collateral in an amount equal to the L/C Exposure then existing; and (v) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of New York, or any other applicable jurisdiction.

13.2	Company Waivers.

To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

13.3	Performance by Administrative Agent.

If any covenant, duty, or agreement of any Company is not performed in accordance with the terms of the Loan Papers, Administrative Agent may, while a Default exists, at its option (but subject to the approval of Required Lenders), perform, or attempt to perform that covenant, duty, or agreement on behalf of that Company (and any amount expended by Administrative Agent in its performance or attempted performance is payable by the Companies, jointly and severally, to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent’s expenditure until paid).  However, Administrative Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any Company.

13.4	Not in Control.

None of the covenants or other provisions contained in any Loan Paper shall, or shall be deemed to, give Administrative Agent, the L/C Issuers, or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Company; the power of Administrative Agent, the L/C Issuers, and Lenders is limited to the Right to exercise the remedies provided in this Section 13.

13.5	Course of Dealing.

The acceptance by Administrative Agent or Lenders of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing.  No waiver by Administrative Agent, the L/C Issuers, Required Lenders, or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default.  No delay or omission by Administrative Agent, the L/C Issuers, Required Lenders, or Lenders in exercising any Right under the Loan Papers will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Papers or otherwise.

13.6	Cumulative Rights.

Notwithstanding anything to the contrary provided herein, all Rights available to Administrative Agent, the L/C Issuers, Required Lenders, and Lenders under the Loan Papers are cumulative of and in addition to all other Rights granted to Administrative Agent, the L/C Issuers, Required Lenders, and Lenders at Law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent, the L/C Issuers, Required Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Papers.

13.7	Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Paper, the authority to enforce rights and remedies hereunder and under the other Loan Papers against the Companies or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 13.1 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Papers, (b) L/C Issuer or the Swing Line Lenders from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Paper, (c) any Lender from exercising setoff rights in accordance with Section 15.13 (subject to the terms of Section 3.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Company under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Paper, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 13.1 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 3.12, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

13.8	Application of Proceeds.

Any and all proceeds ever received by Administrative Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.10.

13.9	Diminution in Value of Collateral.

Neither Administrative Agent nor any Lender has any liability or responsibility whatsoever for any diminution in or loss of value of any Collateral or other collateral ever securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

13.10	Certain Proceedings.

The Companies will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Administrative Agent, the L/C Issuers, Required Lenders, or Lenders reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Papers.  Because Borrower agrees that Administrative Agent’s, the L/C Issuers’, Required Lenders’, and Lenders’ remedies at Law for failure of the Companies to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this paragraph may be specifically enforced.

SECTION 14	ADMINISTRATIVE AGENT.

14.1 Appointment and Authority.

Each Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Papers and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, Lenders, and the L/C Issuers, and neither Borrower nor any other Company have rights as a third party beneficiary of any of such provisions.

14.2	Delegation of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Paper by or through any one or more sub-agents appointed in good faith by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.3 Rights as a Lender.

The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.  Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Restricted Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Restricted Company or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

14.4 Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet, or intranet website posting, or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of an L/C, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the applicable L/C Issuer prior to the making of such Loan or the issuance of such L/C.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants, and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts.

14.5	Exculpatory Provisions.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Papers.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Potential Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Papers that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Papers), provided, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Paper or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Papers, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.9 and 13.1), or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default or Potential Default unless and until notice describing such Default or Potential Default is given to Administrative Agent by Borrower, a Lender, or an L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, or representation made in or in connection with this Agreement or any other Loan Paper, (ii) the contents of any certificate, report, or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms or conditions set forth herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness, or genuineness of this Agreement, any other Loan Paper, or any other agreement, instrument, or document, or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

14.6	Resignation as Administrative Agent.

Administrative Agent may at any time give notice of its resignation to Lenders, the L/C Issuers, and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and shall be consented to by Borrower at all times other than during the existence of a Default or Potential Default (which consent of Borrower shall not be unreasonably withheld).  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, after consultation with Borrower, on behalf of Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Papers (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders or the L/C Issuers under any of the Loan Papers, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or collateral agent is appointed), and (2) all payments, communications, and determinations provided to be made by, to, or through Administrative Agent shall instead be made by or to each Lender and the applicable L/C Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Papers (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Papers, the provisions of this Section 14 and Section 15.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Papers, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the L/Cs, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such L/Cs.

14.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Paper, or any related agreement or any document furnished hereunder or thereunder.

14.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Restricted Company, Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposure, and all other Obligation that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of Lenders and Administrative Agent, and their respective agents and counsel and all other amounts due Lenders, Administrative Agent and the L/C Issuers, as applicable, under Sections 2.3(c), 5.3, and 15.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5.3 and 15.4.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.9	Collateral and Guaranty Matters.

(a)           Upon the occurrence and continuance of a Default, Lenders agree to promptly confer in order that Required Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Required Lenders.  All Rights of action under the Loan Papers and all Rights to the Collateral, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Administrative Agent. In actions with respect to any property of any Restricted Company, Administrative Agent is acting for the ratable benefit of each Lender.  Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of any Restricted Company to the Obligation shall be construed as being for the ratable benefit of each Lender.

(b)           Each Lender authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of Lenders.  Except to the extent unanimity is required hereunder, (i) each Lender agrees that any action taken by Required Lenders in accordance with the provisions of the Loan Papers, and the exercise by Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, and (ii) each Lender agrees that any action taken by Required Lenders in accordance with the provisions of the Loan Papers, and the exercise by Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.

(c)           Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(d)           Administrative Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Restricted Company or is cared for, protected, or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to Administrative Agent in this Section 14.9 or in any of the Security Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to any Lender, other than to act without gross negligence or willful misconduct.

(e)           Lenders irrevocably authorize Administrative Agent (or in the case of Bond Rights, the L/C Issuers), at its option and in its discretion, (i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Paper (A) upon termination of the Total Commitment and payment in full of all Obligation (other than contingent indemnification obligations) and the expiration or termination of all L/Cs, (B) as permitted under Section 9.11, (C) constituting property being sold or disposed of as permitted under Section 10.10, if Administrative Agent determines that the property being sold or disposed is being sold or disposed in accordance with the requirements and limitations of Section 10.10 and Administrative Agent concurrently receives all mandatory prepayments with respect thereto, if any, or (D) if approved, authorized, or ratified in writing by Required Lenders, subject to Section 15.9, unless such Liens are held under any Bond Document; (ii) to release (or authorize the release by the applicable L/C Issuer of) any Collateral held by Administrative Agent (or the applicable L/C Issuer) under or pursuant to any Bond Document upon the reimbursement of any Bond Purchase Drawing in accordance with Section 2.3(i) herein; and (iii) to release any Restricted Company from its Guaranty (A) upon full payment of the Obligation, (B) as permitted under Section 9.11, (C) in connection with the sale of disposition of the stock (or other equity interest) issued by such Restricted Company permitted under Section 10.10, if Administrative Agent determines that the disposition or sale is in accordance with the requirements and limitations of Section 10.10 and Administrative Agent concurrently receives all mandatory prepayments with respect thereto, if any, or (D) if approved, authorized, or ratified in writing by Required Lenders, subject to Section 15.9.  Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.9.

(f)           In furtherance of the authorizations set forth in this Section 14.9, each Lender and each L/C Issuer hereby irrevocably appoints Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender and each such L/C Issuer, (i) to enter into Security Documents (including, without limitation, any appointments of substitute trustees under any Security Document), (ii) to take action with respect to the Collateral and Security Documents to perfect, maintain, and preserve Lenders’ and the L/C Issuers’ Liens, as applicable, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in clause (e) hereof.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, relative to the Collateral matters described in this Section 14.9.  The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent.  The power of attorney conferred by this Section 14.9(f) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligation, or any part thereof, shall remain unpaid, Lenders are obligated to make any Loans, or the L/C Issuers are obligated to issue L/Cs, under the Loan Papers.

14.10	Financial Hedges

To the extent any Lender or any Affiliate of a Lender issues a Financial Hedge in accordance with the requirements of the Loan Papers and accepts the benefits of the Liens in the Collateral arising pursuant to the Security Documents, such Lender (for itself and on behalf of any such Affiliates) agrees (a) to appoint Administrative Agent, as its nominee and agent, to act for and on behalf of such Lender or Affiliate thereof in connection with the Security Documents and (b) to be bound by the terms of this Section 14; whereupon all references to “Lender” in this Section 14 and in the Security Documents shall include, on any date of determination, any Lender or Affiliate of a Lender that is party to a then-effective Financial Hedge which complies with the requirements of the Loan Papers.  Additionally, if the Obligation owed to any Lender or Affiliate of a Lender consists solely of Debt arising under a Financial Hedge (such Lender or Affiliate being referred to in this Section 14.10 as an “Issuing Lender”), then such Issuing Lender (by accepting the benefits of any Security Documents) acknowledges and agrees that pursuant to the Loan Papers and without notice to or consent of such Issuing Lender: (w) Liens in the Collateral may be released in whole or in part; (x) all Guaranties may be released; (y) any Security Document may be amended, modified, supplemented, or restated; and (z) all or any part of the Collateral may be permitted to secure other Debt.

14.11	Bond L/Cs and Bond Documents.

In addition to the authorizations set forth in Section 14.9, each Lender and each L/C Issuer hereby authorize Administrative Agent or the L/C Issuers, as the case may be, to execute and deliver all certificates, documents, agreements, and instruments required to be delivered after the Closing Date pursuant to or in connection with any Bond L/C and Bond Documents executed in connection therewith, and to take such actions as Administrative Agent or the L/C Issuers, as the case may be, deems necessary in connection therewith.  This authorization shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s or the applicable L/C Issuer’s authority, as the case may be, relative to the Bonds, Bond L/Cs, and Bond Documents.  The powers and authorities herein conferred on Administrative Agent and the L/C Issuers may be exercised by Administrative Agent or the applicable L/C Issuer, as the case may be, through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent or such L/C Issuer, as applicable.

14.12	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the co-syndication agents, co-documentation agents, joint lead arrangers, or joint book managers listed on the cover page hereof shall have any powers, duties, or responsibilities under this Agreement or any of the other Loan Papers, except in its capacity, as applicable, as Administrative Agent, a Lender, or an L/C Issuer hereunder.

SECTION 15	MISCELLANEOUS.

15.1	Headings.

The headings, captions, and arrangements used in any of the Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Papers, nor affect the meaning thereof.

15.2	Nonbusiness Days; Time.

Any payment or action that is due under any Loan Paper on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a Revolver Loan that is a LIBOR Loan, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

15.3	Notices and Other Communications; Facsimile Copies.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to Borrower, Administrative Agent, either L/C Issuer, or either Swing Line Lender, to the address, telecopier number, electronic mail address, or telephone number specified for such Person on Schedule 1; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address, or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or either L/C Issuer pursuant to Section 2 if such Lender or such L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, either L/C Issuer, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract, or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, either L/C Issuer, or any other Person for indirect, special, incidental, consequential, or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Borrower, Administrative Agent, the L/C Issuers, and the Swing Line Lenders may change its address, telecopier, or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier, or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, the L/C Issuers, and the Swing Line Lender.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number, and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuers, and Lenders. Administrative Agent, the L/C Issuers, and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete, or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Administrative Agent, the L/C Issuers, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

15.4	Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges, and disbursements of counsel for Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Papers, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal, or extension of any L/C or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender, or the L/C Issuers (including the fees, charges, and disbursements of any counsel for Administrative Agent, any Lender, or the L/C Issuers), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender, or the L/C Issuers, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Papers, including its rights under this Section, or (B) in connection with the Loans made or L/Cs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans or L/Cs.

(b)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and the L/C Issuers, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, charges, and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Paper, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Papers, (ii) any Loan or L/C or the use or proposed use of the proceeds therefrom (including any refusal by either L/C Issuer to honor a demand for payment under a L/C if the documents presented in connection with such demand do not strictly comply with the terms of such L/C), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by Borrower or any other Company, or any liability under Environmental Laws related in any way to the or any other Company, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by Borrower or any other Company, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower or any other Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Paper, if Borrower or another Restricted Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the L/C Issuers, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuers, or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) any L/C Issuer in connection with such capacity.  The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.2(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, each of Borrower and any Related Party of Borrower that is a party to a Loan Paper from time to time shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Paper, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or L/C, or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, or other information transmission systems in connection with this Agreement or the other Loan Papers or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of Administrative Agent, either L/C Issuer and either Swing Line Lender, the replacement of any Lender, the termination of the Total Commitment, and the repayment, satisfaction, or discharge of all the other Obligation.

15.5	Exceptions to Covenants; Conflict with Agreement.

The Companies may not take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Paper if that action or omission would result in the breach of any other covenant contained in any Loan Paper.  Any conflict or ambiguity between the terms and provisions of this Agreement and the terms and provisions in any other Loan Paper is controlled by the terms and provisions of this Agreement.

15.6	Governing Law.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  BORROWER AND EACH OTHER COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN PAPER SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR EITHER L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER AGAINST BORROWER OR ANY OTHER COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  BORROWER AND EACH OTHER COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

15.7	Severability.

If any provision of this Agreement or the other Loan Papers is held to be illegal, invalid, or unenforceable, (a) the legality, validity, and enforceability of the remaining provisions of this Agreement and the other Loan Papers shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid, or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.8	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN PAPERS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.9	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Paper, and no consent to any departure by any Restricted Company therefrom, shall be effective unless in writing signed by Required Lenders, Borrower, and other applicable Restricted Companies, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver, or consent shall:

(a)           waive any condition set forth in Section 7.1 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.1) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Paper for any payment of principal, interest, fees, or other amounts due to Lenders (or any of them) hereunder or under any other Loan Paper without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees (other than fees covered by the Fee Letters) or other amounts payable hereunder or under any other Loan Paper without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or L/C Fees (as described in Section 5.3(a)) at the Default Rate;

(e)           amend, waive, modify, supplement, or otherwise change Sections 3.10, 3.11, or 3.12 in a manner that would alter the sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(f)           change Section 10.12, any provision of this Section, the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any Rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           waive compliance with, amend, or release (in whole or in part) the Guaranty of VRI or the Guaranties of all or substantially all of the Restricted Subsidiaries without the consent of each Lender; or

(h)           release all or substantially all of the Collateral without the consent of each Lender, except that Administrative Agent or the applicable L/C Issuer, as applicable, may release Collateral in accordance with Section 14.9(e) herein;

and, provided further, that (i) no amendment, waiver, or consent shall affect the Rights or duties of an L/C Issuer under this Agreement or any L/C Agreement relating to any L/C issued or to be issued by it unless signed by the L/C Issuer issuing such L/C in addition to Lender required above; (ii) no amendment, waiver, or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver, or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Paper; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principle amount of, and interest payable on, any Loan made by a Defaulting Lender may not be reduced or excused without the consent of such Defaulting Lender, and (z) the scheduled date of payment with respect to any Loan made by a Defaulting Lender may not be postponed without the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of Required Lenders, Administrative Agent, Borrower, and Guarantors (i) to add one or more Term Loan Facilities to this Agreement (subject to the limitations in Section 2.5), and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Papers with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by Administrative Agent and approved by Required Lenders, Lenders providing the Term Loan Facility to participate in any required vote or action required to be approved by Required Lenders or by any other number, percentage, or class of Lenders hereunder.

15.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Papers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.11	Successors and Assigns; Participation.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Exposure and in Swing Line Loans) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more L/Cs (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in L/C and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5, and 15.4 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, Borrower, or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Exposure and Swing Line Loans) owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, Lenders, and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 15.9 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4, or 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 15.13 as though it were a Lender, provided such Participant agrees to be subject to Section 3.12 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.1(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or any Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer or such Swing Line Lender may, upon 30 days’ notice to Borrower and Lenders, resign as an L/C Issuer or a Swing Line Lender, or both.  In the event of any such resignation as an L/C Issuer or a Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or such Swing Line Lender.  If an L/C Issuer resigns, it shall retain all the rights, powers, privileges, and duties of an L/C Issuer hereunder with respect to all L/C outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Exposure with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.3(c)). If a Swing Line Lender resigns, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the L/Cs, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such L/Cs.

15.12	Payments Set Aside.

To the extent that any payment by or on behalf of Borrower or any other obligor on the Obligation under any Loan Paper is made to Administrative Agent, either L/C Issuer, or any Lender, or Administrative Agent, either L/C Issuer, or any Lender exercises its Right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required (including pursuant to any settlement entered into by Administrative Agent, such L/C Issuer, or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligation and the termination of this Agreement.

15.13 Right of Setoff.

If a Default shall have occurred and be continuing, each Lender, the L/C Issuers, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the applicable L/C Issuer, or any such Affiliate to or for the credit or the account of Borrower or any other Company against any and all of the obligations of Borrower or such other Company now or hereafter existing under this Agreement or any other Loan Paper to such Lender or the applicable L/C Issuer, irrespective of whether or not such Lender or the applicable L/C Issuer shall have made any demand under this Agreement or any other Loan Paper and although such obligations of Borrower or such other Company may be contingent or unmatured or are owed to a branch or office of such Lender or the applicable L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each L/C Issuer, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the applicable L/C Issuer, or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

15.14 Replacement of Lenders.

Under any circumstances set forth in this Agreement providing that Borrower shall have the right to replace a Lender as a party to this Agreement, including, without limitation, if any Lender requests compensation under Section 4.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.11), all of its interests, rights, and obligations under this Agreement and the related Loan Papers to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)           Borrower shall have paid to Administrative Agent the assignment fee specified in Section 15.11(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Borrowings, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder and under the other Loan Papers (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

15.15	Confidentiality.

Each of Administrative Agent, Lenders, and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel, and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Paper or any action or proceeding relating to this Agreement or any other Loan Paper or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to Administrative Agent, any Lender, either L/C Issuer, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower, or (i) to any direct or indirect contractual counterparty in Financial Hedges or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 15.15).  For purposes of this section, “Information” means all information received from any Restricted Company relating to any Restricted Company or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Restricted Company, provided that, in the case of information received from a Restricted Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of Administrative Agent, Lenders, and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning any Company, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

15.16	No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver, or other modification hereof or of any other Loan Paper), Borrower acknowledges and agrees that: (i)(A) arranging and other services regarding this Agreement provided by Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent and Joint Lead Arrangers, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Papers; (ii)(A) each of Administrative Agent and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent nor either Joint Lead Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Papers; and (iii) Administrative Agent, Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent nor Joint Lead Arrangers has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent and Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

15.17	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

15.18	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Paper or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Potential Default at the time of any Loan or L/C Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any L/C shall remain outstanding.

15.19	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.  This Agreement supersedes all prior written agreements and understandings relating to the subject matter hereof and may be supplemented only by documents delivered in accordance with the terms hereof.

15.20	Designation as Senior Debt.

The Obligation constitutes “Senior Debt” for purposes of and as defined in the VRI Senior Subordinated Indenture.

15.21	Restatement of Existing Agreement.

The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in Section 7.1 have been satisfied or waived: (a) the Obligation (as defined in this Agreement) represents, among other things, the restatement, renewal, amendment, extension, and modification of the “Obligation” (as defined in the Existing Agreement); (b) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Existing Agreement in its entirety; (c) the Notes, if any, executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety (but do not extinguish the Debt arising under) the promissory notes issued pursuant to the Existing Agreement, which existing promissory notes shall be returned to Administrative Agent promptly after the Closing Date, marked “canceled and replaced”; (d) each Confirmation of Pledge Agreement executed pursuant to this Agreement ratifies and confirms (but does not extinguish or impair the collateral security created or evidenced by) the “Pledge Agreement” executed and delivered by the “Debtor” named therein pursuant to the Original Agreement and all subsequent amendments and restatements thereof (including, without limitation, the Existing Agreement); (e) the Confirmation of Guaranty executed pursuant to this Agreement ratifies and confirms (but does not extinguish or impair the “Guaranteed Debt” guaranteed by) the “Guaranty” executed and delivered pursuant to the Original Agreement and all subsequent amendments and restatements thereof (including, without limitation, the Existing Agreement); and (f) the entering into and performance of their respective obligations under the Loan Papers and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished, or discharged the “Debt” under the Existing Agreement, the Security Documents, the Guaranty, or the other Loan Papers (or the collateral security therefore), all of which Debt and Collateral shall continue under and be governed by this Agreement and the other Loan Papers, except as expressly provided otherwise herein.

Remainder of Page Intentionally Blank.

Signature Pages to Follow.

THE VAIL CORPORATION (D/B/A “VAIL ASSOCIATES, INC.”),
as Borrower

By:           /s/Jeffrey W.Jones

                                                                                               Name:      Jeffrey W. Jones

                                                                                               Title:        Senior Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:           /s/David McCauley

                                                                                               Name:       David McCauley

                                                                                               Title:         Senior Vice President

BANK OF AMERICA, N.A.,
as an L/C Issuer, a Swing Line Lender, and a Lender

By:          /s/David McCauley

                                                                                                Name:      David McCauley

                                                                                                Title:        Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Swing Line Lender and a Lender

By:         /s/Greg Blanchard

Name:    Greg Blanchard

Title:      Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Issuer and a Lender

By:         /s/Nathan Callister

Name:    Nathan Callister

Title:      Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:        /s/Brandon Watkins

Name:   Brandon Watkins

Title:     Senior Underwriter

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:          /s/James Rolison

Name:     James Rolison

Title:       Managing Director

By:          /s/Perry Forman

Name:     Perry Forman

Title:       Director

COMPASS BANK,

as a Lender

                By:         /s/Eric Long

Name:    Eric Long

Title:      Senior Vice President

BOKF, N.A. DBA COLORADO STATE BANK & TRUST, as a Lender

                By:         /s/Kent Mustari

Name:    Kent Mustari

Title:     Senior Vice President

COMERICA BANK,

as a Lender

By:        /s/Mark C. Skrzynski

Name:   Mark C. Skrzynski

Title:     Assistant Vice President

BANK OF THE WEST,
as a Lender

By:          /s/Gary Fowler

Name:     Gary Fowler

Title:        Senior Vice President

GUARANTORS’ CONSENT AND AGREEMENT

As an inducement to Administrative Agent and Lenders to execute, and in consideration of Administrative Agent’s and Lenders’ execution of the foregoing, the undersigned hereby consent thereto and agree that the same shall in no way release, diminish, impair, reduce, or otherwise adversely affect the respective obligations and liabilities of each of the undersigned under each Guaranty described in this Agreement, or any agreements, documents, or instruments executed by any of the undersigned to create liens, security interests, or charges to secure any of the indebtedness under the Loan Papers, all of which obligations and liabilities are, and shall continue to be, in full force and effect.  This consent and agreement shall be binding upon the undersigned, and the respective successors and assigns of each, and shall inure to the benefit of Administrative Agent and Lenders, and respective successors and assigns of each.

Vail Resorts, Inc.
Vail Holdings, Inc.
All Media Associates, Inc.
All Media Holdings, Inc.
Arrabelle at Vail Square, LLC
Beaver Creek Associates, Inc.
Beaver Creek Consultants, Inc.
Beaver Creek Food Services, Inc.
Booth Creek Ski Holdings, Inc.
BRCP Inc.
Breckenridge Resort Properties, Inc.
Bryce Canyon Lodge Company
Colter Bay Café Court, LLC
Colter Bay Convenience Store, LLC
Colter Bay Corporation
Colter Bay General Store, LLC
Colter Bay Marina, LLC
Crystal Peak Lodge of Breckenridge, Inc.
Delivery Acquisition, Inc.
Gillett Broadcasting, Inc.
Grand Teton Lodge Company
Heavenly Valley, Limited Partnership
Jackson Hole Golf and Tennis Club, Inc.
Jackson Hole Golf & Tennis Club Snack Shack, LLC
Jackson Lake Lodge Corporation
Jenny Lake Lodge, Inc.
Jenny Lake Store, LLC
JHL&S LLC
Keystone Conference Services, Inc.
Keystone Development Sales, Inc.
Keystone Food & Beverage Company
Keystone Resort Property Management Company
Lake Tahoe Lodging Company
Lodge Properties Inc.
Lodge Realty, Inc.
La Posada Beverage Service, LLC

Mesa Verde Lodge Company
National Park Hospitality Company
Northstar Group Commercial Properties LLC
Northstar Group Restaurant Properties, LLC
One Ski Hill Place, LLC
Property Management Acquisition Corp., Inc.
RCR Vail, LLC
Rockresorts Arrabelle, LLC
Rockresorts Cheeca, LLC
Rockresorts Cordillera Lodge Company, LLC
Rockresorts DR, LLC
Rockresorts Equinox, Inc.
Rockresorts Hotel Jerome, LLC
Rockresorts International, LLC
Rockresorts LaPosada, LLC
Rockresorts, LLC
Rockresorts International Management Company
Rockresorts Rosario, LLC
Rockresorts Ski Tip, LLC
Rockresorts Tempo, LLC
Rockresorts Wyoming, LLC
Soho Development, LLC
SSI Venture LLC
SSV Holdings, Inc.
Stampede Canteen, LLC
Teton Hospitality Services, Inc.
The Chalets at the Lodge at Vail, LLC
The Village at Breckenridge Acquisition Corp., Inc.
Trimont Land Company
VA Rancho Mirage I, Inc.
VA Rancho Mirage II, Inc.
VA Rancho Mirage Resort, L.P.
Vail/Arrowhead, Inc.
Vail Associates Holdings, Ltd.
Vail Associates Investments, Inc.
Vail Associates Real Estate, Inc.
Vail/Beaver Creek Resort Properties, Inc.
Vail Food Services, Inc.
Vail Hotel Management Company, LLC
Vail Resorts Development Company
Vail Resorts Lodging Company
Vail RR, Inc.
Vail Summit Resorts, Inc.
Vail Trademarks, Inc.
VAMHC, Inc.
VR Acquisition, Inc.
VR Heavenly Concessions, Inc.
VR Heavenly I, Inc.
VR Heavenly II, Inc.

VR Holdings, Inc.
Zion Lodge Company

By: /s/Jeffrey W. Jones
Name: Jeffrey w. Jones
                Title:     Senior Executive Vice President and Cheif Financial Officer
                              of the Guarantor or the applicable Member, Manger, Managing
                              Member or General Partner

EXHIBIT A-1

REVOLVER NOTE

$________________ __________________, 20__

For value received, THE VAIL CORPORATION, a Colorado corporation doing business as “Vail Associates, Inc.” (“Maker”), hereby promises to pay to the order of ___________________ (“Payee”) on or before the Termination Date, the principal amount of _______________, or so much thereof as may be disbursed and outstanding hereunder, together with interest, as hereinafter described.

This note has been executed and delivered under, and is subject to the terms of, the Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 (as amended, supplemented, extended, or restated, the “Credit Agreement”), among Maker, the Lenders, and Bank of America, N.A., as Administrative Agent for itself and the other Lenders (including, without limitation, Payee), and is one of the “Revolver Notes” referred to therein.  Unless defined herein or the context otherwise requires, capitalized terms used herein have the meaning given to such terms in the Credit Agreement.  Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, acceleration of maturity, exercise of Rights, payment of Attorney Costs, court costs and other costs of collection, and certain waivers by Maker and others now or hereafter obligated for payment of any sums due hereunder.  Without limiting the immediately foregoing sentence, Maker, for itself and its successors and assigns, hereby waives diligence, presentment, protest, and demand and notice of protest, demand, dishonor, and non-payment of this note.

This note is a Loan Paper and, therefore, is subject to the applicable provisions of Section 15 (including, without limitation, the registration provisions of Section 15.11(c)) of the Credit Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim.  This note is also entitled to the benefits of the Guaranties and is secured by the Collateral.

Specific reference is made to Section 3.8 of the Credit Agreement for usury savings provisions.

THE VAIL CORPORATION
(D/B/A “VAIL ASSOCIATES, INC.”)

By:
Name:
Title:

EXHIBIT A-2

SWING LINE NOTE

$________________                                                                         __________________, 20__

For value received, THE VAIL CORPORATION, a Colorado corporation doing business as “Vail Associates, Inc.” (“Maker”), hereby promises to pay to the order of ___________________ (“Payee”) on or before the Termination Date or such earlier date as specified in Section 3.2 of the Credit Agreement (as hereinafter defined), the principal amount of _______________, or so much as may be disbursed and outstanding thereunder, together with interest, as hereinafter described.

This note has been executed and delivered under, and is subject to the terms of, the Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 (as amended, supplemented, extended, or restated, the “Credit Agreement”), among Maker, the Lenders, and Bank of America, N.A., as Administrative Agent for itself and the other Lenders (including, without limitation, Payee), and is one of the “Swing Line Notes” referred to therein.  Unless defined herein or the context otherwise requires, capitalized terms used herein have the meaning given to such terms in the Credit Agreement.  Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, acceleration of maturity, exercise of Rights, payment of Attorney Costs, court costs and other costs of collection, and certain waivers by Maker and others now or hereafter obligated for payment of any sums due hereunder.  Without limiting the immediately foregoing sentence, Maker, for itself and its successors and assigns, hereby waives diligence, presentment, protest, and demand and notice of protest, demand, dishonor, and non-payment of this note.

This note is a Loan Paper and, therefore, is subject to the applicable provisions of Section 15 (including, without limitation, the registration provisions of Section 15.11(c)) of the Credit Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim.  This note is also entitled to the benefits of the Guaranties and is secured by the Collateral.

Specific reference is made to Section 3.8 of the Credit Agreement for usury savings provisions.

THE VAIL CORPORATION
(D/B/A “VAIL ASSOCIATES, INC.”)

By:
Name:
Title:

EXHIBIT B-1

GUARANTY

THIS GUARANTY (this “Guaranty”) is executed as of ______________, by the undersigned guarantor (“Guarantor”) for the benefit of BANK OF AMERICA, N.A. (with its successors in such capacity, “Administrative Agent”), as Administrative Agent for itself and other Lenders (collectively, “Lenders”; together with Administrative Agent, the “Guaranteed Parties”) now or hereafter party to the Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 among The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.” (including any permitted successor or assign pursuant to Section 10.12 of the Credit Agreement (defined below), “Borrower”), the Lenders, and Administrative Agent (as amended, supplemented, extended, or restated, the “Credit Agreement”).  Capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

A. Guarantor is an Affiliate of Borrower.

B. [The execution and delivery of this Guaranty is an integral part of the transactions contemplated by the Loan Papers and is a condition precedent to Lenders’ obligations to extend credit under the Credit Agreement.]1  [Guarantor is required to deliver this Guaranty pursuant to Section [9.10] [9.11] of the Credit Agreement.]2

NOW, THEREFORE, Guarantor hereby guarantees to Lenders the prompt payment at maturity (by acceleration or otherwise), and at all times thereafter, of the Guaranteed Debt owing to Lenders as follows:

1. Borrower.  The term “Borrower” includes, without limitation, any successor or assign permitted pursuant to Section 10.12 of the Credit Agreement, Borrower as a debtor-in-possession, and any party hereafter appointed “Receiver” for Borrower or all or substantially all of its assets under any Debtor Relief Law.

2. Guaranteed Debt.  The term “Guaranteed Debt” means all present and future indebtedness and obligations of every kind, nature, and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, owed to the Guaranteed Parties by Borrower under the Loan Papers to which it is a party, and all instruments, agreements, and other documents of every kind and nature now or hereafter created in connection with the Credit Agreement (including all renewals, extensions, and modifications thereof), including, without limitation, the Obligation, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, (a) all Attorney Costs incurred pursuant to, or in connection with the protection of Rights under, the Loan Papers to which Borrower is a party, and (b) amounts that would become due but for operation of Section 502, 506, or any other applicable provision of Title 11 of the Bankruptcy Code of the United States), together with all pre- and post-maturity interest thereon (including, without limitation, all post-petition interest if Borrower voluntarily or involuntarily files for bankruptcy protection) and any and all costs, Attorney Costs, and expenses reasonably incurred by any Guaranteed Party to enforce Borrower’s payment of any of the foregoing indebtedness.  Administrative Agent’s books and records showing the amount of the Guaranteed Debt shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Debt.

3. Absolute Guaranty; Limit of Liability.  This instrument is an absolute, irrevocable, and continuing guaranty, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of Guarantor with respect to the Guaranteed Debt of Borrower thereafter incurred.  Notwithstanding Any Contrary Provision in this Guaranty, However, the Obligations of Guarantor Hereunder Shall Be Limited to an Aggregate Amount Equal to the Largest Amount That Would Not Render its Obligations Hereunder Subject to Avoidance under Section 548 of the U.S. Bankruptcy Code or Any Comparable Provisions of Any Applicable State Law.

4. No Setoff or Deductions; Taxes.  Guarantor represents and warrants that it is incorporated or formed and resident in the United States of America.  All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future Indemnified Taxes or Other Taxes.  If Guarantor shall be required by any Laws to deduct any Indemnified Taxes (including any Other Taxes) from or in respect of any sum payable under this Guaranty to any Guaranteed Party, (i) the sum payable shall be increased as necessary so that after making all required deductions, each Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make such deductions, (iii) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Guarantor shall furnish to Administrative Agent (which shall forward the same to the applicable Guaranteed Parties) the original or a certified copy of a receipt evidencing payment thereof.

5. Representations and Warranties.  Guarantor acknowledges that certain representations and warranties contained in the other Loan Papers (including, without limitation, Section 8 of the Credit Agreement) apply to it and hereby represents and warrants to Administrative Agent and Lenders that each such representation and warranty is true and correct.  In addition, Guarantor represents and warrants that (a) by virtue of its relationship with Borrower, the execution, delivery, and performance of this Guaranty is for the direct benefit of Guarantor and it has received adequate consideration for this Guaranty; and (b) the value of the consideration received and to be received by Guarantor under the Loan Papers is reasonably worth at least as much as its liability and obligation under this Guaranty, and such liability and obligation may reasonably be expected to benefit Guarantor directly or indirectly.

6. Waiver of Notices.  Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Debt or any part thereof.  Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Guarantor might otherwise be entitled.

7. Reinstatement; Stay of Acceleration.  Notwithstanding anything in this Guaranty to the contrary, upon the insolvency, bankruptcy, or reorganization of Borrower or any other Person, (a) this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Debt is revoked, terminated, rescinded, or reduced or must otherwise be restored or returned, as if such payment had not been made and whether or not Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination, or reduction, and (b) in the event that acceleration of the time for payment of any of the Guaranteed Debt is stayed, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Administrative Agent.

8. Covenants.  Guarantor acknowledges that certain covenants, agreements, and undertakings contained in the other Loan Papers (including, without limitation, Sections 8, 9, and 10 of the Credit Agreement) apply to it and hereby covenants and agrees with Administrative Agent and Lenders to comply with each such covenant, agreement and undertaking.

9. Other Indebtedness.  If Guarantor becomes liable for any indebtedness owing by Borrower to any Guaranteed Party, other than under this Guaranty, such liability will not be in any manner impaired or affected by this Guaranty, and the Rights of the Guaranteed Parties under this Guaranty are cumulative of any and all other Rights that the Guaranteed Parties may ever have against Guarantor.  The exercise by any Guaranteed Parties of any Right or remedy under this Guaranty or otherwise will not preclude the concurrent or subsequent exercise of any other Right or remedy.

10. Default; Exhaustion of Other Remedies Not Required. If a Default under the Credit Agreement exists, and as a result of such Default amounts are owing to any Guaranteed Party in respect of its Guaranteed Debt, Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of either the acceptance by any Guaranteed Party of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to the appropriate Guaranteed Party.  The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Debt.  Guarantor waives diligence by Administrative Agent and action on delinquency in respect of the Guaranteed Debt or any part thereof, including, without limitation, any provisions of Law requiring Administrative Agent to exhaust any Right or remedy or to take any action against Borrower, any other Guarantor, or any other Person or property before enforcing this Guaranty against Guarantor.

11. Subordinated Debt.  All obligations of Borrower to Guarantor, whether now existing or hereafter arising, including, without limitation, any obligation of Borrower to Guarantor as subrogee of Administrative Agent or Lenders resulting from Guarantor’s performance under this Guaranty (the “Subordinated Debt”), are expressly subordinated to the full and final payment of the Guaranteed Debt.  Guarantor agrees not to accept any payment of the Subordinated Debt from Borrower with respect thereto, if a Default exists; and, if Guarantor receives any payment of the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Administrative Agent and promptly turn it over to Administrative Agent, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt in the manner contemplated by the Credit Agreement, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

12. Subrogation and Contribution.  Guarantor shall not exercise any Right of subrogation, contribution, or similar Rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Debt and any amounts payable under this Guaranty are indefeasibly paid, the Total Commitment is terminated, and the Obligation is paid in full.  If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Guaranteed Parties and shall forthwith be paid to Administrative Agent, for the benefit of Lender, to reduce the amount of the Guaranteed Debt, whether matured or unmatured.

13. Obligations Not Diminished.  Guarantor’s obligations under this Guaranty will not be released, diminished, or affected by the occurrence of any one or more of the following events:  (a) any Guaranteed Party’s taking or accepting of any other security or guaranty for any or all of the Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any Collateral securing any or all of the Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on the Obligation; (d) the modification of, or waiver of compliance with, any terms of any other Loan Paper; (e) the insolvency, bankruptcy, or lack of corporate power of any party at any time liable for any or all of the Guaranteed Debt, whether now existing or hereafter occurring; (f) any renewal, extension, or rearrangement of any or all of the Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or Lenders to any other obligor on the Obligation; (g) any neglect, delay, omission, failure, or refusal of Administrative Agent or Lenders to take or prosecute any action in connection with the Guaranteed Debt; (h) any failure of Administrative Agent or Lenders to notify Guarantor of any renewal, extension, or assignment of any or all of the Guaranteed Debt or the release of any security or of any other action taken or refrained from being taken by Administrative Agent or Lenders against Borrower or any new agreement between Administrative Agent or Lenders and Borrower, it being understood that Administrative Agent and Lenders are not required to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Guaranteed Debt; (i) the unenforceability of any part of the Guaranteed Debt against any party because it exceeds the amount permitted by Law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection therewith, or otherwise; or (j) any payment of the Obligation to Administrative Agent or Lenders is held to constitute a preference under any Debtor Relief Law or for any other reason Administrative Agent or Lenders are required to refund such payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to such payment).

14. Waiver of Right to Require Suit.  Guarantor waives all Rights by which it might be entitled to require suit on an accrued Right of action in respect of any of the Guaranteed Debt or require suit against Borrower or others.

15. Independent Credit Investigation.  Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Papers and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty.  Guarantor confirms that it has the sole responsibility for, has adequate means of determining, and has made its own independent investigation with respect to, Borrower’s creditworthiness, and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent or Lenders as to such creditworthiness.  Guarantor expressly assumes all responsibilities to remain informed of the financial condition, business, and operations of Borrower and any circumstances affecting (a) Borrower’s ability to perform under the Loan Papers to which it is a party or (b) any Collateral securing all or any part of the Guaranteed Debt.  Guarantor acknowledges and agrees that Administrative Agent has no duty, and Guarantor is not relying on Administrative Agent at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower.

16. Expenses.  Guarantor shall pay on demand all out-of-pocket expenses (including Attorney Costs) in any way relating to the enforcement or protection of Guaranteed Parties’ Rights under this Guaranty, including any incurred in the preservation, protection, or enforcement of any Rights of Administrative Agent or Lenders in any case commenced by or against Guarantor under Debtor Relief Laws.  The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

17. Amendments.  No provision of this Guaranty may be waived, amended, supplemented, or modified, except by a written instrument executed by Administrative Agent and Guarantor.

18. No Waiver; Enforceability.  No failure by Administrative Agent to exercise, and no delay in exercising, any Right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any Right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other Right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by Law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

19. Setoff.  If and to the extent any payment is not made when due hereunder, any Lender may setoff and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with such Lender.

20. No Discharge.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Debt now or hereafter existing and shall remain in full force and effect until all Guaranteed Debt and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any of the Commitments of Lenders are terminated.  The Guaranteed Debt will not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense (except for the defense of payment of the Guaranteed Debt) of Borrower or any other party against Administrative Agent or Lenders or against payment of the Guaranteed Debt, whether such offset, claim, or defense arises in connection with the Guaranteed Debt or otherwise.  Such claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.  At Administrative Agent’s option, all payments under this Guaranty shall be made to an office of Administrative Agent located in the United States and in Dollars.

21. Successors and Assigns.  This Guaranty is for the benefit of Administrative Agent and Lenders and their respective successors and permitted assigns, and in the event of an assignment of all or any of the Guaranteed Debt, the Rights hereunder, to the extent applicable to the portion assigned, shall be transferred therewith.  This Guaranty shall be binding upon Guarantor and its successors and permitted assigns.

22. Loan Paper.  This Guaranty is a Loan Paper and is subject to the applicable provisions of Section 15 of the Credit Agreement, all of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim.

23. Release of Guaranty.  This Guaranty shall be released pursuant to and in accordance with the terms set forth in Section 6.3 and Section 14.9 of the Credit Agreement.

[signatures begin on the following page]

1 Use if the Guaranty is required to be delivered on the Closing Date.

2 Use if the Guaranty is required to be delivered pursuant to Sections 9.10 or 9.11 of the Credit Agreement.

Executed as of the date first written above.

GUARANTOR:

By:
Name:
Title:

EXHIBIT B-2

[AMENDED AND RESTATED]3 CONFIRMATION OF GUARANTY

THIS [AMENDED AND RESTATED] CONFIRMATION OF GUARANTY (this “Confirmation”) is executed as of January 25, 2011, by each of the undersigned (each, a “Guarantor,” and collectively, the “Guarantors”), in favor of Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and their respective successors and assigns (collectively, the “Lenders”) that are from time to time parties to the Credit Agreement (as hereinafter defined).

Capitalized terms not otherwise defined in this Confirmation shall have the meanings ascribed to such terms in the applicable Guaranty (as hereinafter defined).

R E C I T A L S

A.           The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.” (including any permitted successor or assign pursuant to Section 10.12 of the Credit Agreement, the “Borrower”), certain lenders party thereto, and Bank of America, N.A., as administrative agent, are parties to that certain Fourth Amended and Restated Revolving Credit dated as of January 28, 2005 (as the same may have been amended from time to time prior to the date hereof, the “Existing Credit Agreement”).

B.           In connection with the Existing Credit Agreement, Guarantors executed and delivered [that certain Confirmation of Guaranty dated as of January 28, 2005 listed on Schedule A (the “Existing Confirmation”), ratifying and confirming] the respective Guaranties identified on Schedule A hereto (individually, a “Guaranty,” and collectively, the “Guaranties”), pursuant to which each Guarantor agreed to guarantee the Obligation (as defined in the Existing Credit Agreement).

C.           Concurrently herewith, the Existing Credit Agreement will be amended and restated pursuant to the Fifth Amended and Restated Credit Agreement (as the same may be restated, extended, modified, amended, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, and the Lenders.

D.           The execution and delivery of this Confirmation is an integral part of the transactions contemplated by the Loan Papers and is a condition precedent to Lenders’ obligations to extend credit under the Credit Agreement.

E.           In connection with the Credit Agreement, each Guarantor has agreed to ratify and confirm the Guaranty to which such Guarantor is party.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby agree as follows:

1.           Confirmation of Guaranty.  Each Guarantor hereby (a) consents and agrees to the execution and delivery of the Credit Agreement and the related Loan Papers (as defined in the Credit Agreement), (b) ratifies and confirms that the Guaranty executed by such Guarantor is not released, diminished, impaired, reduced, or otherwise adversely affected by the Credit Agreement and continues to guarantee and assure the full payment and performance of all present and future obligations thereunder, and (c) agrees that the Guaranteed Debt includes, without limitation, the Obligation (as defined in the Credit Agreement).

2.           Other Agreements.  Each Guarantor (a) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional guaranties, and other agreements, documents, instruments, and certificates as the Administrative Agent may reasonably deem necessary or appropriate in order to preserve and protect those guaranties and assurances previously guaranteed by such Guarantor pursuant to the Guaranty executed by such Guarantor, (b) represents and warrants to the Administrative Agent that such liability and obligation may reasonably be expected to directly or indirectly benefit such Guarantor, and (c) waives notice of acceptance of this Confirmation.

3.           Continued Effect.  All terms, provisions, and conditions of the Guaranties shall continue in full force and effect and shall remain enforceable and binding in accordance with the terms thereof.

4.           Parties Bound.  This Confirmation shall be binding upon and inure to the benefit of each Guarantor and the Administrative Agent, for the benefit of the Lenders, and their respective successors, permitted assigns, and legal representatives.

5.           Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Confirmation.

6.           Governing Law.  THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS CONFIRMATION.

[7.           Amendment and Restatement of Existing Confirmation of Guaranty.  This Confirmation amends and restates in its entirety, but shall not effect a novation of, the Existing Confirmation.]

[7.] [8.]                      NOTICE OF FINAL AGREEMENT. THIS CONFIRMATION REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

Remainder of Page Intentionally Blank
Signature Pages to Follow

3 All Guarantors party to the January 28, 2005 Conformation of Guaranty will execute an Amended and Restated Confirmation of Guaranty; all other Guarantors will execute a Confirmation of Guaranty.

EXECUTED as of the day and year first above written.

GUARANTORS:

[Vail Resorts, Inc.
Vail Holdings, Inc.
Beaver Creek Associates, Inc.
Beaver Creek Consultants, Inc.
Beaver Creek Food Services, Inc.
Breckenridge Resort Properties, Inc.
Gillett Broadcasting, Inc.
Grand Teton Lodge Company
Heavenly Valley, Limited Partnership
Jackson Hole Golf and Tennis Club, Inc.
JHL&S LLC
Keystone Conference Services, Inc.
Keystone Development Sales, Inc.
Keystone Food & Beverage Company
Keystone Resort Property Management Company
Lodge Properties Inc.
Lodge Realty, Inc.
Property Management Acquisition Corp., Inc.
Rockresorts Cheeca, LLC
Rockresorts Equinox, Inc.
Rockresorts International, LLC
Rockresorts LaPosada, LLC
Rockresorts LLC
Rockresorts Rosario, LLC
Rockresorts Wyoming, LLC
Teton Hospitality Services, Inc.
The Village at Breckenridge Acquisition Corp., Inc.
VA Rancho Mirage I, Inc.
VA Rancho Mirage II, Inc.
VA Rancho Mirage Resort, L.P.
Vail Associates Holdings, Ltd.
Vail Associates Investments, Inc.
Vail Associates Real Estate, Inc.
Vail Food Services, Inc.
Vail Resorts Development Company
Vail RR, Inc.
Vail Summit Resorts, Inc.
Vail Trademarks, Inc.
Vail/Arrowhead, Inc.
Vail/Beaver Creek Resort Properties, Inc.
VAMHC, Inc.
VR Heavenly I, Inc.
VR Heavenly II, Inc.
VR Holdings, Inc.]4
[All Media Associates, Inc.
All Media Holdings, Inc.
Arrabelle at Vail Square, LLC
BCRP Inc.
Booth Creek Ski Holdings, Inc.
Bryce Canyon Lodge Company
Colter Bay Café Court, LLC
Colter Bay Convenience Store, LLC
Colter Bay Corporation
Colter Bay General Store, LLC
Colter Bay Marina, LLC
Crystal Peak Lodge of Breckenridge, Inc.
Delivery Acquisition, Inc.
Jackson Hole Golf & Tennis Club Snack Shack, LLC
Jackson Lake Lodge Corporation
Jenny Lake Lodge, Inc.
Jenny Lake Store, LLC
Lake Tahoe Lodging Company
Mesa Verde Lodge Company
National Park Hospitality Company
Northstar Group Commercial Properties LLC
Northstar Group Restaurant Properties, LLC
One Ski Hill Place, LLC
RCR Vail, LLC
Rockresorts Arrabelle, LLC
Rockresorts Cordillera Lodge Company, LLC
Rockresorts DR, LLC
Rockresorts Hotel Jerome, LLC
Rockresorts Ski Tip, LLC
Rockresorts Tempo, LLC
Soho Development, LLC
SSI Venture LLC
SSV Holdings, Inc.
Stampede Canteen, LLC
The Chalets at the Lodge at Vail, LLC
Trimont Land Company
Vail Hotel Management Company, LLC
Vail Resorts Lodging Company
VR Acquisition, Inc.
Zion Lodge Company]5

By:
Name:
Title:

The undersigned, as Administrative Agent for the benefit of the Lenders, hereby accepts the foregoing Confirmation.

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

4 Guarantors to be party to the Amended and Restated Confirmation of Guaranty.

5 Guarantors to be party to the Confirmation of Guaranty.

Schedule A

Guaranties

1.
 [Confirmation of Guaranty dated as of January 28, 2005, executed by Vail Resorts, Inc., Vail Holdings, Inc., Beaver Creek Associates, Inc., Beaver Creek Consultants, Inc., Beaver Creek Food Services, Inc., Breckenridge Resort Properties, Inc., Gillett Broadcasting, Inc., Grand Teton Lodge Company, Heavenly Valley, Limited Partnership, Jackson Hole Golf and Tennis Club, Inc., JHL&S LLC, Keystone Conference Services, Inc., Keystone Development Sales, Inc., Keystone Food & Beverage Company, Keystone Resort Property Management Company, Lodge Properties Inc., Lodge Realty, Inc., Property Management Acquisition Corp., Inc., Rockresorts Cheeca, LLC, Rockresorts Equinox, Inc., Rockresorts International, LLC, Rockresorts LaPosada, LLC, Rockresorts, LLC, Rockresorts Rosario, LLC, Rockresorts Wyoming, LLC, Teton Hospitality Services, Inc., The Village at Breckenridge Acquisition Corp., Inc., VA Rancho Mirage I, Inc., VA Rancho Mirage II, Inc., VA Rancho Mirage Resort, L.P., Vail Associates Holdings, Ltd., Vail Associates Investments, Inc., Vail Associates Real Estate, Inc., Vail Food Services, Inc., Vail Resorts Development Company, Vail RR, Inc., Vail Summit Resorts, Inc., Vail Trademarks, Inc., Vail/Arrowhead, Inc., Vail/Beaver Creek Resort Properties, Inc., VAMHC, Inc., VR Heavenly I, Inc., VR Heavenly II, Inc., and VR Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Guaranty dated as of June 10, 2003, executed by Vail Resorts, Inc., Vail Holdings, Inc., Beaver Creek Associates, Inc., Beaver Creek Consultants, Inc., Beaver Creek Food Services, Inc., Breckenridge Resort Properties, Inc., Gillett Broadcasting, Inc., Grand Teton Lodge Company, Heavenly Valley, Limited Partnership, Jackson Hole Golf and Tennis Club, Inc., JHL&S LLC, Keystone Conference Services, Inc., Keystone Development Sales, Inc., Keystone Food & Beverage Company, Keystone Resort Property Management Company, Lodge Properties Inc., Lodge Realty, Inc., Property Management Acquisition Corp., Inc., Rockresorts Cheeca, LLC, Rockresorts Equinox, Inc., Rockresorts International, LLC, Rockresorts LaPosada, LLC, Rockresorts, LLC, Rockresorts Rosario, LLC, Teton Hospitality Services, Inc., The Village at Breckenridge Acquisition Corp., Inc., VA Rancho Mirage I, Inc., VA Rancho Mirage II, Inc., VA Rancho Mirage Resort, L.P., Vail Associates Holdings, Ltd., Vail Associates Investments, Inc., Vail Associates Real Estate, Inc., Vail Food Services, Inc., Vail Resorts Development Company, Vail RR, Inc., Vail Summit Resorts, Inc., Vail Trademarks, Inc., Vail/Arrowhead, Inc., Vail/Beaver Creek Resort Properties, Inc., VAMHC, Inc., VR Heavenly I, Inc., VR Heavenly II, Inc., and VR Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

2.
Confirmation of Guaranty dated as of January 28, 2005, executed by Vail Resorts, Inc., Vail Holdings, Inc., Beaver Creek Associates, Inc., Beaver Creek Consultants, Inc., Beaver Creek Food Services, Inc., Breckenridge Resort Properties, Inc., Gillett Broadcasting, Inc., Grand Teton Lodge Company, Heavenly Valley, Limited Partnership, Jackson Hole Golf and Tennis Club, Inc., JHL&S LLC, Keystone Conference Services, Inc., Keystone Development Sales, Inc., Keystone Food & Beverage Company, Keystone Resort Property Management Company, Lodge Properties Inc., Lodge Realty, Inc., Property Management Acquisition Corp., Inc., Rockresorts Cheeca, LLC, Rockresorts Equinox, Inc., Rockresorts International, LLC, Rockresorts LaPosada, LLC, Rockresorts, LLC, Rockresorts Rosario, LLC, Rockresorts Wyoming, LLC, Teton Hospitality Services, Inc., The Village at Breckenridge Acquisition Corp., Inc., VA Rancho Mirage I, Inc., VA Rancho Mirage II, Inc., VA Rancho Mirage Resort, L.P., Vail Associates Holdings, Ltd., Vail Associates Investments, Inc., Vail Associates Real Estate, Inc., Vail Food Services, Inc., Vail Resorts Development Company, Vail RR, Inc., Vail Summit Resorts, Inc., Vail Trademarks, Inc., Vail/Arrowhead, Inc., Vail/Beaver Creek Resort Properties, Inc., VAMHC, Inc., VR Heavenly I, Inc., VR Heavenly II, Inc., and VR Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Guaranty dated as of August 29, 2003, executed by Rockresorts Wyoming, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.]6

1.	[Guaranty dated as of December 29, 2005, executed by SSV Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

2.	Guaranty dated as of January 25, 2006, executed by Rockresorts Cordillera Lodge Company, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

3.	Guaranty dated as of January 25, 2006, executed by Soho Development, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

4.	Guaranty dated as of January 25, 2006, executed by Vail Hotel Management Company, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

5.	Guaranty dated as of March 13, 2007, executed by Mesa Verde Lodge Company (f/k/a Grand Canyon Lodge Company North Rim), in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

6.	Guaranty dated as of March 13, 2007, executed by National Park Hospitality Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

7.	Guaranty dated as of March 13, 2007, executed by Rockresorts Arrabelle, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

8.	Guaranty dated as of March 13, 2007, executed by Rockresorts Tempo (f/k/a Rockresorts Eleven Biscayne, LLC), LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

9.	Guaranty dated as of August 24, 2007, executed by Zion Lodge Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

10.	Guaranty dated as of December 19, 2007, executed by Rockresorts Ski Tip, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

11.	Guaranty dated as of April 16, 2008, executed by Bryce Canyon Lodge Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

12.	Guaranty dated as of April 16, 2008, executed by One Ski Hill Place, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

13.	Guaranty dated as of April 16, 2008, executed by Rockresorts Hotel Jerome, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

14.	Guaranty dated as of June 23, 2008, executed by Colter Bay Café Court, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

15.	Guaranty dated as of June 23, 2008, executed by Colter Bay Convenience Store, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

16.	Guaranty dated as of June 23, 2008, executed by Colter Bay Corporation, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

17.	Guaranty dated as of June 23, 2008, executed by Colter Bay General Store, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

18.	Guaranty dated as of June 23, 2008, executed by Colter Bay Marina, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

19.	Guaranty dated as of June 23, 2008, executed by Crystal Peak Lodge of Breckenridge, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

20.	Guaranty dated as of June 23, 2008, executed by Delivery Acquisition, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

21.	Guaranty dated as of June 23, 2008, executed by Jackson Hole Golf & Tennis Club Snack Shack, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

22.	Guaranty dated as of June 23, 2008, executed by Jackson Lake Lodge Corporation, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

23.	Guaranty dated as of June 23, 2008, executed by Jenny Lake Lodge, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

24.	Guaranty dated as of June 23, 2008, executed by Jenny Lake Store, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

25.	Guaranty dated as of June 23, 2008, executed by RCR Vail, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

26.	Guaranty dated as of June 23, 2008, executed by Stampede Canteen, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

27.	Guaranty dated as of June 23, 2008, executed by Vail Resorts Lodging Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

28.	Guaranty dated as of January 23, 2009, executed by Arrabelle at Vail Square, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

29.	Guaranty dated as of January 23, 2009, executed by The Chalets at the Lodge at Vail, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

30.	Guaranty dated as of July 16, 2009, executed by Rockresorts DR, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

31.	Guaranty dated May 25, 2010, effective as of April 30, 2010, executed by SSI Venture LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

32.	Guaranty dated as of June 25, 2010, executed by All Media Associates, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

33.	Guaranty dated as of June 25, 2010, executed by All Media Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

34.	Guaranty dated as of September 13, 2010, executed by Lake Tahoe Lodging Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

35.	Guaranty dated as of November 15, 2010, executed by BCRP Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

36.	Guaranty dated as of November 15, 2010, executed by Booth Creek Ski Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

37.	Guaranty dated as of November 15, 2010, executed by Northstar Group Commercial Properties LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

38.	Guaranty dated as of November 15, 2010, executed by Northstar Group Restaurant Properties, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

39.	Guaranty dated as of November 15, 2010, executed by Trimont Land Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

40.	Guaranty dated as of November 15, 2010, executed by VR Acquisition, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.]7

6 Guaranties subject to the Amended and Restated Confirmation of Guaranty delivered on the Closing Date.

7 Guaranties subject to the Confirmation of Guaranty delivered on the Closing Date.

EXHIBIT C-1

LOAN NOTICE

________________

Bank of America, N.A., as Administrative Agent

Attn:           Arlene Minor
Fax:           214-290-9412

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 (as amended, supplemented, extended, or restated from time to time, the “Credit Agreement”), among The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.”, the Lenders, and Bank of America, N.A., as Administrative Agent for itself and the other Lenders.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The undersigned hereby gives you notice pursuant to Section 2.2(a) of the Credit Agreement that it requests:

  A borrowing of Loans                                          A conversion or continuation of Loans

on________________________  (a Business Day),

in the amount of $    ___________________,*

comprised of   ______________________   (Type of Loan requested),**

with an Interest Period of    ______________________    months (for LIBOR Loans).***

Please deposit the requested Loan in our account with you [and then wire transfer amounts from that account as follows:

[Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Loan Date specified above after giving effect to such Loan:  (a) all of the representations and warranties of the Companies in the Loan Papers are true and correct in all material respects (except to the extent that (i) they speak to a specific date or (ii) the facts on which they are based have been changed by transactions contemplated or permitted by the Credit Agreement); and (b) no Material Adverse Event, Default, or Potential Default exists or will result from the proposed funding of Loans requested herein.]****

Very truly yours,

THE VAIL CORPORATION
(D/B/A “VAIL ASSOCIATES, INC.”)

By
Name:
Title:

*	Not less than $500,000 or a greater integral multiple of $100,000 (if a Base Rate Loan); not less than $1,000,000 or a greater integral multiple of $100,000 (if a LIBOR Loan).

**	LIBOR Loan or Base Rate Loan.

***	LIBOR Loan -- 1, 2, 3, or 6 months.

In no event may the Interest Period end after the Termination Date.

****	Insert paragraph for any Loan Notice provided prior to a borrowing of Loans

EXHIBIT C-2

SWING LINE LOAN NOTICE

________________

Bank of America, N.A., as Administrative Agent

Attn:           Arlene Minor
Fax:           214-290-9412

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 (as amended, supplemented, extended, or restated from time to time, the “Credit Agreement”), among The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.”, the Lenders, and Bank of America, N.A., as Administrative Agent for itself and the other Lenders.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The undersigned hereby gives you notice pursuant to Section 2.4(b) of the Credit Agreement that it requests a Swing Line Loan:

on                                                                 (a Business Day),

in the amount of $                                                                                                *.

Please deposit the requested Loan in our account with you [and then wire transfer amounts from that account as follows:

[Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Loan Date specified above after giving effect to such Loan:  (a) all of the representations and warranties of the Companies in the Loan Papers are true and correct in all material respects (except to the extent that (i) they speak to a specific date or (ii) the facts on which they are based have been changed by transactions contemplated or permitted by the Credit Agreement); and (b) no Material Adverse Event, Default, or Potential Default exists or will result from the proposed funding of Loans requested herein.]

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.4(a) of the Credit Agreement.

Very truly yours,

THE VAIL CORPORATION
(D/B/A “VAIL ASSOCIATES, INC.”)

By
Name:
Title:

* Not less than 1,000,000

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR _______ ENDED _______

Bank of America, N.A., as Administrative Agent
901 Main Street, 67th Floor
Dallas, Texas  75202
Attn:	Frank M. Johnson
FAX:           214-209-0980

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 (as amended, supplemented, extended, or restated, the “Credit Agreement”), among The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.”, the Lenders, and Bank of America, N.A., as Administrative Agent for itself and the other Lenders.  Unless otherwise defined herein, all capitalized terms have the meanings given to such terms in the Credit Agreement.

This certificate is delivered pursuant to Section 9.1 of the Credit Agreement.

I certify to Administrative Agent that I am the Chief Financial Officer of Borrower on the date hereof and that:

(i) The financial statements attached hereto were prepared in accordance with GAAP (except for the omission of footnotes from financial statements delivered pursuant to Section 9.1(b) of the Credit Agreement) and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies as of, and for the ___________ ended on, ________________ (the “Subject Period”).

(ii) During the Subject Period, no Default or Potential Default has occurred which has not been cured or waived (except for any Defaults set forth on the attached schedule).

(iii) Evidence of compliance (or non-compliance) by Borrower (a) with the covenant of Section 9.7(b), as of the time such Additional Critical Assets were acquired, (b) with the covenants of Sections 10.8(l), 10.8(m), and 10.18 and the financial covenants of Section 11 of the Credit Agreement as of the last day of the Subject Period, and (c) with the covenant of Section 10.9(d) as of the time such Distributions were made, is set forth on the attached calculation worksheet.

Very truly yours,

Name:
Chief Financial Officer

Annex A to Exhibit D

CREDIT FACILITY COVENANTS CALCULATIONS

Subject Period:  ___________________, 20__

9.7(b)             OWNERSHIP OF ADDITIONAL CRITICAL ASSETS BY UNRESTRICTED SUBSIDIARIES AND, PRIOR TO THE PERMITTED ASSIGNMENT, RESTRICTED SUBSIDIARIES (OTHER THAN HEAVELY VALLEY) THAT ARE NOT SUBSIDIARIES OF BORROWER 8

(i)Aggregate fair market value of Additional Critical Assets acquired by [_____________] on [________] (determined on the applicable acquisition date, without giving subsequent effect to increases or decreases in value)9:
$
(ii)Aggregate fair market value of all other Additional Critical Assets owned by Unrestricted Subsidiaries and, prior to the Permitted Assignment, Restricted Subsidiaries (other than Heavenly Valley) that are not Subsidiaries of Borrower (determined on the applicable acquisition date, without giving subsequent effect to increases or decreases in value) (the sum of Items 9.7(b)(ii)(A) through 9.7(b)(ii)(O) below):
$
(A)Gros Ventre Utility Company	$
(B)Eagle Park Reservoir Company	$
(C)First Chair Housing Trustee, LLC	$
(D)Forest Ridge Holdings, Inc.	$
(E)Gore Creek Place, LLC	$
(F)Hunkidori Land Company, LLC	$
(G)TCRM Company	$
(H)Stagecoach Development, LLC	$
(I)Black Diamond Insurance, Inc.	$
(J)Ever Vail, LLC	$
(K)Larkspur Restaurant & Bar, LLC	$
(L)Mountain Thunder, Inc.	$
(M)One River Run, LLC	$
(N)Other Unrestricted Subsidiaries not listed above	$
(O)Prior to the Permitted Assignment, Restricted Subsidiaries (other than Heavenly Valley) that are not Subsidiaries of Borrower	$
(iii)Aggregate fair market value of the applicable acquired Additional Critical Assets and all other Additional Critical Assets owned by Unrestricted Subsidiaries and, prior to the Permitted Assignment, Restricted Subsidiaries (other than Heavenly Valley) that are not Subsidiaries of Borrower (determined on the applicable acquisition date, without giving subsequent effect to increases or decreases in value) (Item 9.7(b)(i) plus Item 9.7(b)(ii)):
$
(iv)The book value of all assets of the Companies (as determined in accordance with GAAP), on a consolidated basis (determined as of the end of the most-recently-ended fiscal quarter):	$
(v)10% of book value of all assets of the Companies (Item 9.7(b)(iv)):	$
(vi)EBITDA of all Unrestricted Subsidiaries and, prior to the Permitted Assignment, Restricted Subsidiaries (other than Heavenly Valley) that are not Subsidiaries of Borrower holding Critical Assets on the applicable acquisition date, in each case for the most-recently-ended four fiscal quarters (the sum of Items 9.7(b)(vi)(A) through 9.7(b)(vi)(__) below):
$
(A)[List applicable entities]	$
(vii)EBITDA of the Companies, on a consolidated basis, for the most-recently-ended four fiscal quarters:	$
(viii)10% of EBITDA of the Companies, on a consolidated basis, for the most-recently-ended four fiscal quarters:	$
(ix)On the date of the applicable acquisition, (a) was the aggregate fair value of the applicable acquired Additional Critical Assets and all other Additional Critical Assets owned by Unrestricted Subsidiaries and, prior to the Permitted Assignment, Restricted Subsidiaries (other than Heavenly Valley) that are not Subsidiaries of Borrower (determined on the applicable acquisition date, without giving subsequent effect to increases or decreases in value) (Item 9.7(b)(iii)), equal to or less than 10% of book value of all assets of the Companies (Item 9.7(b)(v)), and (b) was the EBITDA of all Unrestricted Subsidiaries and, prior to the Permitted Assignment, Restricted Subsidiaries (other than Heavenly Valley) that are not Subsidiaries of Borrower holding Critical Assets on the applicable acquisition date (Item 9.7(b)(vi)), equal to or less than 10% of EBITDA of the Companies, on a consolidated basis, for the most-recently-ended four fiscal quarters (Item 9.7(b)(viii)):
Yes/No

8           To be calculated for each acquisition of Additional Critical Assets at the time of such acquisition.

9Insert the name of applicable Unrestricted Subsidiary or, prior to the Permitted Assignment, Restricted Subsidiary (other than Heavenly Valley) that is not a Subsidiary of Borrower, and the date of the applicable acquisition.

10.8(l) INVESTMENTS IN UNRESTRICTED SUBSIDIARIES
(i)Loans, advances, and investments in Unrestricted Subsidiaries during the Subject Period (including, without limitation, the amount of any Permitted Recourse Obligations and other credit support and contingent obligations with respect to Debt of Unrestricted Subsidiaries) determined (x) with respect to each such loan and advance based on the value thereof on the date of determination, (y) with respect to each such investment based on the value thereof on the date made, and (z) with respect to each such Permitted Recourse Obligation and other credit support and contingent obligation based on the maximum potential financial exposure therefrom on the date of determination (the sum of Items 10.8(l)(i)(A) through 10.8(l)(i)(N) below):
$
(A)Gros Ventre Utility Company	$
(B)Eagle Park Reservoir Company	$
(C)First Chair Housing Trustee, LLC	$
(D)Forest Ridge Holdings, Inc.	$
(E)Gore Creek Place, LLC	$
(F)Hunkidori Land Company, LLC	$
(G)TCRM Company	$
(H)Stagecoach Development, LLC	$
(I) Black Diamond Insurance, Inc.	$
(J) Ever Vail, LLC	$
(K) Larkspur Restaurant & Bar, LLC	$
(L) Mountain Thunder, Inc.	$
(M) One River Run, LLC	$
(N) Other Unrestricted Subsidiaries not listed above	$
(ii)Aggregate amount of all loans, advances, and investments in Unrestricted Subsidiaries since the Closing Date but prior to the Subject Period (including, without limitation, the amount of any Permitted Recourse Obligations and other credit support and contingent obligations with respect to Debt of Unrestricted Subsidiaries) determined (x) with respect to each such loan and advance based on the value thereof on the date of determination, (y) with respect to each such investment based on the value thereof on the date made, and (z) with respect to each such Permitted Recourse Obligation and other credit support and contingent obligation based on the maximum potential financial exposure therefrom on the date of determination (the sum of Items 10.8(l)(ii)(A) through 10.8(l)(ii)(N) below):
$
(A)Gros Ventre Utility Company	$
(B)Eagle Park Reservoir Company	$
(C)First Chair Housing Trustee, LLC	$
(D)Forest Ridge Holdings, Inc.	$
(E)Gore Creek Place, LLC	$
(F)Hunkidori Land Company, LLC	$
(G)TCRM Company	$
(H)Stagecoach Development, LLC	$
(I) Black Diamond Insurance, Inc.	$
(J) Ever Vail, LLC	$
(K) Larkspur Restaurant & Bar, LLC	$
(L) Mountain Thunder, Inc.	$
(M) One River Run, LLC	$
(N) Other Unrestricted Subsidiaries not listed above	$
(iii)Aggregate loans, advances, and investments in Unrestricted Subsidiaries (Item 10.8(l)(i) plus Item 10.8(l)(ii)):	$
(iv)$100,000,000:	$100,000,000
(v)Total Assets:	$
(vi)15% of Total Assets (Item 10.8(l)(v)):	$
(vii)Net reductions in investments since the Closing Date permitted under Section 10.8(l) of the Credit Agreement as a result of dispositions of any such investments sold or otherwise liquidated or repaid to the extent of the net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors of VRI) received:
$
(viii)Net reductions in investments since the Closing Date permitted under Section 10.8(l) of the Credit Agreement as a result of dividends reducing any such investment, repayment of the outstanding principal amount of loans or advances, or other transfers of assets to VRI or any Restricted Subsidiary of VRI:
$
(ix)Net reductions in investments since the Closing Date permitted under Section 10.8(l) of the Credit Agreement as a result of the portion (proportionate to VRI’s direct or indirect interest in the equity of a Person) of the fair market value of the net assets of an Unrestricted Subsidiary immediately prior to the time such Unrestricted Subsidiary is designated or becomes a Restricted Subsidiary of VRI in accordance with Sections 9.10 or 9.11(b) of the Credit Agreement:
$
(x)Item 10.8(l)(iv) plus Item 10.8(l)(vi) plus Item 10.8(l)(vii) plus Item 10.8(l)(viii) plus Item 10.8(l)(ix):	$
(xi)Are loans, advances, and investments in Unrestricted Subsidiaries (Item 10.8(l)(iii)) less than or equal to the amount set forth in Item 10.8(l)(x)?	Yes/No
(xii)If no, then the percentage (not to exceed 25%) of the sum of clauses (a) through (c) of the definition of Investment Limit (Minority Investments) Borrower is electing to add to the calculation of the Investment Limit (Unrestricted Subsidiaries):
_____________%
(xiii)The amount of the sum of clauses (a) through (c) of the definition of Investment Limit (Minority Investments) immediately prior to Borrower’s election to add the percentage thereof set forth in Item 10.8(l)(xii) to the calculation of the Investment Limit (Unrestricted Subsidiaries):
$
(xiv)The amount of the sum of clauses (a) through (c) of the definition of Investment Limit (Minority Investment) to be added to the calculation of the Investment Limit (Unrestricted Subsidiaries) (Item 10.8(l)(xii) times Item 10.8(l)(xiii)):
$
(xv)Item 10.8(l)(x) plus Item 10.8(l)(xiv):	$
(xvi)Are loans, advances, and investments in Unrestricted Subsidiaries (Item 10.8(l)(iii)) less than or equal to the maximum amount permitted under the Investment Limit (Unrestricted Subsidiaries) (Item 10.8(l)(xv))?
Yes/No

10.8(m) INVESTMENTS IN PERSONS (OTHER THAN THE COMPANIES) IN WHICH A RESTRICTED COMPANY HAS AN EQUITY INTEREST
(i)Loans, advances, and investments during the Subject Period in Persons (other than the Companies) in which a Restricted Company has an Equity Interest (including, without limitation, credit support and contingent obligations with respect to Debt of such Persons) determined (x) with respect to each such loan and advance based on the value thereof on the date of determination, (y) with respect to each such investment based on the value thereof on the date made, and (z) with respect to each such credit support and contingent obligation based on the maximum potential financial exposure therefrom on the date of determination (the sum of Items 10.8(m)(i)(A) through 10.8(m)(i)(_) below):
$
(A)[List applicable entities]	$
(ii)Aggregate amount of all loans, advances, and investments since the Closing Date but prior to the Subject Period in Persons (other than the Companies) in which a Restricted Company has an Equity Interest (including, without limitation, credit support and contingent obligations with respect to Debt of such Persons) determined (x) with respect to each such loan and advance based on the value thereof on the date of determination, (y) with respect to each such investment based on the value thereof on the date made, and (z) with respect to each such credit support and contingent obligation based on the maximum potential financial exposure therefrom on the date of determination (the sum of Items 10.8(m)(ii)(A) through 10.8(m)(ii)(_) below):
$
(A)[List applicable entities]	$
(iii)Aggregate loans, advances, and investments in Persons (other than the Companies) in which a Restricted Company has an Equity Interest (Item 10.8(m)(i) plus Item 10.8(m)(ii)):	$
(iv)$75,000,000:	$75,000,000
(v)Total Assets:	$
(vi)10% of Total Assets (Item 10.8(m)(v)):	$
(vii)Net reductions in investments since the Closing Date permitted under Section 10.8(m) of the Credit Agreement as a result of dispositions of any such investments sold or otherwise liquidated or repaid to the extent of the net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors of VRI) received:
$
(viii)Net reductions in investments since the Closing Date permitted under Section 10.8(m) of the Credit Agreement as a result of dividends reducing any such investment, repayment of the outstanding principal amount of loans or advances, or other transfers of assets to VRI or any Restricted Subsidiary of VRI:
$
(ix)Net reductions in investments since the Closing Date permitted under Section 10.8(m) of the Credit Agreement as a result of the portion (proportionate to VRI’s direct or indirect interest in the equity therein) of the fair market value of the net assets of Persons (other than the Companies) in which a Restricted Company has made an investment permitted by Section 10.8(m) of the Credit Agreement immediately prior to the time such Persons are designated or become a Restricted Subsidiary of VRI in accordance with Sections 9.10 or 9.11(b) of the Credit Agreement:
$
(x)The amount elected by Borrower to be included in the calculation of the Investment Limit (Unrestricted Subsidiaries) (Item 10.8(l)(xiv)):	$
(xi)The aggregate amount of any loans (determined based on the value thereof as of the end of the Subject Period) made to Persons in which a Restricted Company does not have an Equity Interest pursuant to Section 10.8 of the Credit Agreement.
$
(xii)Item 10.8(m)(iv) plus Item 10.8(m)(vi) plus Item 10.8(m)(vii) plus Item 10.8(m)(viii) plus Item 10.8(m)(ix) minus Item 10.8(m)(x) minus Item 10.8(m)(xi):	$
(xiii)Are loans, advances, and investments in Persons (other than the Companies) in which a Restricted Company has an Equity Interest (Item 10.8(m)(iii)) less than or equal to the maximum amount permitted under the Investment Limit (Minority Interests) (Item 10.8(m)(xii))?
Yes/No

10.9(d) DISTRIBUTIONS10
(i)Distribution #[1] under Section 10.9(d) of the Credit Agreement during the Subject Period:	$
(ii) All other Distributions by VRI since May 11, 1999 (including, without limitation, all other Distributions made pursuant to Section 10.9(d) of the Credit Agreement) and prior to this Distribution:	$
(iii)Aggregate Distributions (Item 10.9(d)(i) plus Item 10.9(d)(ii)):	$
(iv)Total Commitments calculated immediately following Distribution #[1]:	$
(v)Outstanding Amount of all Loans calculated immediately following Distribution #[1]:	$
(vi)L/C Exposure calculated immediately following Distribution #[1] and without duplication of the above:	$
(vii)Availability (Item 10.9(d)(iv) minus Item 10.9(d)(v) minus Item 10.9(d)(vi)) calculated immediately following Distribution #[1]:	$
(viii)Unrestricted Cash of Restricted Subsidiaries (Item 11.1(xxvi)) calculated immediately following Distribution #[1]:	$
(ix)Aggregate Availability and Unrestricted Cash (Item 10.9(d)(vii) plus Item 10.9(d)(viii)):	$
(x)Total Leverage Ratio as of the last day of the previous quarter end (ratio of Item 11.1(x) of the previous Compliance Certificate to Item 11.1(xl) of the previous Compliance Certificate):	$
(xi) Is aggregate Availability and Unrestricted Cash (Item 10.9(d)(ix)) at least $150,000,000 immediately after giving effect to Distribution #[1] and is the Total Leverage Ratio less than 3.50 to 1.00 (Item 10.9(d)(x))?  (If yes, then VRI may make Distributions in an unlimited amount.)

(If aggregate Availability and Unrestricted Cash is less than $150,000,000, VRI may still be permitted to pay dividends under Section 10.9(d)(iii) of the Credit Agreement.  See Item 10.9(d) below.)
Yes/No
(xii)Is aggregate Availability and Unrestricted Cash of Restricted Subsidiaries (Item 10.9(d)(ix)) at least $150,000,000 immediately after giving effect to Distribution #[1] and does the Total Leverage Ratio (Item 10.9(d)(x)) equal or exceed 3.50 to 1.00?  (If yes, then calculate the following)
Yes/No
(A)Net Income of the Companies since May 11, 1999 as of the most recent quarter end:	$
(B)Minus all Net Income of the Unrestricted Subsidiaries since May 11, 1999 as of the most recent quarter end (the sum of Items 10.9(d)(xii)(B)(1) through 10.9(d)(xii)(B)(14) below):	$
(1)Gros Ventre Utility Company	$
(2)Eagle Park Reservoir Company	$
(3)First Chair Housing Trustee, LLC	$
(4)Forest Ridge Holdings, Inc.	$
(5)Gore Creek Place, LLC	$
(6)Hunkidori Land Company, LLC	$
(7)TCRM Company	$
(8)Stagecoach Development, LLC	$
(9) Black Diamond Insurance, Inc.	$
(10) Ever Vail, LLC	$
(11) Larkspur Restaurant & Bar, LLC	$
(12) Mountain Thunder, Inc.	$
(13) One River Run, LLC	$
(14) Other Unrestricted Subsidiaries not listed above	$
(C)Restricted Companies’ Net Income since May 11, 1999 (determined as of the last day of the most-recently-ended fiscal quarter of the Restricted Companies) (Item 10.9(d)(xii)(A) minus Item 10.9(d)(xii)(B)):
$_____________
(D)50% of Item 10.9(d)(xii)(C):	$_____________
(E)Amount of Item 10.9(d)(xii)(C) if Item 10.9(d)(xii)(C) is a deficit:	$_____________
(F)Restricted Companies’ net cash proceeds from the issuance of Equity Interests by any Restricted Company since May 11, 1999 and prior to Distribution #[1]:	$_____________
(G)Sum of repayments of Subordinated Debt pursuant to Section 10.2(b) of the Credit Agreement since the Closing Date and prior to Distribution #[1]:	$_____________
(H)($125,000,000 plus Item 10.9(d)(xii)(D) minus Item 10.9(d)(xii)(E) plus Item 10.9(d)(xii)(F) minus Item 10.9(d)(xii)(G)):	$_____________
(I)Are aggregate Distributions (Item 10.9(d)(iii)) greater than the amount of Distributions permitted (Item 10.9(d)(xii)(H))?	Yes/No
(If yes, the excess may still be permitted under Section 10.9(d)(iii) of the Credit Agreement. See Item 10.9(d)(xiii) below.)
(xiii)  If Distribution #[1] is a dividend, does any Default or Potential Default exist under the Credit Agreement or would any Default or Potential Default arise after giving effect to Distribution #[1]?
Yes/No
(If No, then VRI may pay dividends in an amount not to exceed $15,000,000 in any fiscal quarter.)
(A)Are the dividends paid during the Subject Period under Section 10.9(d)(iii) of the Credit Agreement greater than $15,000,000?	Yes/No

10           To be calculated for each Distribution at the time of such Distribution.

10.18 CAPITAL EXPENDITURES

(a)Aggregate capital expenditures of the Restricted Companies in the ordinary course of the business (excluding (a) normal replacements and maintenance which are properly charged to current operations, and (b) such expenditures relating to real estate held for resale) during each fiscal year:
$
(b)Total Assets of the Restricted Companies as of the last day of the fiscal year:	$
(c)15% of Total Assets of the Restricted Companies set forth in Item 10.18(b):	$
(d)Are aggregate capital expenditures less than the amount set forth in Item 10.18(c)?	Yes/No
(e)If answer to Item 10.18(d) is No, the amount by which the aggregate capital expenditures is in excess of the amount set forth in Item 10.18(c):	$
(f)If answer to Item 10.18(d) is No, the amount, if any, of the unused portion of the Capital Expenditure Basket for the prior fiscal year:	$
(g)Is the amount set forth in Item 10.18(e) less than the amount set in Item 10.18(f)?	Yes/No

11.1 RATIO OF NET FUNDED DEBT TO ADJUSTED EBITDA11
(i)All obligations of the Companies for borrowed money:	$
(ii)All obligations of the Unrestricted Subsidiaries for borrowed money (the sum of Items 11.1(ii)(A) through 11.1(ii)(N) below):	$
(A)Gros Ventre Utility Company	$
(B)Eagle Park Reservoir Company	$
(C)First Chair Housing Trustee, LLC	$
(D)Forest Ridge Holdings, Inc.	$
(E)Gore Creek Place, LLC	$
(F)Hunkidori Land Company, LLC	$
(G)TCRM Company	$
(H)Stagecoach Development, LLC	$
(I) Black Diamond Insurance, Inc.	$
(J) Ever Vail, LLC	$
(K) Larkspur Restaurant & Bar, LLC	$
(L) Mountain Thunder, Inc.	$
(M) One River Run, LLC	$
(N) Other Unrestricted Subsidiaries not listed above	$
(iii)All obligations of the Restricted Subsidiaries for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture, or other similar instrument, as a direct (as opposed to contingent) payment obligation arising under a guaranty, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise) (Item 11.1(i) minus Item 11.1(ii)):
$_____________
(iv)The principal portion of all Capital Lease obligations of the Companies:	$_____________
(v)The principal portion of all Capital Lease obligations of the Unrestricted Subsidiaries and the obligations under the Northstar Leases (to the extent such leases constitute Capital Leases) (the sum of Items 11.1(v)(A) through 11.1(v)(O) below):
$______________
(A)Gros Ventre Utility Company	$______________
(B)Eagle Park Reservoir Company	$______________
(C)First Chair Housing Trustee, LLC	$_____________ _
(D)Forest Ridge Holdings, Inc.	$_____________ _
(E)Gore Creek Place, LLC	$_____________ _
(F)Hunkidori Land Company, LLC	$_____________ _
(G)TCRM Company	$_____________ _
(H)Stagecoach Development, LLC	$_____________ _
(I) Black Diamond Insurance, Inc.	$_____________ _
(J) Ever Vail, LLC	$_____________ _
(K) Larkspur Restaurant & Bar, LLC	$_____________ _
(L) Mountain Thunder, Inc.	$_____________ _
(M) One River Run, LLC	$_____________ _
(N) Other Unrestricted Subsidiaries not listed above	$_____________ _
(O)Principal portion of the obligations under the Northstar Leases that are classified as Capital Leases	$_____________ _
(vi)The principal portion of all Capital Lease obligations of the Restricted Companies (other than obligations under the Northstar Leases (to the extent such leases constitute Capital Leases)) (Item 11.1(iv) minus Item 11.1(v)):
$______________
(vii)Reimbursement obligations and undrawn amounts under Bond L/Cs supporting Bonds (other than Existing Housing Bonds) issued by Unrestricted Subsidiaries:	$
(viii)Payment obligations with respect to Permitted Recourse Obligations which constitute Debt:	$
(ix)Debt under Existing Housing Bonds:	$
(x)Funded Debt of the Restricted Companies (Item 11.1(iii) plus Item 11.1(vi) plus Item 11.1(vii) plus Item 11.1(viii) minus Item 11.1(ix)):	$
(xi) Cash of the Companies:	$
(xii)Cash of the Unrestricted Subsidiaries (the sum of Items 11.1(xii)(A) through 11.1(xii)(N) below):	$_____________ _
(A)Gros Ventre Utility Company	$_____________ _
(B)Eagle Park Reservoir Company	$_____________ _
(C)First Chair Housing Trustee, LLC	$_____________ _
(D)Forest Ridge Holdings, Inc.	$_____________ _
(E)Gore Creek Place, LLC	$_____________ _
(F)Hunkidori Land Company, LLC	$_____________ _
(G)TCRM Company	$_____________ _
(H)Stagecoach Development, LLC	$_____________ _
(I) Black Diamond Insurance, Inc.	$_____________ _
(J) Ever Vail, LLC	$_____________ _
(K) Larkspur Restaurant & Bar, LLC	$_____________ _
(L) Mountain Thunder, Inc.	$_____________ _
(M) One River Run, LLC	$_____________ _
(N) Other Unrestricted Subsidiaries not listed above	$_____________ _
(xiii)Cash of the Restricted Companies (Item 11.1(xi) minus Item 11.1(xii)):	$
(xiv)Investments of the Companies in marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one year from the date of acquisition:
$
(xv)Investments of the Companies in short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the U.S. or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition):

$
(xvi)Investments of the Companies in commercial paper and similar obligations rated “P-1” by Moody’s or “A-1” by S&P:	$
(xvii)Investments of the Companies in readily marketable Tax-free municipal bonds of a domestic issuer rated “A-2” or better by Moody’s or “A” or better by S&P, and maturing within one year from the date of issuance:
$
(xviii)Investments of the Companies in mutual funds or money market accounts investing primarily in items described in Items 11.1(xiv), (xv), (xvi), and (xvii) above:	$
(xix)Investments of the Companies in demand deposit accounts maintained in the ordinary course of business:	$
(xx)Investments of the Companies in short-term repurchase agreements with major banks and authorized dealers, fully collateralized to at least 100% of market value by marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S.:

$
(xxi)Investments of the Companies in short-term variable rate demand notes that invest in tax-free municipal bonds of domestic issuers rated “A-2” or better by Moody’s or “A” or better by S&P that are supported by irrevocable letters of credit issued by commercial banks organized under the laws of the U.S. or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000:

$
(xxii)Temporary Cash Investments of the Companies (Item 11.1(xiv) plus Item 11.1(xv) plus Item 11.1(xvi) plus Item 11.1(xvii) plus Item 11.1(xviii) plus Item 11.1(xix) plus Item 11.1(xx) plus Item 11.1(xxi)):
$
(xxiii)Temporary Cash Investments of the Unrestricted Subsidiaries (sum of Items 11.1(xxiii)(A) through (N)):	$_____________ _
(A)Gros Ventre Utility Company	$_____________ _
(B)Eagle Park Reservoir Company	$_____________ _
(C)First Chair Housing Trustee, LLC	$_____________ _
(D)Forest Ridge Holdings, Inc.	$_____________ _
(E)Gore Creek Place, LLC	$_____________ _
(F)Hunkidori Land Company, LLC	$_____________ _
(G)TCRM Company	$_____________ _
(H)Stagecoach Development, LLC	$_____________ _
(I) Black Diamond Insurance, Inc.	$_____________ _
(J) Ever Vail, LLC	$_____________ _
(K) Larkspur Restaurant & Bar, LLC	$_____________ _
(L) Mountain Thunder, Inc.	$_____________ _
(M) One River Run, LLC	$_____________ _
(N) Other Unrestricted Subsidiaries not listed above	$_____________ _
(xxiv)Temporary Cash Investments of the Restricted Companies (Item 11.1(xxii) minus Item 11.1(xxiii)):	$
(xxv)Amount of Temporary Cash Investments of the Restricted Companies subject to a Lien or restriction (other than Liens of depository institutions securing payment of customary service charges, transfer fees, account maintenance fees, and charges for returned or dishonored items, and restrictions with respect to compensating balances):
$
(xxvi)Unrestricted Cash of the Restricted Companies (Item 11.1(xiii) plus Item 11.1(xxiv) minus Item 11.1(xxv)):	$
(xxvii)Unrestricted Cash of the Restricted Companies in excess of $10,000,000:	$
(xxviii) Net Funded Debt (Item 11.1(x) minus Item 11.1(xxvii)):	$
(xxix) EBITDA of the Companies for the last four fiscal quarters:
(xxx)EBITDA for such period attributable to the Unrestricted Subsidiaries (the sum of Items 11.1(xxx)(A) through 11.1(xxx)(N) below):	$_____________ _
(A)Gros Ventre Utility Company	$_____________ _
(B)Eagle Park Reservoir Company	$_____________ _
(C)First Chair Housing Trustee, LLC	$_____________ _
(D)Forest Ridge Holdings, Inc.	$_____________ _
(E)Gore Creek Place, LLC	$_____________ _
(F)Hunkidori Land Company, LLC	$_____________ _
(G)TCRM Company	$_____________ _
(H)Stagecoach Development, LLC	$_____________ _
(I) Black Diamond Insurance, Inc.	$_____________ _
(J) Ever Vail, LLC	$_____________ _
(K) Larkspur Restaurant & Bar, LLC	$_____________ _
(L) Mountain Thunder, Inc.	$_____________ _
(M) One River Run, LLC	$_____________ _
(N) Other Unrestricted Subsidiaries not listed above	$_____________ _
(xxxi)EBITDA of the Restricted Companies for the last four fiscal quarters (Item 11.1(xxix) minus Item 11.1(xxx)):	$
(xxxii) Insurance proceeds received in cash by the Restricted Companies under policies of business interruption insurance (or under policies of insurance which cover losses or claims of the same character or type) in a maximum amount not to exceed the EBITDA of the Restricted Companies for the most-recently-ended four fiscal quarters attributable to the applicable property or asset (as agreed upon by Administrative Agent and pro rated over a period of determination as deemed appropriate by Administrative Agent):

$
(xxxiii) On a pro forma basis without duplication, all EBITDA of the Restricted Companies from assets acquired in accordance with the Credit Agreement (including, without limitation, Restricted Subsidiaries formed or acquired in accordance with Section 9.10 of the Credit Agreement, and Unrestricted Subsidiaries re-designated as Restricted Subsidiaries in accordance with Section 9.11(b) of the Credit Agreement) during any applicable period, calculated as if such assets were acquired on the first day of such period and including actual and identifiable cost synergies from acquisitions in an amount not to exceed 10% of the EBITDA of the acquired company for the most-recently-ended four fiscal quarters):

(A)Portion of the above amount attributable to actual and identifiable cost synergies from acquisitions:
(i)$_________ [break down for each acquisition].

(B)EBITDA of the acquired compan(y)(ies) for the most-recently-ended four fiscal quarters:
(i)$_________ [break down for each acquisition]

(C)10% of EBITDA of the acquired compan(y)(ies):
(i)$_________ [break down for each acquisition]

(D)For the purpose of this Item 11.1(xxxiii), actual and identifiable cost synergies with respect to each respective acquisition identified in Item 11.1(xxxiii)(A) may not exceed 10% of the EBITDA of the applicable acquired Company identified in Item 11.1(xxxiii)(C).
$
(xxxiv) Net non-cash gains or losses of the Restricted Companies from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives):
[Enter losses as a negative number.]

$
(xxxv)Cash dividends or distributions based on income from any Unrestricted Subsidiary to a Restricted Subsidiary in an amount not to exceed the EBITDA of such Unrestricted Subsidiary for the most-recently-ended four fiscal quarters (the sum of Items 11.1(xxxv)(A) through 11.1(xxxv)(__) below):

$
(A) List applicable Unrestricted Subsidiaries [EBITDA for the most-recently-ended four fiscal quarters equals $____________ (Item 11.1(xxx)(__))]:	$
(xxxvi)Extraordinary, unusual, or non-recurring charges, costs, and expenses of the Restricted Companies, including, without limitation, such charges, costs, and expenses for (A) financing fees, financial, and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred by the Restricted Companies in connection with acquisitions and asset sales permitted under the Credit Agreement (whether or not consummated), (B) the restructuring or reorganization of any Restricted Company or the Restricted Companies, (C) the settlement of litigation or other claims against any Restricted Company, and (D) the severance of employees of any Restricted Company (in an aggregate amount for any such cash expenses in this Item 11.1(xxxvi) with respect to the most-recently- ended four fiscal quarters not to exceed 10% of EBITDA of the Restricted Companies for the most-recently-ended four fiscal quarters):
[10% of EBITDA of the Restricted Companies for the most-recently-ended four fiscal quarters equals $_____________ (the product of Item 11.1(xxxi)multiplied by .10)]

$______________
(xxxvii) Net non-recurring gains or losses included in the calculation of EBITDA of the Restricted Companies: [Enter losses as a negative number.]	$
(xxxviii)For any payments by the Northstar Subsidiaries in respect of the portion of the Northstar Leases, if any, that is classified as a Capital Lease, the amount of such payment that would have been recorded as an operating lease expense had such portion of the Northstar Leases been classified as an operating lease:
$_____________
(xxxix)On a pro forma basis, all EBITDA of the Restricted Companies from assets disposed in accordance with the Credit Agreement during such period (including, without limitation, Restricted Subsidiaries re-designated as Unrestricted Subsidiaries in accordance with Section 9.11(a) of the Credit Agreement), calculated as if such assets were disposed on the first day of such period (to the extent not already excluded):
$_____________
(xl)Adjusted EBITDA (Item 11.1(xxxi) plus Item 11.1(xxxii) plus Item 11.1(xxxiii) minus Item 11.1(xxxiv) plus Item 11.1(xxxv) plus Item 11.1(xxxvi) minus Item 11.1(xxxvii) minus Item 11.(xxxviii) minus Item 11.(xxxix)):
$_____________
(xli)Ratio of Net Funded Debt to Adjusted EBITDA (Ratio of Item 11.1(xxviii) to Item 11.1(xl)):	_____________
(xlii)Maximum ratio of Net Funded Debt to Adjusted EBITDA permitted:	4.50 : 1.00
(xliii)Is the ratio of Net Funded Debt to Adjusted EBITDA less than the maximum ratio permitted?	Yes/No

11To the extent a subsidiary listed below is no longer an Unrestricted Subsidiary, such subsidiary shall be deleted from the list and no longer reflected in the Compliance Certificate.

11.2 INTEREST COVERAGE RATIO
(a)Adjusted EBITDA for the last four fiscal quarters (Item 11.1(xl)):	$
(b)Interest expense on Funded Debt for the last four fiscal quarters:	$
(c)Amortization of deferred financing costs and original issue discounts:	$
(d)Item 11.2(b) minus 11.2(c):	$
(e) Interest Coverage Ratio (Ratio of Item 11.2(a) to Item 11.2(d)):
(f) Minimum Interest Coverage Ratio permitted:	2.50 : 1.00
(g)Does the Interest Coverage Ratio exceed the minimum ratio permitted?	Yes/No

L/Cs
Set forth on Schedule 1 attached hereto is a list of all Existing L/Cs and other letters of credit issued by an L/C Issuer under the Credit Agreement, and the drawn and undrawn amounts thereunder

Schedule 1 to Compliance Certificate

Company	L/C No.	Face Amount of L/C	Amount Drawn	Amount Remaining to be Drawn

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below: (a) all of the Assignor’s Rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding Rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the L/Cs and the Swing Line Loans included in such facilities); and (b) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other Right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity related to the Rights and obligations sold and assigned pursuant to clause (i) above (the Rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.           Assignee:                                ______________________________

[Assignee is an Affiliate/Approved Fund of [identify Lender]] 12

3.	Borrower:	______________________________

4.	Administrative Agent:Bank of America, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:
Fifth Amended and Restated Credit Agreement dated as of January 25, 2011, among The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.”, Lenders party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto

6.	Assigned Interest

Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders under such Facility13	Amount of Commitments /Loans Assigned under such Facility2	Percentage Assigned of Commitments/Loans14
	$	$	%
	$	$	%
	$	$	%

7.           Trade Date:                                ______________15

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

12 Select or delete as applicable.

13 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

14 Set forth to at least 9 decimals as a percentage of the Commitments/Loans of all Lenders under such Facility/Subfacility.

15 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[Name of Assignor]

By:
Name:
Title:

ASSIGNEE:

[Name of Assignee]

By:
Name:
Title:

[Consented to and]16 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]17

L/C ISSUER:

By:
Name:
Title:

L/C ISSUER:

By:
Name:
Title:

SWING LINE LENDER:

By:
Name:
Title:

SWING LINE LENDER:

By:
Name:
Title:

BORROWER:

By:
Name:
Title:

16 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

17 To be added only if the consent of the L/C Issuers, Swing Line Lenders, and/or Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor.  The Assignor: (a) represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to: (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Paper, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Papers or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Paper, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Paper.

1.2 Assignee.  The Assignee: (a) represents and warrants that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1(a) and 9.1(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that: (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Papers, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Papers are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.

3.

EXHIBIT F-1

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Agreement”) is entered into as of ___________, between _____________________, a _____________ _____________ (with its successors, “Debtor”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the ratable benefit of the Lenders (“Secured Party”).

A. The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.” (including any permitted successor or assign pursuant to Section 10.12 of the Credit Agreement (defined below), the “Borrower”), the various financial institutions party to the Credit Agreement (defined below) (collectively, and as they may change from time to time in accordance with the terms of the Credit Agreement, the “Lenders”), and Secured Party have entered into that certain Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 (as amended, restated, extended, or supplemented from time to time, the “Credit Agreement”).

B. Under the terms of the Credit Agreement, the Lenders have agreed, from time to time, to make loans to the Borrower and issue letters of credit for the account of Borrower.

C. Debtor is an Affiliate of Borrower.  Borrower and Debtor are engaged in the same or substantially similar or related lines of business, have close business and financial transactions, and connections with each other, and use common senior management and executive personnel and overall planning programs.  The Credit Agreement will be a material benefit to the Debtor and Borrower and will result in direct business benefits to the Debtor.

D. Debtor has executed a Guaranty in favor of Secured Party, for the benefit of Lenders, guaranteeing the Obligation under, and as defined in, the Credit Agreement (as amended, restated, or supplemented from time to time, the “Guaranty”).

E. [The execution and delivery of this Agreement is an integral part of the transactions contemplated by the Loan Papers and is a condition precedent to Lenders’ obligations to extend credit under the Credit Agreement.]18  [Debtor is required to deliver this Agreement pursuant to Section [9.10] [9.11] of the Credit Agreement.]19

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  As used in this Agreement, “Borrower,” “Credit Agreement,” “Debtor,” “Guaranty,” “Lenders,” and “Secured Party” have the respective meanings indicated above.  Other capitalized terms used, but not defined, in this Agreement and which are defined in the Credit Agreement, have the respective meanings given them in the Credit Agreement.  Except as otherwise defined in this Agreement or in the Credit Agreement, all terms used in this Agreement which are defined in the UCC (as defined below and as in effect on the date of this Agreement) shall have the respective meanings given them in Articles 8 and 9 of the UCC.  In addition, as used in this Agreement:

18 Use if the Pledge Agreement is required to be delivered on the Closing Date.

19 Use if the Pledge Agreement is required to be delivered pursuant to Sections 9.10 or 9.11 of the Credit Agreement.

Collateral means all of the property referred to in Section 3(a).

Foreign Subsidiary means any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

Issuer means an issuer of Pledged Securities.

Organizational Documents means the articles of incorporation or organization, bylaws, regulations, and operating agreements or other documents equivalent to the foregoing (together with any modifications, amendments, or restatements thereof), as applicable, of each Issuer.

Partnership Agreements means (a) those agreements listed on Annex A attached hereto and incorporated herein by reference (together with any modifications, amendments, or restatements thereof), and (b) partnership agreements or joint venture agreements for any of the partnerships or joint ventures described in clause (b) of the definition of “Partnerships” below (together with any modifications, amendments or restatements thereof), and Partnership Agreement means one of the Partnership Agreements.

Partnership Interests means all of Debtor’s Right, title and interest now or hereafter accruing under the Partnership Agreements with respect to all distributions, allocations, proceeds, fees, preferences, payments, or other benefits, which Debtor now is or may hereafter become entitled to receive with respect to such interests in the Partnerships and with respect to the repayment of all loans now or hereafter made by Debtor to the Partnerships; provided, that in no event shall more than sixty-five percent (65%) of the total outstanding equity interests of any Foreign Subsidiary be pledged hereunder, even though all of the outstanding equity interest of each Foreign Subsidiary may be described on Annex A.

Partnerships means (a) those partnerships and joint ventures listed on Annex A attached hereto and incorporated herein by reference, as such partnerships exist or may hereinafter be restated, amended, or restructured, (b) any partnership or joint venture in which Debtor shall, at any time, become a limited or general partner or venturer, or (c) any partnership, joint venture, or corporation formed as a result of the restructure, reorganization, or amendment of the Partnerships.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or Governmental Authority.

Pledged Securities means (a) the Securities identified on Annex A (and the certificates or instruments, if any, representing such Securities), (b) Securities issued to Debtor by any Issuer listed on Annex A or any other Person which becomes a Restricted Subsidiary, (c) any additional or substitute Securities issued to Debtor by any Issuer listed on Annex A or any other Person which becomes a Restricted Subsidiary after the date of this Agreement, and (d) all Securities required to be included in this definition pursuant to the provisions of Section 2(b)(vi); provided, that in no event shall more than sixty-five percent (65%) of the total outstanding Securities of any Foreign Subsidiary be pledged hereunder, even though all of the outstanding Securities of each Foreign Subsidiary may be described on Annex A and included in one stock certificate subject to any stock power delivered hereunder.

Proceeds means all proceeds of, and all other profits, products, rentals, and receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of, or other realization upon, the Collateral, whether now existing or hereafter arising.

Secured Obligation means (a) all obligations of Debtor under the Guaranty or this Agreement, and (b) all present and future indebtedness, obligations and liabilities, absolute or contingent, whether voluntary or involuntary, due or not due, incurred directly or indirectly, or acquired by a Lender by assumption or otherwise (including, without limitation, interest accruing after the maturity of such debts, obligations, or liabilities), and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to Secured Party or Lenders by Borrower under the Loan Papers to which it is a party (including the “Obligation” as defined in the Credit Agreement), together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, (i) all Attorney Costs incurred in the enforcement or collection thereof payable under the Loan Papers, or in connection with the protection of Rights under, the Loan Papers to which Borrower is a party, and (ii) amounts that would become due but for operation of Section 502, 506, or any other applicable provision of Title 11 of the Bankruptcy Code of the United States), together with all pre- and post-maturity interest thereon (including, without limitation, all post-petition interest if Debtor or Borrower voluntarily or involuntarily files for bankruptcy protection, whether or not a claim for post-filing or post-petition interest is allowed in such bankruptcy proceeding) and any and all costs, Attorney Costs, and expenses reasonably incurred by Secured Party or any Lender to enforce payment of any of the foregoing indebtedness.

Security means (a) a share of capital stock issued by a Person, (b) a membership interest issued by a Person, and (c) any other equity, ownership, or voting interest issued by a Person, and “Securities” means more than one Security.

Security Interests means the security interests granted under this Agreement securing the Secured Obligation.

UCC means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

2. Representations, Warranties and Certain Agreements.

(a) Debtor represents and warrants as follows:

(i) Debtor has good title to all of the Collateral purported to be owned by it, free and clear of any Liens (other than Permitted Liens), and will keep the Collateral free and clear of all Liens (other than Permitted Liens). The Pledged Securities described on Annex A include all Securities issued by each such Issuer to Debtor or, in the case of Securities of a Foreign Subsidiary, all Securities issued by such Foreign Subsidiary are described on Annex A, but only sixty-five percent (65%) of the outstanding Securities of such Foreign Subsidiary are Pledged Securities hereunder.  All of the Pledged Securities have been duly authorized and validly issued, are fully paid and non-assessable, and are subject to no option to purchase or similar Rights of any Person.  As of the date of this Agreement, Debtor is not a party to or otherwise bound by any agreement (other than this Agreement) which restrict in any manner the Rights of any present or future holder of any of the Pledged Securities with respect to transfers thereof or payments of dividends or distributions thereon.  The Pledged Securities are not subject to any restrictions on transfer or manner of sale, any holding period, or any notice requirements, other than restrictions and requirements under applicable securities Laws.

(ii) Except as expressly permitted by the Credit Agreement, each Issuer and each Partnership issuing a Partnership Interest is duly organized, currently existing, and in good standing under all applicable Laws; there have been no amendments, modifications, or supplements to any Partnership Agreement, any other agreement or certificate creating any Partnership, any Organizational Document, or any material contract relating to the Partnerships or any Issuer, of which Secured Party has not been advised in writing; no default or breach or potential default or breach has occurred and is continuing under any Partnership Agreement or any Organizational Document; and no approval or consent of the partners of any Partnership or any equityholder of any Issuer is required as a condition to the validity and enforceability of the Security Interest created hereby or the consummation of the transactions contemplated hereby which has not been duly obtained by Debtor.

(iii) Debtor has good title to the Partnership Interests free and clear of all Liens (other than Permitted Liens).  The Partnership Interests are validly issued, fully paid, and nonassessable and are not subject to statutory, contractual, or other restrictions governing their transfer, ownership, or control, except as set forth in the applicable Partnership Agreements or applicable securities Laws.  All capital contributions required to be made by the terms of the Partnership Agreements for each Partnership have been made.

(iv) Contemporaneously with the execution and delivery of this Agreement, Debtor has delivered to Secured Party all certificates evidencing the Pledged Securities described on Annex A.  No Collateral is in the possession of any Person asserting any claim thereto or security interest therein that is not permitted under the Loan Papers, except that Secured Party or its designee may have possession of the Collateral.

(v) Assuming that Secured Party is in continuous possession of all certificates evidencing the Pledged Securities which constitute securities under Articles 8 and 9 of the UCC, the Security Interests will constitute valid and perfected security interests in such Pledged Securities prior to all other Liens.  Appropriate financing statements have been filed in the necessary jurisdictions with respect to all other Collateral, and the Security Interests, to the extent they may be perfected by filing financing statements in the necessary jurisdictions, constitute valid and continuing perfected security interests in such other Collateral to the extent a security interest can be created therein under the UCC, securing the payment of the Secured Obligation.  All other actions necessary to perfect the Security Interests in each item of such Collateral have been duly taken to the extent a security interest can be created therein under the UCC as in effect in the applicable jurisdictions of the United States.

(vi) Debtor’s exact legal name is correctly set forth on the signature page hereof.  Debtor will provide Secured Party with at least thirty (30) days prior written notice of any change in Debtor’s name or identity.

(vii) Debtor’s principal place of business or, if Debtor has more than one principal place of business, chief executive office, is, and has been for the four-month period preceding the date hereof (or, if less, the entire period of the existence of Debtor), located in the state specified on the signature page hereof.  In addition, Debtor is an organization of the type and (if not an unregistered entity) is incorporated in or organized under the Laws of the state specified on such signature page.

(b) Debtor agrees as follows:

(i) Debtor shall, at Debtor’s expense, take all actions necessary or advisable from time to time to maintain the first priority and perfection of said security interest and shall not take any actions that would alter, impair or eliminate said priority or perfection.  Debtor will not change the location of its chief executive office or principal place of business or change its jurisdiction of organization unless it shall have given Secured Party at least thirty (30) days prior notice thereof and (at Debtor’s cost and expense) delivered an opinion of counsel with respect thereto prior to taking such action in customary form confirming the continued validity and perfection under the UCC (to the extent such Security Interests may be perfected under the UCC) of the Security Interests (which opinion may contain such exceptions and assumptions as are customary in a legal opinion of such type).  Debtor shall at all times maintain its chief executive office or principal place of business, as applicable, within one of the 48 contiguous states in which Article 9 of the UCC is in effect.  Debtor shall not in any event change the location of any Collateral if such change would cause the Security Interests in such Collateral to lapse or cease to be perfected unless prior to taking such action it shall have taken such actions as may be necessary to prevent such lapse in perfection or failure to be perfected.

(ii) Debtor shall (A) except as expressly permitted by the Credit Agreement, do or cause to be done all things necessary or appropriate to keep the Partnerships and each Issuer in full force and effect and the Rights of Debtor and Secured Party thereunder unimpaired; (B) except as expressly permitted by the Credit Agreement, not consent to any Partnership or Issuer selling, leasing, or disposing of substantially all of its assets in a single transaction or a series of transactions; (C) notify Secured Party of the occurrence of any default or breach under any contract or agreement creating or governing the Partnerships or Issuers; (D) except as permitted by the Credit Agreement, not transfer, sell, or assign any of the Partnership Interests or Pledged Securities, or any part thereof; (E) pledge hereunder, immediately upon Debtor’s acquisition (directly or indirectly) thereof, any and all additional Partnership Interests of any Partnership or Pledged Securities of any Issuer granted to Debtor; and any and all additional shares of stock or other securities of each; (F) deliver to Secured Party a fully-executed Acknowledgment of Pledge, substantially in the form of Annex B, for each Partnership Interest and each uncertificated Pledged Security; and (G) take any commercially reasonable action necessary, required, or requested by Secured Party to allow Secured Party to fully enforce its Security Interest in the Partnership Interests and Pledged Securities, including, without limitation, the filing of any claims with any court, liquidator, trustee, custodian, receiver, or other like person or party.

(iii) Debtor may not change its name or corporate structure in any manner unless it shall have given Secured Party prior notice thereof and delivered an opinion of counsel in customary form with respect thereto prior to taking such action confirming the continued validity and perfection under the UCC (to the extent such Security Interests may be perfected under the UCC) of the Security Interests (which opinion may contain such exceptions and assumptions as are customary in a legal opinion of such type).

(iv) Debtor shall keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as Required Lenders may reasonably require in order to reflect the Security Interests.

(v) Debtor agrees to pay prior to delinquency all taxes, charges, Liens and assessments against the Collateral, other than taxes, charges and assessments which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made; and, except as otherwise provided herein, upon the failure of Debtor to do so, Secured Party may pay any of them in such amount as it reasonably deems necessary to discharge the same.

(vi) The Pledged Securities will at all times include not less than the percentage of the issued and outstanding Securities of each Issuer shown on Annex A, except to the extent any such Pledged Security shall have been released in accordance with the provisions of Section 11 below.

(vii) Debtor shall not become a party to any agreement prohibited by the fourth sentence of Section 2(a)(i).

(viii) Debtor shall promptly notify Secured Party in writing in the event that any of the representations and warranties set forth herein is no longer true and correct.

3. The Security Interests.

(a) Debtor, to secure the full and punctual payment and performance of the Secured Obligation, and to induce Lenders to extend Debt under the Credit Agreement, hereby irrevocably and unconditionally grants to Secured Party, for the benefit of Lenders, a continuing first priority security interest in and to all of the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(i) all books and records of Debtor pertaining to any of the property described in this Section 3(a);

(ii) the Pledged Securities owned or held by Debtor and all of its Rights and privileges with respect thereto, including, without limitation, all dividends, interest, principal, and other payments and distributions made upon or with respect to the Pledged Securities;

(iii) the Partnership Interests and all Rights of Debtor with respect thereto, including, without limitation, all Partnership Interests set forth on Annex A and all of Debtor’s distribution Rights, income Rights, liquidation interest, accounts, contract Rights, general intangibles, notes, instruments, drafts, and documents relating to the Partnership Interests; and

(iv) all Proceeds of all or any of the property described in clauses (i), (ii), and (iii) of this Section 3(a) to the extent that such Proceeds consist of cash or other property which would constitute Collateral pursuant to such clauses (i), (ii), and (iii).

(b) The Security Interests are granted as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the undersigned with respect to any of the Collateral or any transaction in connection therewith.

4. Delivery of Pledged Securities.  If at any time or from time to time after the date of this Agreement Debtor shall receive any Security required to be pledged hereunder, it shall promptly:

(a) deliver to Secured Party any certificate or other instrument evidencing each such Security, accompanied by control letters and stock powers or any other instruments of transfer or assignment duly executed in blank, to be held by Secured Party for the benefit of Lenders as collateral for the Secured Obligation in accordance with this agreement; and

(b) execute, deliver, file, and record any and all instruments, assignments, agreements, financing statements, and other documents necessary, to the extent determined by and in form and substance satisfactory to Secured Party in its reasonable judgment, to perfect or continue the perfection of a security interest in such stock for the benefit of Lenders.

5. General Authority.  Debtor hereby irrevocably appoints Secured Party its true and lawful attorney, with full power of substitution, in the name of the Debtor, Secured Party, Lenders, or otherwise, for the sole use and benefit of Secured Party and Lenders, but at Debtor’s expense, to the extent permitted by Law to exercise, at any time and from time to time while a Default exists, all or any of the following powers (in addition to the powers specified in the Credit Agreement) with respect to all or any of the Collateral, but only to the extent directed to do so by Required Lenders:

(a) to ask for, demand, sue for, collect, endorse, receive, receipt, and give acquittance for any and all moneys due or to become due thereon or by virtue thereof;

(b) to commence, settle, compromise, compound, adjust, prosecute, or defend any claim, suit, action, or proceeding with respect thereto;

(c)  to exercise as to the Collateral all Rights, powers, and remedies of an owner necessary to exercise its Rights under this Agreement, including, without limitation, the Right to sell, transfer, assign, or otherwise deal in or with the same or any party thereof or the Proceeds or avails thereof;

(d) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereof;

(e) to insure, process and preserve the Collateral;

(f) to participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger, or liquidation of any Issuer or Partnership, and in connection therewith to deposit or surrender control of the Collateral, accept money or other property in exchange for the Collateral, and to take such action as it deems proper in connection therewith, and any money or property received on account of or in exchange for the Collateral shall be applied to the Secured Obligation or held by Secured Party thereafter as Collateral pursuant to the provisions hereof; and

(g) to obtain from any custodian or securities intermediary (if any) holding the Collateral all information with respect to the Collateral, without any further consent of or notice to Debtor;

provided, however, that Secured Party shall give Debtor not less than ten days prior written notice of the time and place of any sale or other intended disposition of any of the Collateral pursuant to clause (c) of this Section 5 and that Debtor agrees that such notice shall constitute “reasonable notice” thereof.  The foregoing appointments shall be deemed coupled with an interest of Secured Party and shall not be revoked without Secured Party’s written consent.  To the extent permitted by Law, Debtor hereby ratifies all said attorney-in-fact shall lawfully do by virtue hereof.

6. Record Ownership of Pledged Securities and Partnership Interests; Notices.

(a) While a Default exists, Secured Party may at any time or from time to time at the direction of Required Lenders, cause any or all of the Pledged Securities and Partnership Interests to be transferred of record into the name of Secured Party or its nominee.  If Secured Party transfers any Pledged Security or Partnership Interest into its name or the name of its nominee, Secured Party will thereafter promptly give Debtor copies of any notices and communications received by Secured Party with respect to any Pledged Security and Partnership Interests.  If such Default is cured or waived, Secured Party shall then cause any Pledged Security and Partnership Interest so transferred into its name to be transferred into Debtor’s name.

(b) If a Default exists, Debtor will promptly give to Secured Party copies of any notices and communications received by it with respect to any Pledged Security or Partnership Interest.

7. Right to Receive Distributions on Pledged Securities and Partnership Interests.

(a) While a Default exists, Secured Party shall have the Right to receive and retain as additional security hereunder all dividends, interest, principal, and other payments and distributions made upon or with respect to the Pledged Securities and Partnership Interests.  Debtor shall take all such action necessary or appropriate, or as Secured Party may reasonably request, to give effect to such Right.  Any dividends, interest, principal, and other payments and distributions which are received in respect of the Pledged Securities or Partnership Interests by Debtor while a Default exists shall be received in trust for the benefit of Required Lenders, and shall be segregated from other funds of Debtor and shall (to the extent so directed by Secured Party at the direction of Required Lenders) forthwith be paid over to Secured Party (with any necessary endorsement).  Secured Party will not exercise its Rights under this subsection unless directed to do so by Required Lenders.  All such dividends, interest, principal, and other payments and distributions shall be delivered to Secured Party upon demand.

(b) So long as no Default exists, Debtor shall have full power and authority to receive and retain all dividends, distributions, and other payments in respect of the Pledged Securities and Partnership Interests pledged to Secured Party hereunder.

8. Right to Vote Pledged Securities and Partnership Interests; Releases.

(a) Unless a Default exists and Required Lenders have directed Secured Party not to permit Debtor to exercise such Rights, Debtor shall have the Right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Pledged Securities and Partnership Interests and other Collateral that it owns and Secured Party shall, upon receiving a written request from an authorized financial officer of Debtor deliver to Debtor or as specified in such request, such proxies, powers of attorney, consents, ratifications and waivers as shall be reasonably requested by Debtor in respect of any of the Pledged Securities and Partnership Interests owned by it which are registered in the name of Secured Party or its nominee and any other Collateral owned by Debtor.

(b) If a Default exists, Secured Party shall have the Right, to the extent permitted by Law, to vote and to give consents, ratifications, and waivers and take any other action with respect to all the Pledged Securities and Partnership Interests with the same force and effect as if Secured Party were the absolute and sole owner thereof.  Debtor shall, at the request of Secured Party, take all such action as may be necessary or appropriate to give effect to the Rights granted to Secured Party pursuant to the immediate preceding sentence.

9. Remedies Upon Enforcement Notice.

(a) If a Default exists, Secured Party may (to the extent so directed by Required Lenders) exercise, on behalf of Lenders, all Rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such Rights are exercised) and, without limiting the foregoing, Secured Party may, at the direction of Required Lenders, without being required to give any notice, except as herein provided or as may be required by Law:  (i) sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as Secured Party may deem satisfactory; (ii) declare the Secured Obligation immediately due and payable, without notice or demand; (iii) exercise as to any or all of the Collateral all the Rights, powers and remedies of an owner; (iv) enforce the security interest given hereunder pursuant to the UCC; (v) exercise any other remedy provided under this Agreement or by any applicable Law; or (vi) sell the Collateral without giving any warranties as to the Collateral.

(b) Secured Party or any Lender may be the purchaser of any or all of the Collateral sold pursuant to Section 9(a)(i) at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale).  Debtor will execute and deliver such documents and take such other lawful actions Secured Party deems necessary or advisable in order that any such sale may be made in compliance with Law.  Upon any such sale Secured Party shall have the Right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or Right of whatsoever kind, including any equity or Right of redemption of Debtor which may be waived, and Debtor to the extent permitted by Law, hereby specifically waives all Rights of redemption, stay or appraisal which it has or may have under any Law now existing or hereafter adopted.  The notice (if any) of such sale required by Section 5 shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale.  At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may determine.  Secured Party shall not be obligated to make any such sale pursuant to any such notice.  Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at Law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(c) Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities Laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Securities, to limit purchasers to those who will agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Securities for the period of time necessary to permit the issuer thereof to register it for public sale.

(d) For the purpose of enforcing any and all Rights and remedies under this Agreement, Secured Party may, subject to the provisions of the Credit Agreement, have access to and use Debtor’s books and records relating to the Collateral.

(e) All Rights and remedies herein provided are cumulative and not exclusive of any Rights or remedies otherwise provided by Law.  Any single or partial exercise of any Right or remedy shall not preclude the further exercise of any other Right or remedy.  Debtor and Borrower acknowledge that compliance with applicable state and federal Law shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

10. Application of Proceeds.  During the time a Default exists, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be delivered to Secured Party for the benefit of Lenders.

11. Termination of Security Interests; Release of Collateral.

(a) Secured Party shall be under no obligation to permit any trading, redemption, exchange, distribution, or substitution of the Collateral or, except as otherwise provided in the Credit Agreement, to permit the release of any Collateral or the proceeds thereof until the Secured Obligation has been paid in full.  In no event shall any trading, withdrawal, or substitution be allowed of any Collateral which is the subject of a Financial Hedge with a Lender or any Affiliate of a Lender without the prior consent of such Lender or an Affiliate of any Lender.

(b) At the time specified in Section 14.9(e) of the Credit Agreement for the reversion or release of the Collateral to Debtor, the Security Interests shall terminate and all Rights to the Collateral shall revert and be released to it.  At any time and from time to time prior to such termination of the Security Interests, Secured Party may release any of the Collateral pursuant to the terms of the Credit Agreement.

(c) In the event that any Pledged Securities or Partnership Interests are sold or otherwise transferred in a transaction which is in compliance with the terms of the Credit Agreement, Secured Party will release its Security Interest in such Pledged Securities or Partnership Interests.

(d) Upon any such termination or release of the Security Interests or Collateral, Secured Party will, at the expense of the Borrower or Debtor, deliver to Debtor any Collateral so released that is in its possession and execute and deliver such documents, certificates, or other instruments as the Borrower shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

(e) Secured Party may at any time deliver the Collateral or any part thereof to Debtor and the receipt of Debtor shall be a complete and full acquittance for the Collateral so delivered, and Secured Party shall thereafter be discharged from any liability or responsibility therefor.

12. Waivers; Estoppel; Non-Exclusive Remedies.

(a) No failure on the part of Secured Party to exercise, no delay in exercising, and no course of dealing with respect to, any Right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by Secured Party of any Right under this Agreement preclude any other or further exercise thereof or the exercise of any other Right.

(b) No delay or failure by Secured Party to enforce any provision hereunder shall preclude Secured Party from enforcing any such provision thereafter.

(c) Secured Party shall be under no duty or obligation whatsoever to give Debtor notice of, or to exercise, any subscription Rights or privileges, any Rights or privileges to exchange, convert, or redeem, or any other Rights or privileges relating to or affecting any Collateral.

(d) Debtor, to the extent it may lawfully do so, (i) agrees that it will not at any time, in any manner whatsoever, claim or take the benefit or advantage of any appraisement, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force, which may delay, prevent, or otherwise affect the performance or enforcement of this Agreement, (ii) hereby waives all benefit or advantage of all such Laws and covenants, and (iii) agrees that it will suffer and permit the execution of every such power as though no such Law were in force.

(e) Debtor, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees, and lienors, waives and releases all Rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted in this Agreement or pursuant to judicial proceedings or upon foreclosure or any enforcement of this Agreement and consents and agrees that all the Collateral may at any such sale be offered and sold as an entirety.

(f) Debtor waives, to the extent permitted by applicable Law, presentment, demand, protest, and any notice of any kind (except notices explicitly required under this Agreement) in connection with this agreement and any action taken by Secured Party with respect to the Collateral.

(g) The Rights in this Agreement are cumulative and are not exclusive of any other remedies provided by Law or any other contract.

13. Successors and Assigns.  This Agreement is for the benefit of Secured Party and Lenders and their respective successors and permitted assigns, and in the event of an assignment of all or any of the Secured Obligation, the Rights hereunder, to the extent applicable to the portion assigned, shall be transferred therewith.  This Agreement shall be binding on the undersigned, Secured Party, Lenders, and their respective successors and permitted assigns.

14. Loan Paper.  This Agreement is a Loan Paper and is subject to the applicable provisions of Section 15 of the Credit Agreement, all of which are incorporated into this Agreement by reference the same as if set forth in this Agreement verbatim.

15. Costs.  All advances, charges, costs, and expenses, including reasonable Attorney Costs, incurred or paid by Secured Party in exercising any Right, power, or remedy conferred by this Agreement or in the enforcement thereof, shall become a part of the Debt secured hereunder and shall be paid to Secured Party by Borrower and Debtor immediately and without demand, with interest thereon at an annual rate equal to the highest rate of interest of any Debt secured by this Agreement (or, if there is no such interest rate, at the maximum interest rate permitted by Law for interest on judgments).

16. Authority to file Financing Statements; Further Assurances.

(a)           Debtor hereby authorizes Secured Party to file one or more financing statements describing all or part of the Collateral, and continuation statements, or amendments thereto, relative to all or part of the Collateral as authorized by applicable Law.  Such financing statements, continuation statements, and amendments will contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Debtor is an organization, the type of organization, and any organizational identification number issued to Debtor.  Debtor agrees to furnish any such information to Secured Party promptly upon request.

(b)           Debtor and Borrower shall, at the request of Secured Party, execute such other agreements, documents, or instruments in connection with this Agreement as Secured Party may reasonably deem necessary to evidence or perfect the security interests granted herein, to maintain the first priority of the security interests, or to effectuate the Rights granted to Secured Party herein.

17. UCC.  Any term used or defined in the UCC and not defined in this Agreement has the meaning given to the term in the UCC, when used in this Agreement.

18. NOTICE OF FINAL AGREEMENT.  THIS WRITTEN SECURITY AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS SECURITY AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signatures begin on the following page]

In Witness Whereof, Debtor has executed this Agreement by its duly authorized officer, as of the date first written above.

Debtor’s Principal Place of Business/Chief Executive Office:	DEBTOR:

Street Address
City State Zip	By:
Title: Date:

Debtor’s type of organization:

Debtor’s state of incorporation or organization (if Debtor is a corporation, limited partnership, limited liability company or other registered entity):	Debtor’s organizational identification number, if any, assigned by the state of incorporation or organization (if no organizational identification number has been assigned, enter “None”):

SECURED PARTY:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

ANNEX A TO PLEDGE AGREEMENT

PLEDGED SECURITIES

Issuer	Authorized andOutstanding Shares/Interests	Par Value	Pledged Stock/ Interest	Certificate Number	Percentage Owned	Other Liens

PARTNERSHIPS/PARTNERSHIP AGREEMENTS/PARTERSHIP INTERESTS

Partnerships:

[Describe, or if none, state “None”]

Partnership Interests:

[Describe, or if none, state “None”]

Partnership Agreements:

[Describe, or if none, state “None”]

ANNEX B TO PLEDGE AGREEMENT

ACKNOWLEDGMENT OF PLEDGE

[PARTNERSHIP][ISSUER]: _______________INTEREST OWNER:

BY THIS ACKNOWLEDGMENT OF PLEDGE, dated as of _________________, ________ , ________________________ (the “[Partnership][Issuer]”) hereby acknowledges the pledge in favor of Bank of America, N.A. (“Pledgee”), in its capacity as Administrative Agent for certain Lenders and as Secured Party under that certain Pledge Agreement dated as of _________________, against, and a security interest in favor of Pledgee in, all of   ‘s (the “Interest Owner”) Rights in connection with any equity interest in the [Partnership][Issuer] now and hereafter owned by the Interest Owner (“[Partnership Interest][Pledged Securities]”).

A.           Pledge Records.  The [Partnership][Issuer] has identified Pledgee’s interest in all of the Interest Owner’s Right, title, and interest in and to all of the Interest Owner’s [Partnership Interest][Pledged Securities] as subject to a pledge and security interest in favor of Pledgee in the books and records of the [Partnership][Issuer].

B.           Distributions, Accounts, and Correspondence.  The [Partnership][Issuer] hereby acknowledges that (i) all proceeds, distributions, and other amounts payable to the Interest Owner, including, without limitation, upon the termination, liquidation, and dissolution of the [Partnership][Issuer] shall be paid and remitted to the Pledgee upon demand, (ii) all funds in deposit accounts shall be held for the benefit of Pledgee, and (iii) all future correspondence, accountings of distributions, and tax returns of the [Partnership][Issuer] shall be provided to the Pledgee.  The [Partnership][Issuer] acknowledges and accepts such direction and hereby agrees that it shall, upon the written demand by Secured Party, pay directly to Secured Party at such address any and all distributions, income, and cash flow arising from the [Partnership Interests][Pledged Securities] whether payable in cash, property or otherwise, subject to and in accordance with the terms and conditions of the [Partnership][Issuer].  The Pledgee may from time to time notify the [Partnership][Issuer] of any change of address to which such amounts are to be paid.

Remainder of Page Intentionally Blank.
Signature Page to Follow.

EXECUTED as of the date first stated in this Acknowledgment of Pledge.

[PARTNERSHIP][ISSUER]

By:
Name:
Title:

EXHIBIT F-2

[AMENDED AND RESTATED] 20 CONFIRMATION OF PLEDGE AGREEMENT AND AMENDMENT OF PLEDGE AGREEMENT

THIS [AMENDED AND RESTATED] CONFIRMATION OF PLEDGE AGREEMENT AND AMENDMENT OF PLEDGE AGREEMENT (this “Confirmation”) is executed as of January 25, 2011, by each of the undersigned (each, a “Debtor,” and collectively, the “Debtors”), in favor of Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and their respective successors and assigns (collectively, the “Lenders”) that are from time to time parties to the Credit Agreement (as hereinafter defined).

Capitalized terms not otherwise defined in this Confirmation shall have the meanings ascribed to such terms in the Pledge Agreements (as hereinafter defined).

R E C I T A L S

A.           The Vail Corporation, a Colorado corporation doing business as “Vail Associates, Inc.” (including any permitted successor or assign pursuant to Section 10.12 of the Credit Agreement, the “Borrower”), certain lenders party thereto, and Bank of America, N.A., as administrative agent, are parties to that certain Fourth Amended and Restated Revolving Credit Agreement dated as of January 28, 2005 (as the same may have been amended from time to time prior to the date hereof, the “Existing Credit Agreement”).

B.           In connection with the Existing Credit Agreement, each Debtor executed and delivered to Administrative Agent, for the benefit of Lenders, [the applicable Confirmation of Pledge Agreement listed on Schedule A (each, an “Existing Confirmation,” and collectively, the “Existing Confirmations”), which ratified and confirmed the Pledge Agreement executed by such Debtor and][the Pledge Agreement] identified on Schedule A hereto (as the same have been or may hereafter be from time to time amended, each, a “Pledge Agreement,” and collectively, the “Pledge Agreements”).

C.           Concurrently herewith, the Existing Credit Agreement will be amended and restated pursuant to the Fifth Amended and Restated Credit Agreement (as the same may be restated, modified, amended, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, and the Lenders.

D.           The execution and delivery of this Confirmation is an integral part of the transactions contemplated by the Loan Papers and is a condition precedent to Lenders’ obligations to extend credit under the Credit Agreement.

E.           In connection with the Credit Agreement, each Debtor has agreed to ratify and confirm its Pledge Agreement and to amend its Pledge Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtors hereby agree as follows:

1.           Confirmation of Pledge.  Each Debtor hereby (a) consents and agrees to the execution and delivery of the Credit Agreement and the related Loan Papers (as defined in the Credit Agreement), (b) ratifies and confirms that the Pledge Agreement executed by such Debtor, as amended hereby, is not released, diminished, impaired, reduced, or otherwise adversely affected by the Credit Agreement and continues to secure the full payment and performance of the Secured Obligation, (c) acknowledges the continuing existence and priority of the Liens granted, conveyed, and assigned to Administrative Agent, for the benefit of Lenders, under the Pledge Agreement, and (d) agrees that the Secured Obligation includes, without limitation, the Obligation (as defined in the Credit Agreement).

2.           Amendment of Pledge Agreements.  Except as set forth in Section 3 hereof, Administrative Agent and each Debtor hereby agree to amend the Pledge Agreement executed by such Debtor as set forth in this Section 2, to the extent that such changes have not previously been incorporated in such Pledge Agreement:

(a)           Section 1 of such Pledge Agreement is amended by adding the following definitions in the correct alphabetical order in such Section:

“Foreign Subsidiary means any Subsidiary organized under the laws of any jurisdiction outside the United States of America.”

“Organizational Documents means the articles of incorporation or organization, bylaws, regulations, and operating agreements or other documents equivalent to the foregoing (together with any modifications, amendments, or restatements thereof), as applicable, of each Issuer.”

(b)           The following definitions in Section 1 of such Pledge Agreement are amended, as follows:

(i)           The definition of “Person” is amended by substituting the term “Governmental Authority” for the word “Tribunal” therein.

(ii)           The definition of “Partnership Interests” is amended by adding the following immediately prior to the period at the end of such definition:  “; provided that, in no event shall more than sixty-five percent (65%) of the total outstanding equity interests of any Foreign Subsidiary be pledged hereunder, even though all of the outstanding equity interest of each Foreign Subsidiary may be described on Annex A”.

(iii)           The definition of “Pledged Securities” is amended by adding the following immediately prior to the period at the end of such definition:  “; provided that, in no event shall more than sixty-five percent (65%) of the total outstanding Securities of any Foreign Subsidiary be pledged hereunder, even though all of the outstanding Securities of each Foreign Subsidiary may be described on Annex A and included in one stock certificate subject to any stock power delivered hereunder”.

(iv)           The definition of “Secured Obligation” is amended by substituting the term “Bankruptcy Code of the United States” for the term “United States Code” therein.

(c)           Section 2(a) of such Pledge Agreement is amended and restated in its entirety to read as follows:

“(a)           Debtor represents and warrants as follows:

(i)           Debtor has good title to all of the Collateral purported to be owned by it, free and clear of any Liens (other than Permitted Liens), and will keep the Collateral free and clear of all Liens (other than Permitted Liens). The Pledged Securities described on Annex A include all Securities issued by each such Issuer to Debtor or, in the case of Securities of a Foreign Subsidiary, all Securities issued by such Foreign Subsidiary are described on Annex A, but only sixty-five percent (65%) of the outstanding Securities of such Foreign Subsidiary are Pledged Securities hereunder.  All of the Pledged Securities have been duly authorized and validly issued, are fully paid and non-assessable, and are subject to no option to purchase or similar Rights of any Person.  As of the date of this Agreement, Debtor is not a party to or otherwise bound by any agreement (other than this Agreement) which restrict in any manner the Rights of any present or future holder of any of the Pledged Securities with respect to transfers thereof or payments of dividends or distributions thereon.  The Pledged Securities are not subject to any restrictions on transfer or manner of sale, any holding period, or any notice requirements, other than restrictions and requirements under applicable securities Laws.

(ii)           Except as expressly permitted by the Credit Agreement, each Issuer and each Partnership issuing a Partnership Interest is duly organized, currently existing, and in good standing under all applicable Laws; there have been no amendments, modifications, or supplements to any Partnership Agreement, any other agreement or certificate creating any Partnership, any Organizational Document, or any material contract relating to the Partnerships or any Issuer, of which Secured Party has not been advised in writing; no default or breach or potential default or breach has occurred and is continuing under any Partnership Agreement or any Organizational Document; and no approval or consent of the partners of any Partnership or any equityholder of any Issuer is required as a condition to the validity and enforceability of the Security Interest created hereby or the consummation of the transactions contemplated hereby which has not been duly obtained by Debtor.

(iii)           Debtor has good title to the Partnership Interests free and clear of all Liens (other than Permitted Liens).  The Partnership Interests are validly issued, fully paid, and nonassessable and are not subject to statutory, contractual, or other restrictions governing their transfer, ownership, or control, except as set forth in the applicable Partnership Agreements or applicable securities Laws.  All capital contributions required to be made by the terms of the Partnership Agreements for each Partnership have been made.

(iv)           Contemporaneously with the execution and delivery of this Agreement, Debtor has delivered to Secured Party all certificates evidencing the Pledged Securities described on Annex A.  No Collateral is in the possession of any Person asserting any claim thereto or security interest therein that is not permitted under the Loan Papers, except that Secured Party or its designee may have possession of the Collateral.

(v)           Assuming that Secured Party is in continuous possession of all certificates evidencing the Pledged Securities which constitute securities under Articles 8 and 9 of the UCC, the Security Interests will constitute valid and perfected security interests in such Pledged Securities prior to all other Liens.  Appropriate financing statements have been filed in the necessary jurisdictions with respect to all other Collateral, and the Security Interests, to the extent they may be perfected by filing financing statements in the necessary jurisdictions, constitute valid and continuing perfected security interests in such other Collateral to the extent a security interest can be created therein under the UCC, securing the payment of the Secured Obligation.  All other actions necessary to perfect the Security Interests in each item of such Collateral have been duly taken to the extent a security interest can be created therein under the UCC as in effect in the applicable jurisdictions of the United States.

(vi)           Debtor’s exact legal name is correctly set forth on the signature page hereof.  Debtor will provide Secured Party with at least thirty (30) days prior written notice of any change in Debtor’s name or identity.

(vii)           Debtor’s principal place of business or, if Debtor has more than one principal place of business, chief executive office, is, and has been for the four-month period preceding the date hereof (or, if less, the entire period of the existence of Debtor), located in the state specified on the signature page hereof.  In addition, Debtor is an organization of the type and (if not an unregistered entity) is incorporated in or organized under the Laws of the state specified on such signature page.”

(d)           Section 2(b)(i) of such Pledge Agreement is amended by (i) substituting the term “principal place of business” for the term “chief place of business” in the first sentence thereof; and (ii) adding the clause “or principal place of business, as applicable,” immediately after the term “chief executive office” in the second sentence thereof.

(e)            Section 2(b)(ii) of such Pledge Agreement is amended by (i) adding the clause “except as expressly permitted by the Credit Agreement,” immediately before the word “do” at the beginning of clause (A) thereof; (ii) adding the clause “and each Issuer” immediately after the term “Partnerships” or “Company”, as applicable, in clause (A) thereof; (iii) adding the clause “or Issuer” immediately after the term “Partnership” or “Company”, as applicable, in clauses (B) and (C) thereof; (iv)substituting the term “governing” for the phrase “relating to” in clause (C) thereof; (v) adding the clause “or Pledged Securities, or” immediately after the term “Partnership Interests” or “Shareholder Interests”, as applicable, in clause (D) thereof; (vi) adding the clause “or Pledged Securities of any Issuer” immediately after the clause “Partnership Interests of any Partnership” or “Shareholder Interests of any Company”, as applicable, in clause (E) thereof; (vii) adding the clause “and each uncertificated Pledged Security” immediately after the term “Partnership Interest” or “Shareholder Interest”, as applicable, in clause (F) thereof; and (viii) adding the clause “and Pledged Securities” immediately after the term “Partnership Interests” or “Shareholder Interests”, as applicable, in clause (G) thereof.

(f)           Section 4(a) of such Pledge Agreement is amended by substituting the clause “any certificate” for the clause “the certificate” therein.

(g)           Section 5(f) of such Pledge Agreement is amended by substituting the clause “any Issuer or Partnership” or “any Issuer or Company”, as applicable, for the clause “any issuer of the Pledged Securities” therein.

3.           Amendment of the Definition of “Pledged Securities” in the Amended and Restated Pledge Agreement dated as of June 10, 2003, between The Vail Corporation (d/b/a “Vail Associates, Inc.”), and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.  Administrative Agent and The Vail Corporation (d/b/a “Vail Associates, Inc.”) also hereby agree to amend the Pledge Agreement executed by The Vail Corporation (d/b/a “Vail Associates, Inc.”) by deleting the definition of “Pledged Securities” in its entirety and replacing it with the following definition:

Pledged Securities means (a) the Securities identified on Annex A (and the certificates or instruments, if any, representing such Securities), (b) Securities issued to Debtor by any Issuer listed on Annex A or any other Person which becomes a Restricted Subsidiary, (c) any additional or substitute Securities issued to Debtor by any Issuer listed on Annex A or any other Person which becomes a Restricted Subsidiary after the date of this Agreement, and (d) all Securities required to be included in this definition pursuant to the provisions of Section 2(b)(vi); provided, that in no event shall more than sixty-five percent (65%) of the total outstanding Securities of any Foreign Subsidiary be pledged hereunder, even though all of the outstanding Securities of each Foreign Subsidiary may be described on Annex A and included in one stock certificate subject to any stock power delivered hereunder.  Notwithstanding anything to the contrary contained in this Agreement, Pledged Securities shall not include, and shall not be required to include, the Securities issued to Debtor by Grand Teton Lodge Company, a Wyoming corporation, and VR Acquisitions, Inc., a California corporation.

4.           Post-Closing Requirements.  Notwithstanding anything to the contrary in the Pledge Agreements, delivery of the items described in Items 1, 2, and 3 of Schedule 7.1 to the Credit Agreement within the timing set forth for such items therein shall not cause any breach under any Pledge Agreement, and such delivery shall be deemed to have been made in compliance with the Pledge Agreements.

5.           Other Agreements.  Each Debtor (a) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional pledges, and other agreements, documents, instruments, and certificates as the Administrative Agent may reasonably deem necessary or appropriate in order to preserve and protect those Security Interests granted by such Debtor pursuant to the Pledge Agreement executed by such Debtor; (b) represents and warrants to the Administrative Agent that such liability and obligation may reasonably be expected to directly or indirectly benefit such Debtor; (c) waives notice of acceptance of this Confirmation; (d) represents and warrants to the Administrative Agent that such Debtor has the right and power, and has taken all necessary action to authorize it, to  execute and deliver this Confirmation; and (e) represents and warrants to the Administrative Agent that the representations and warranties in the Pledge Agreement executed by such Debtor, after giving effect to this Confirmation, are true and correct on the date hereof in all material respects, as though made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects as of such earlier date) or as disclosed in writing to the Administrative Agent.

6.           Continued Effect.  All terms, provisions, and conditions of the Pledge Agreement executed by such Debtor, as amended hereby, shall continue in full force and effect and shall remain enforceable and binding in accordance with the terms of such Pledge Agreement, as amended.

7.           Parties Bound.  This Confirmation shall be binding upon and inure to the benefit of each Debtor and the Administrative Agent, for the benefit of the Lenders, and their respective successors, permitted assigns, and legal representatives.

8.           Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Confirmation.

9.           Governing Law.  THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS CONFIRMATION.

[10.           Amendment and Restatement of Existing Confirmation of Pledge Agreement.  This Confirmation amends and restates in its entirety, but shall not effect a novation of, each Existing Confirmation.]

[10.][11.]                      NOTICE OF FINAL AGREEMENT. THIS CONFIRMATION REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

Remainder of Page Intentionally Blank
Signature Page to Follow

20 Pledgors that executed a Confirmation of Pledge Agreement in connection with the Existing Credit Agreement will execute an Amended and Restated Confirmation of Pledge Agreement.

EXECUTED as of the day and year first above written.

DEBTORS:

[The Vail Corporation (d/b/a “Vail Associates, Inc.”)
Vail Resorts, Inc.
Vail Holdings, Inc.
Beaver Creek Associates, Inc.
Grand Teton Lodge Company
Lodge Properties Inc.
Rockresorts International, LLC
Teton Hospitality Services, Inc.
VA Rancho Mirage I, Inc.
VA Rancho Mirage II, Inc.
Vail Resorts Development Company
Vail RR, Inc.
Vail Summit Resorts, Inc.
Vail/Arrowhead, Inc.
VR Heavenly I, Inc.
VR Heavenly II, Inc.]21

[All Media Holdings, Inc.
Heavenly Valley, Limited Partnership
National Park Hospitality Company
SSV Holdings, Inc.
Vail Associates Holdings, Ltd.]22

By:
Name:
Title:

21 Pledgors to be party to the Amended and Restated Confirmation of Pledge Agreement and Amendment of Pledge Agreement.

22 Pledgors to be party to the Confirmation of Pledge Agreement and Amendment of Pledge Agreement.

The undersigned, as Administrative Agent for the benefit of the Lenders, hereby accepts the foregoing Confirmation and agrees to amend the Pledge Agreements as set forth in the Confirmation.

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Schedule A

Pledge Agreements

1.
[Confirmation of Pledge Agreement dated as of January 28, 2005, executed by The Vail Corporation (d/b/a “Vail Associates, Inc.”), in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between The Vail Corporation (d/b/a “Vail Associates, Inc.”), and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

2.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Vail Resorts, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Vail Resorts, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

3.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Vail Holdings, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Vail Holdings, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

4.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Beaver Creek Associates, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Beaver Creek Associates, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

5.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Grand Teton Lodge Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Grand Teton Lodge Company, and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

6.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Lodge Properties Inc., in favor of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Lodge Properties Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

7.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Teton Hospitality Services, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Teton Hospitality Services, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

8.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by VA Rancho Mirage I, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between VA Rancho Mirage I, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

9.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by VA Rancho Mirage II, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between VA Rancho Mirage II, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

10.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Vail Resorts Development Company, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Vail Resorts Development Company, and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

11.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Vail RR, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Vail RR, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

12.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Vail Summit Resorts, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Vail Summit Resorts, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

13.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Vail/Arrowhead, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Vail/Arrowhead, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

14.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by VR Heavenly I, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between VR Heavenly I, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

15.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by VR Heavenly II, Inc., in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between VR Heavenly II, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

16.	Confirmation of Pledge Agreement dated as of January 28, 2005, executed by Rockresorts International, LLC, in favor of Bank of America, N.A., as Administrative Agent for the Lenders.

Amended and Restated Pledge Agreement dated as of June 10, 2003, between Rockresorts International, LLC, and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

Second Amended and Restated Pledge Agreement dated as of April 16, 2008, between Rockresorts International, LLC, and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.]23

1.	[Pledge Agreement dated as of December 29, 2005, between SSV Holdings, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

2.	Pledge Agreement dated as of January 25, 2006, between Vail Associates Holdings, Ltd., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

3.	Pledge Agreement dated as of June 25, 2010, between All Media Holdings, Inc., and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

4.	Pledge Agreement dated as of March 13, 2007, between National Park Hospitality Company, and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.

5.	Pledge Agreement dated as of September 13, 2010, between Heavenly Valley, Limited Partnership, and Bank of America, N.A., as Administrative Agent for the ratable benefit of the Lenders.]24

23 Confirmations of Pledge Agreements and Pledge Agreements subject to the Amended and Restated Confirmation of Pledge Agreement delivered on the Closing Date.

24 Pledge Agreements subject to the Confirmation of Pledge Agreement and Amendment to Pledge Agreement delivered on the Closing Date.